UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Jacksonville Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)
Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Jacksonville Bancorp, Inc. (which we refer to as “Company Common Stock”)

2)
Aggregate number of securities to which transaction applies:

1,843,938

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee:   In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001245 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 1,814,467 shares of Company Common Stock multiplied by $33.70 (which represents the maximum possible amount of the per share merger consideration) and (b) 29,471 shares of Company Common Stock subject to outstanding Company stock options, multiplied by the difference between $33.70 and $15.65 (which represents the weighted average exercise price per share of Company Common Stock subject to outstanding Company stock options).

4)
Proposed maximum aggregate value of transaction:

$61,679,489.45

5)
Total fee paid:

$7,679.10

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)
Amount Previously Paid:

N/A

2)
Form, Schedule or Registration Statement No.:

N/A

3)
Filing Party:

N/A

4)
Date Filed:

N/A

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Fellow Stockholder:
We cordially invite you to attend a special meeting of stockholders of Jacksonville Bancorp, Inc. (“Jacksonville Bancorp”). The special meeting will be held at the headquarters of Jacksonville Bancorp located at 1211 West Morton Avenue, Jacksonville, Illinois, on May 22, 2018, at 1:30 p.m., local time.
On January 17, 2018, Jacksonville Bancorp entered into an Agreement and Plan of Merger with CNB Bank Shares, Inc. (“CNB Bank Shares”) and CNB Acquisition, Inc., a newly formed subsidiary of CNB Bank Shares, pursuant to which CNB Acquisition, Inc. will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation. If the merger is completed, at the closing your shares of Jacksonville Bancorp common stock will be converted into the right to receive $33.70 in cash for each share. Upon completion of the merger, you will no longer own any stock or have any other interest in Jacksonville Bancorp.
At the special meeting, you will be asked to approve: (1) the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc. (the “Merger Agreement”), and the merger; (2) a non-binding advisory proposal regarding the compensation to be paid to the named executive officers of Jacksonville Bancorp in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation”); and (3) any adjournment or postponement of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes represented in person or by proxy at the time of the special meeting to approve the Merger Agreement and the merger (the “Adjournment Proposal”). A majority of the shares of Jacksonville Bancorp common stock outstanding must vote in favor of the Merger Agreement and the merger for the merger to be completed. If the Merger Agreement and the merger are approved, and all other conditions described in the Merger Agreement have been met or waived, the merger is expected to close during the second quarter of 2018.
Your exchange of shares of Jacksonville Bancorp common stock for cash generally will cause you to recognize income or loss for federal, and possibly state, local and foreign, income tax purposes. You should consult your personal tax advisor for a full understanding of the income tax consequences of the merger to you.
Our Board of Directors unanimously recommends that you vote “FOR” approval of the Merger Agreement and the merger, the Merger-Related Compensation proposal and the Adjournment Proposal, because we believe that the merger is advisable and in the best interests of Jacksonville Bancorp’s stockholders.
This proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the merger.
Your vote is important.   Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. If your shares are held in an account at a bank, broker or other nominee, you should instruct your bank, broker or nominee how to vote your shares using the separate voting instruction form furnished by your bank, broker or nominee. Failing to vote will have the same effect as voting “AGAINST” the Merger Agreement and the merger.
If you have any questions concerning the merger or need assistance in voting, please contact Jacksonville Bancorp’s proxy solicitor, Laurel Hill Advisory Group, LLC. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

On behalf of the Board, we thank you for your prompt attention to this important matter.
Sincerely,

Andrew F. Applebee	Richard A. Foss
Chairman of the Board	President and Chief Executive Officer
This proxy statement is dated April 2, 2018 and is first being mailed to stockholders on or about April 10, 2018.

Jacksonville Bancorp, Inc.
1211 West Morton Avenue
Jacksonville, Illinois 62650
(217) 245-4111
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2018
Notice is hereby given that a special meeting of stockholders of Jacksonville Bancorp, Inc. (“Jacksonville Bancorp”) will be held at the headquarters of Jacksonville Bancorp located at 1211 West Morton Avenue, Jacksonville, Illinois, on May 22, 2018, commencing at 1:30 p.m., local time, and thereafter as it may from time to time be adjourned.
The meeting is being held:
1.
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc. (the “Merger Agreement”), pursuant to which CNB Acquisition, Inc. will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation, and the merger, as more fully described in the accompanying proxy statement;

2.
To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation to be paid to the named executive officers of Jacksonville Bancorp in connection with the merger if the merger is consummated (the “Merger-Related Compensation”); and

3.
To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting of stockholders if necessary or appropriate to solicit additional proxies (the “Adjournment Proposal”).

We are not aware of any other business to come before the special meeting. Any action may be taken on Proposals No. 1 and No. 2 at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the special meeting if you owned Jacksonville Bancorp common stock at the close of business on March 29, 2018.
Your vote is very important.   We cannot complete the merger unless stockholders of Jacksonville Bancorp holding a majority of the outstanding shares of Jacksonville Bancorp common stock approve the Merger Agreement and the merger. Failure to vote will have the same effect as voting “AGAINST” the Merger Agreement and the merger.
Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any record holder of Jacksonville Bancorp common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked as more fully described in the accompanying proxy statement at any time before it is voted.
The enclosed document provides a detailed description of the merger, the Merger Agreement and related matters. We urge you to carefully read the document, and its appendices in their entirety. If you have any questions concerning the merger, the Merger Agreement or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Jacksonville Bancorp common stock, please contact Jacksonville Bancorp’s proxy solicitor:
Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time
Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305

The Jacksonville Bancorp Board of Directors has unanimously approved the Merger Agreement and the merger and unanimously recommends that Jacksonville Bancorp stockholders vote “FOR” approval of the Merger Agreement and the merger, “FOR” the Merger-Related Compensation proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors
John D. Eilering
Corporate Secretary
Jacksonville, Illinois
April 2, 2018

Important: The prompt return of proxies will save Jacksonville Bancorp the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card or voting instruction card and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING	1
SUMMARY TERM SHEET	4
JACKSONVILLE BANCORP SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	10
THE SPECIAL MEETING	12
Place, Date and Time	12
Purpose of the Meeting	12
How to Vote	12
Record Date; Vote Required	12
Beneficial Ownership of Jacksonville Bancorp Common Stock	13
Proxies; Revocation	13
Solicitation	14
Recommendation of the Jacksonville Bancorp Board of Directors Relating to the Merger Agreement and the Merger	14
Attending the Jacksonville Bancorp Special Meeting	14
Participants in Jacksonville Bancorp Employee Stock Ownership Plan	14
MARKET PRICE AND DIVIDEND DATA FOR JACKSONVILLE BANCORP COMMON STOCK	15
INFORMATION ABOUT THE COMPANIES	16
PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT AND THE MERGER	18
General	18
Background of the Merger	18
Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger	23
Opinion of Jacksonville Bancorp’s Financial Advisor	26
Certain Prospective Financial Information Provided by Jacksonville Bancorp	33
Surrender of Shares; Payment of Merger Consideration	34
Certain Federal Income Tax Consequences to U.S. Holders	35
Certain Effects of the Merger	36
Effects on Jacksonville Bancorp and Our Stockholders if the Merger is Not Completed	36
Appraisal Rights	37
Financial Interests of Directors and Executive Officers in the Merger	37
Regulatory Approvals	42
Accounting Treatment	43
Terms of the Merger Agreement	43
Surviving Corporation, Governing Documents and Directors	43
Appointment of Director to the CNB Bank Board of Directors	43
Treatment of Jacksonville Bancorp Stock Options	43
Closing and Effective Time of the Merger	44
Representations and Warranties	44
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QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING
Q:
Why am I receiving this proxy statement and proxy card?

A:
You are being asked to approve the Agreement and Plan of Merger, dated as of January 17, 2018 (the “Merger Agreement”), among CNB Bank Shares, Inc. (“CNB Bank Shares”), Jacksonville Bancorp, Inc. (“Jacksonville Bancorp”) and CNB Acquisition, Inc., as well as the merger between Jacksonville Bancorp and CNB Acquisition, Inc. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Pursuant to the terms and conditions of the Merger Agreement, CNB Acquisition, Inc., which has been formed as a subsidiary of CNB Bank Shares to facilitate the merger, will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation. Following the merger, Jacksonville Bancorp will be dissolved and liquidated into CNB Bank Shares. In addition, at a date to be determined following the merger, Jacksonville Savings Bank, the wholly-owned subsidiary of Jacksonville Bancorp, will merge with and into CNB Bank & Trust, N.A. (“CNB Bank”), the wholly-owned subsidiary of CNB Bank Shares, with CNB Bank as the surviving bank. Each outstanding common share of Jacksonville Bancorp will be converted into the right to receive $33.70 in cash at closing. As a result of the merger and bank merger, Jacksonville Bancorp and Jacksonville Savings Bank will no longer exist as separate legal entities, and Jacksonville Bancorp’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended.

Additionally, you are being asked to vote on a non-binding, advisory proposal to approve certain payments that may be made to Jacksonville Bancorp’s named executive officers in connection with the merger, if consummated.
You are also being asked to approve the adjournment or postponement of the special meeting of stockholders if necessary or appropriate to solicit additional proxies.
Q:
What do I need to do now?

A:
After you have carefully read this proxy statement, including the appendices, and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold stock in your name as a stockholder of record, indicate on your proxy card how you want your shares to be voted and sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.
If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” stockholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.
If you are a participant in the Jacksonville Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will have received a voting instruction form that reflects all shares of Jacksonville Bancorp common stock for which you may direct the voting under the plan. Under the terms of the plan, the trustee votes all shares held by the plan, but each participant may provide instructions to the trustee how to vote the shares of Jacksonville Bancorp common stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions, and will vote the unallocated shares and shares for which no voting instructions were received in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is May 15, 2018.
Q:
What is the vote required to approve the matters to be considered at the special meeting?

A:
Approval of the Merger Agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Jacksonville Bancorp common stock as of the close of business on March 29, 2018, the record date for the special meeting. Failing to vote will have the same effect as voting “AGAINST” the Merger Agreement and the merger.

Approval of the Merger-Related Compensation proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals.
Q:
Why are Jacksonville Bancorp stockholders being asked to approve, on a non-binding basis, the Merger-Related Compensation?

A:
Securities and Exchange Commission rules require Jacksonville Bancorp to hold a non-binding vote with respect to certain payments that may be made to Jacksonville Bancorp’s named executive officers in connection with the merger, if consummated.

Q:
What will happen if Jacksonville Bancorp Stockholders do not approve the Merger-Related Compensation proposal at the special meeting?

A:
Approval of the Merger-Related Compensation pursuant to which certain Jacksonville Bancorp named executive officers may receive compensation in connection with the merger, if consummated, is not a condition to the completion of the merger. The vote with respect to the Merger-Related Compensation is an advisory vote and will not be binding on Jacksonville Bancorp. Therefore, if the Merger Agreement and the merger are approved by Jacksonville Bancorp’s stockholders and the merger is consummated, the compensation will still be paid pursuant to the Merger-Related Compensation to the Jacksonville Bancorp named executive officers, subject to any regulatory restrictions, even if this proposal is not approved.

Q:
Why is my vote important?

A:
If you do not return your proxy card or vote in person at the special meeting or fail to instruct your bank, broker or nominee how to vote, it will be more difficult and expensive for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the Merger Agreement and the merger. The Merger Agreement and the merger must be approved by the affirmative vote of a majority of the outstanding shares of Jacksonville Bancorp common stock. Approval of the Merger-Related Compensation proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the special meeting. The Jacksonville Bancorp Board of Directors unanimously recommends that you vote to approve each of the proposals.

Q:
If my broker holds my shares in street name, will my broker automatically vote my shares for me?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides to you.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Agreement and the merger. However, abstentions and broker non-votes will be counted toward a quorum at the special meeting. Abstentions and broker non-votes will not affect the outcome of the Merger-Related Compensation proposal or the Adjournment Proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

Q:
Can I change my vote?

A:
Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you have not voted through your bank, broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

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First, you may send a written notice to our Corporate Secretary, stating that you would like to revoke your proxy.

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Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

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Third, you may attend the special meeting and vote in person. Any earlier-dated proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have directed your bank, broker or other nominee to vote your shares, you must follow directions you receive from your bank, broker or nominee to change your vote.
Q:
Will I have the right to have my shares appraised if I dissent from the merger?

A:
No. Under Jacksonville Bancorp’s Articles of Incorporation, Jacksonville Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the Board of Directors determines that such rights apply with respect to a transaction. The Board of Directors of Jacksonville Bancorp has not made such a determination with respect to the merger. Accordingly, the stockholders of Jacksonville Bancorp do not have appraisal rights with respect to the merger.

Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No. Instructions for surrendering your shares of Jacksonville Bancorp common stock in exchange for the cash purchase price will be sent to you later. If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to receive the cash purchase price. Please do not send any stock certificates with your proxy card.

Q:
Will I owe income taxes as a result of the merger?

A:
Only if you recognize taxable gain. The receipt of the merger consideration in exchange for shares of Jacksonville Bancorp common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the adjusted tax basis of your shares of Jacksonville Bancorp common stock. See “Proposal 1 — Approval of the Merger Agreement and the Merger — Certain Federal Income Tax Consequences to U.S. Holders.” You are urged to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of the merger consideration in exchange for Jacksonville Bancorp common shares pursuant to the merger.

Q:
Who should I call with questions about the Merger?

A:
You may contact Laurel Hill Advisory Group, LLC, our proxy solicitation agent. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305. If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information. You may also contact Jacksonville Bancorp’s President and Chief Executive Officer, Richard A. Foss, at (217) 245-4111.

JACKSONVILLE BANCORP
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
SUMMARY TERM SHEET
This is a summary of selected key terms of the transaction between Jacksonville Bancorp and CNB Bank Shares. It may not contain all of the information that is important to you. We urge you to read carefully this entire document, including the appendices, and the other documents to which we refer, to fully understand the merger. Each item in this summary refers to the page of this document on which the subject is discussed in more detail.
In the Merger, Jacksonville Bancorp Stockholders Will Have a Right to Receive $33.70 Per Share of Jacksonville Bancorp Common Stock (page 43)
If the merger occurs, each stockholder of Jacksonville Bancorp will receive, for each share owned, the right to receive $33.70 in cash at closing. See the discussion under the caption “Proposal 1 — Approval of the Merger Agreement and the Merger — Terms of The Merger Agreement” for more information.
Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger (page 23)
The merger cannot occur unless Jacksonville Bancorp’s stockholders approve the Merger Agreement and the merger by the affirmative vote of a majority of the outstanding shares of Jacksonville Bancorp common stock, all regulatory and other approvals necessary to complete the merger are obtained and other conditions to the merger are satisfied or waived. See the discussion under the caption “Proposal 1 —  Approval of the Merger Agreement and the Merger — Conditions to Complete the Merger” for more information. The Board of Directors of Jacksonville Bancorp has unanimously approved the Merger Agreement and the merger and unanimously recommends that Jacksonville Bancorp’s stockholders vote “FOR” the Merger Agreement and the merger. In reaching its decision, the Jacksonville Bancorp Board of Directors considered a number of factors, which are described in the section captioned “Proposal 1 —  Approval of the Merger Agreement and the Merger — Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger.”
The Jacksonville Bancorp Board of Directors also unanimously recommends that the Jacksonville Bancorp stockholders vote “FOR” the approval of the non-binding, advisory proposal regarding the Merger-Related Compensation and “FOR” the Adjournment Proposal.
Jacksonville Bancorp’s Financial Advisor Has Provided an Opinion to the Jacksonville Bancorp Board of Directors Regarding the Merger Consideration (page 26 and Appendix B)
In connection with the merger, Jacksonville Bancorp’s financial advisor, D.A. Davidson & Co. (“D.A. Davidson”), delivered a written opinion, dated January 17, 2018, as to the fairness, from a financial point of view, to the holders of Jacksonville Bancorp common stock of the consideration to be paid in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Appendix B to this proxy statement. The opinion was directed to the Jacksonville Bancorp Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying decision of Jacksonville Bancorp to engage in the merger or constitute a recommendation to the Jacksonville Bancorp Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of Jacksonville Bancorp common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.
Both Jacksonville Bancorp and CNB Bank Shares have Agreed to Pay a Termination Fee in Certain Circumstances and Jacksonville Bancorp has Agreed to Non-Solicitation Restrictions (pages 50 and 53)
Under certain circumstances described in the Merger Agreement, in connection with a termination of the Merger Agreement, either Jacksonville Bancorp or CNB Bank Shares is required to pay the other a $2.25 million termination fee (plus up to $400,000 in out-of-pocket expenses related to the merger). See the discussion under the caption “Proposal 1 — Approval of the Merger Agreement and the Merger —  Termination Fee” for more information.

In general, Jacksonville Bancorp has agreed that it will not seek or encourage a competing transaction to acquire Jacksonville Bancorp except in very limited situations in which an unsolicited offer is made. See the discussion under the caption “Proposal 1 — Approval of the Merger Agreement and the Merger —  Agreement Not to Solicit Other Offers” for more information.
Jacksonville Bancorp’s Executive Officers and Directors Have Financial Interests in the Merger That Differ From Your Interests (page 37)
In considering the recommendation of the Board of Directors of Jacksonville Bancorp to approve the Merger Agreement and the merger, you should be aware that certain interests of executive officers and directors of Jacksonville Bancorp and Jacksonville Savings Bank in the merger are somewhat different from, or in addition to, your interests as Jacksonville Bancorp stockholders. These interests include the following:
•
severance benefits payable to Jacksonville Savings Bank’s Chairman of the Board, Andrew F. Applebee, President and Chief Executive Officer, Richard A. Foss, and Senior Vice President and Trust Officer, John C. Williams, under their employment agreements;

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the appointment of Mr. Foss to the Board of Directors of CNB Bank, effective upon the bank merger;

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CNB Bank Shares’ interest in retaining Chris A. Royal, Executive Vice President and Chief Lending Officer, and Diana S. Tone, Executive Vice President and Chief Financial Officer, and assuming their existing change in control agreements;

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the cash payment to holders of outstanding stock options previously granted by Jacksonville Bancorp equal to the difference between the option exercise price and $33.70;

•
CNB Bank Shares’ agreement to honor and assume Jacksonville Savings Bank’s non-qualified deferred compensation and supplemental retirement arrangements, which for certain executive officers provide for accelerated and enhanced retirement benefits in connection with a change in control, such as the merger;

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additional allocations under Jacksonville Savings Bank’s ESOP of a pro-rata portion of the excess assets in the plan’s suspense account after the ESOP loan is repaid, the ESOP is terminated and the shares in the ESOP are exchanged for the merger consideration; and

•
the rights of officers and directors of Jacksonville Bancorp and its subsidiaries to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

See the discussion under the caption “Proposal 1 — Approval of The Merger Agreement and the Merger — Financial Interests of Directors and Executive Officers in the Merger” for more information.
Approval of the Non-Binding Proposal Regarding the Merger-Related Compensation Requires the Affirmative Vote of a Majority of the Votes Cast at the Special Meeting (page 57)
Approval by the Jacksonville Bancorp stockholders of the non-binding proposal regarding the Merger-Related Compensation is determined by a majority of the votes cast at the special meeting, without regard to broker non-votes or proxies marked “abstain.” It is an advisory vote and is not binding on Jacksonville Bancorp, Jacksonville Bancorp’s Board of Directors, or CNB Bank Shares. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the non-binding, advisory vote, if the merger is consummated, Jacksonville Bancorp’s named executive officers will receive various payments and benefits in accordance with the terms and conditions applicable to those arrangements, subject to any regulatory limitations.
What Holders of Jacksonville Bancorp Stock Options Will Receive (page 43)
Pursuant to the Merger Agreement, each outstanding stock option granted by Jacksonville Bancorp under its 2012 Stock Option Plan, whether vested or unvested, with an exercise price that is less than $33.70 that is outstanding immediately before the effective date of the merger will be canceled and converted automatically into the right to receive a cash payment equal to the stock option consideration as described further under the caption “Proposal 1 — Approval of the Merger Agreement and the Merger — Treatment of Jacksonville Bancorp Stock Options.”
At the effective time of the merger, each share of common stock held by the ESOP and the Jacksonville Savings Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) will be converted into the right to receive $33.70 in cash at closing.
There are Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 51)
Currently, we expect to complete the merger during the second quarter of 2018. As more fully described in this proxy statement and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
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obtaining the consents and approvals required to consummate the merger, including the approval of the Merger Agreement and the transactions contemplated thereby by Jacksonville Bancorp’s stockholders, the receipt of required regulatory approvals and the expiration of applicable waiting periods;

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since the date of the Merger Agreement, there must not have been commenced or threatened against Jacksonville Bancorp or CNB Bank Shares any proceeding or order that would reasonably be expected to have a material adverse effect on the other party’s rights under the Merger Agreement or to make the consummation of the merger illegal;

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as of the closing date of the merger, there must not be any outstanding enforcement actions issued or threatened against Jacksonville Bancorp or Jacksonville Savings Bank;

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the accuracy of the representations and warranties of the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards provided in the Merger Agreement, and the performance of the parties in all material respects of all obligations required to be performed by each of them at or before the effective time of the merger under the Merger Agreement;

•
Jacksonville Bancorp’s total consolidated stockholders’ equity on the last day of the month preceding the month in which the closing of the merger occurs must not be less than $50 million (for purposes of this closing condition, the calculation of total consolidated stockholders’ equity excludes the effect of certain items, including expenses and certain other costs related to the merger, changes to the valuation of Jacksonville Bancorp’s deferred tax asset resulting from U.S. tax law reform and changes to Jacksonville Bancorp’s accumulated other comprehensive income);

•
no known material unauthorized access to, or misappropriation of, confidential customer information maintained by Jacksonville Bancorp or Jacksonville Savings Bank; and

•
delivery by each of CNB Bank Shares and Jacksonville Bancorp of its portion of the merger consideration to Hickory Point Bank and Trust, Decatur, Illinois (the “Paying Agent”) no later than the business day before the merger closing date.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
There are Regulatory Approvals That Must Be Received for the Merger to Occur (page 42)
Under the terms of the Merger Agreement, the merger cannot be completed unless it is first approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”). CNB Bank Shares and CNB Bank have filed the required regulatory applications with the Federal Reserve Board, the OCC and the IDFPR. Additionally, Jacksonville Savings Bank has filed a regulatory application with the IDFPR regarding paying a dividend to Jacksonville Bancorp to fund the portion of the merger consideration that is to be paid by Jacksonville Bancorp. Although we do not know of any reason why the regulatory approvals would not be obtained in a timely manner, we cannot be certain when or if such approvals will be obtained.

The Merger Will Be Taxable to Jacksonville Bancorp Stockholders for U.S. Federal Income Tax Purposes (page 35)
The receipt of the merger consideration in exchange for shares of Jacksonville Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, each Jacksonville Bancorp stockholder generally will recognize gain or loss at the effective time of the merger equal to the per share difference, if any, between: (1) $33.70 and (2) the stockholder’s adjusted tax basis in each share of Jacksonville Bancorp common stock exchanged in the merger. The federal income tax consequences described above may not apply to all holders of Jacksonville Bancorp common stock. Your tax consequences will depend on your individual situation. Accordingly, you should consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

JACKSONVILLE BANCORP
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
Presented below is certain selected consolidated financial data for Jacksonville Bancorp. The information at and for each of the years in the five-year period ended December 31, 2017 is derived from Jacksonville Bancorp’s audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.
	At December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Total assets	$324,996	$319,319	$308,642	$311,925	$318,419
Cash and cash equivalents	5,890	12,910	4,103	9,612	6,099
Investment securities	56,164	55,748	64,295	55,265	60,639
Mortgage-backed securities	55,231	44,413	23,178	41,420	48,346
Loans, net(1)	186,736	184,951	193,579	184,954	180,902
Federal Home Loan Bank of Chicago stock, at cost	491	364	1,114	1,114	1,114
Foreclosed assets, net	11	—	331	177	282
Bank owned life insurance	7,439	7,271	7,094	6,913	6,815
Deposits	252,700	258,678	239,282	245,942	251,738
Federal Home Loan Bank of Chicago advances	10,900	—	8,500	5,000	10,800
Short-term borrowings	5,212	7,135	6,632	8,822	8,810
Stockholders’ equity	48,753	46,246	45,567	45,016	41,139

(1)
Includes loans held for sale of  $179,000, $503,000, $539,000, $236,000 and $262,000 at December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Interest income	$11,441	$11,435	$11,514	$11,892	$12,078
Interest expense	1,167	1,048	1,127	1,451	1,782
Net interest income	10,274	10,387	10,387	10,411	10,296
Provision for loan losses	(180)	120	140	240	170
Net interest income after provision for loan losses	10,454	10,267	10,247	10,201	10,126
Non-interest income	4,333	4,261	4,187	3,919	4,443
Non-interest expense	10,246	10,392	10,341	10,213	10,167
Income before income taxes	4,541	4,136	4,093	3,907	4,402
Income tax provision	2,100	1,088	1,067	934	1,188
Net income	$2,441	$3,048	$3,026	$2,973	$3,214
Earnings per share: Basic	$1.36	$1.72	$1.71	$1.66	$1.73
Earnings per share: Diluted	$1.35	$1.70	$1.70	$1.65	$1.73
Dividends per share	$0.40	$0.40	$1.32	$0.32	$0.31

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.76%	0.98%	0.99%	0.96%	1.02%
Return on average equity (ratio of net income to average equity)	5.04	6.45	6.57	6.80	7.51
Interest rate spread(1)	3.29	3.48	3.54	3.48	3.38
Net interest margin(2)	3.41	3.58	3.65	3.61	3.51
Efficiency ratio(3)	70.14	70.95	70.95	71.12	68.98
Dividend payout ratio	29.37	22.49	77.88	19.20	17.60
Non-interest expense to average total assets	3.19	3.35	3.39	3.29	3.23
Average interest-earning assets to average interest-bearing liabilities	129.79	127.86	127.68	124.52	121.63
Average equity to average total assets	15.08	15.23	15.11	14.08	13.58
Asset Quality Ratios:
Non-performing assets to total assets	0.55	0.48	0.76	0.78	0.65
Non-performing loans to total loans	0.93	0.82	1.03	1.21	0.97
Allowance for loan losses to non-performing loans	164.29	196.56	144.45	130.57	191.14
Allowance for loan losses to total loans(4)	1.52	1.60	1.49	1.57	1.85
Capital Ratios:
Total capital (to risk-weighted assets)	19.94	19.52	19.15	18.81	18.15
Tier 1 capital (to risk-weighted assets)	18.69	18.27	17.90	17.56	16.89
Common equity tier 1 capital to risk-weighted assets	18.69	18.27	17.90	—	—
Tier 1 capital (to total assets)	13.00	12.58	12.82	12.25	11.51
Other Data:
Number of offices	6	6	6	6	6
Full time equivalent employees	91	91	93	96	98

(1)
The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.

(2)
The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(3)
The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Gross loans include loans held for sale.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents that we refer to in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, information concerning possible or assumed future results of operations of Jacksonville Bancorp or CNB Bank Shares, the expected completion and timing of the merger and other information relating to the merger. Forward-looking statements are typically identified by words such as “believes,” “plans,” “expects,” “anticipates,” “intends,” “continues,” “remains,” “will,” “should,” “may,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect our current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Jacksonville Bancorp. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:
•
the risk that the merger will not be consummated timely, if at all;

•
conditions to the closing of the merger may not be satisfied or the Merger Agreement may be terminated before closing;

•
the impact that potential litigation related to the merger may have on the ability to consummate the merger;

•
difficulties in obtaining required stockholder and regulatory approvals of the merger;

•
the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety;

•
attrition in key client, partner and other relationships relating to the merger may be greater than expected;

•
increases in competitive pressure among financial institutions or from non-financial institutions;

•
changes in the interest rate environment;

•
changes in deposit flows, loan demand, asset quality or real estate values;

•
changes in accounting principles, policies or guidelines;

•
changes in laws or regulations;

•
governmental and public policy changes, including changes that could subject the parties to additional regulatory oversight, which may result in increased compliance costs;

•
changes in general economic conditions or conditions in securities markets or the banking industry;

•
materially adverse changes in the financial condition of Jacksonville Bancorp, Jacksonville Savings Bank, CNB Bank Shares or CNB Bank;

•
risks related to domestic or international military or terrorist activities or conflicts;

•
difficulties related to the completion of the merger; and

•
other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Jacksonville Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Jacksonville Bancorp undertakes no obligation to update revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
This section contains information about the special meeting of Jacksonville Bancorp stockholders that has been called to consider and approve the Merger Agreement and the merger.
Place, Date and Time
The special meeting will be held at the headquarters of Jacksonville Bancorp located at 1211 West Morton Avenue, Jacksonville, Illinois, on May 22, 2018, commencing at 1:30 p.m., local time.
Purpose of the Meeting
At the special meeting, our stockholders will be asked to consider and vote on:
•
a proposal to approve the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Jacksonville Bancorp, and CNB Acquisition, Inc., and the merger;

•
the Merger-Related Compensation proposal; and

•
the Adjournment Proposal.

How to Vote
Mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Jacksonville Bancorp will be voted in accordance with the instructions marked on the proxy card. If you return an executed and dated proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of Special Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the special meeting.
Alternatively, you may attend the special meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from the stockholder of record to vote personally at the special meeting.
Record Date; Vote Required
Only our stockholders of record at the close of business on March 29, 2018 are entitled to notice of and to vote at the special meeting or any adjournment of the meeting. As of March 29, 2018, there were 1,814,467 shares of our common stock outstanding.
If your shares are held in “street name” by your bank, broker or other nominee you should instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, please contact your bank, broker or other nominee to obtain directions on how to vote your shares. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval of the Merger Agreement and the merger (i.e., “broker non-votes”). Shares of Jacksonville Bancorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions.
At the special meeting, our stockholders will be entitled to cast one vote per share of common stock owned on March 29, 2018. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of a majority of our outstanding shares of common stock entitled to vote is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting in determining the presence of a quorum.
The affirmative vote of a majority of the outstanding shares of Jacksonville Bancorp common stock is required to approve the Merger Agreement and the merger. As a result, abstentions and broker non-votes will have the same effect as votes “AGAINST” the approval of the Merger Agreement and the merger.

Approval of the Merger-Related Compensation proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on either proposal.
Approval of the Merger Agreement by our stockholders is a condition to completion of the merger. See “Proposal 1 — Approval of the Merger Agreement and the Merger — Conditions to Complete the Merger.”
Beneficial Ownership of Jacksonville Bancorp Common Stock
As of March 29, 2018, our directors and executive officers and their affiliates beneficially owned in the aggregate 318,208 shares of our common stock, excluding stock options, or 17.54% of our outstanding shares of common stock. The Jacksonville Bancorp directors and certain executive officers, solely in their capacity as Jacksonville Bancorp stockholders, have each entered into a separate voting agreement with CNB Bank Shares, pursuant to which each such director and executive officer has agreed to vote all shares of Jacksonville Bancorp common stock over which he or she exercises sole or shared dispositive or voting rights in favor of the approval of the Merger Agreement and the merger and certain related matters and against alternative transactions. As of March 29, 2018, the Jacksonville Bancorp directors and executive officers that are party to these voting agreements exercised sole or shared dispositive or voting rights with respect to 335,250 shares of our common stock, representing 18.48% of the outstanding shares of our common stock.
Proxies; Revocation
Shares of our common stock represented by properly executed proxies received before or at the special meeting will, unless such proxies have been revoked, be voted at the special meeting and any adjournments or postponements of the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and dated proxy, the shares will be voted “FOR” the approval of the Merger Agreement and the merger, “FOR” the non-binding proposal to approve the Merger-Related Compensation and “FOR” the Adjournment Proposal.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner: (1) by delivering to the Secretary of Jacksonville Bancorp, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy; (2) by duly executing a later-dated proxy relating to the same shares of common stock and delivering it to the Secretary at or before the special meeting; or (3) by attending the special meeting and voting in person (attendance at the special meeting will not by itself constitute a revocation of a proxy).
Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
Jacksonville Bancorp, Inc.
1211 West Morton Avenue
Jacksonville, Illinois 62650
Attention: John D. Eilering
                   Corporate Secretary
If you have instructed your bank, broker or other nominee to vote your shares, the options for revoking your proxy described in the paragraphs above do not apply and instead you must follow the directions provided by your bank, broker or other nominee to change those instructions.
You are requested to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope.
Do not forward stock certificates with your proxy cards.

Solicitation
Jacksonville Bancorp will bear the cost of soliciting proxies. In addition to soliciting by mail, our directors, officers and employees may solicit proxies from our stockholders personally, by telephone or by other forms of communication. Our directors, officers and employees will not receive additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, we have retained Laurel Hill Advisory Group, LLC to solicit proxies on behalf of the Board of Directors. Laurel Hill Advisory Group, LLC will receive a fee of  $6,000 for these services, plus reimbursement for its expenses.
Recommendation of the Jacksonville Bancorp Board of Directors Relating to the Merger Agreement and the Merger
The Jacksonville Bancorp Board of Directors has unanimously approved the Merger Agreement and transactions related to the Merger Agreement, including the merger. The Jacksonville Bancorp Board of Directors unanimously determined that the merger, the Merger Agreement and the transactions related to the Merger Agreement are advisable and in the best interests of Jacksonville Bancorp and its stockholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement and the merger. See “Proposal 1 — Approval of the Merger Agreement and the Merger — Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger” for a more detailed discussion of the Jacksonville Bancorp Board of Directors’ recommendation.
Attending the Jacksonville Bancorp Special Meeting
All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you want to vote your shares of Jacksonville Bancorp common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the bank, broker or other nominee who holds your shares.
Participants in Jacksonville Bancorp Employee Stock Ownership Plan
If you are a participant in the ESOP, you will have received a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the plan, the trustee votes all shares held by the plan, but each participant may provide instructions to the trustee how to vote the shares of Jacksonville Bancorp common stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions and will vote the unallocated shares and the allocated unvoted shares in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is May 15, 2018.

MARKET PRICE AND DIVIDEND DATA FOR JACKSONVILLE BANCORP COMMON STOCK
Jacksonville Bancorp’s common stock is listed on the NASDAQ Capital Market under the symbol “JXSB.” The following table shows the quarterly high and low sales prices per share for Jacksonville Bancorp common stock as reported on NASDAQ and the cash dividends declared by Jacksonville Bancorp for the periods indicated.
	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2018
First quarter (through March 29, 2018)	$33.47	$32.02	$0.10
Year Ended December 31, 2017
Fourth quarter	$34.99	$30.00	$0.10
Third quarter	31.27	29.62	0.10
Second quarter	31.45	29.50	0.10
First quarter	31.50	29.00	0.10
Year Ended December 31, 2016
Fourth quarter	$30.00	$29.25	$0.10
Third quarter	30.00	27.24	0.10
Second quarter	27.24	25.75	0.10
First quarter	26.28	23.79	0.10
On January 17, 2018, the last trading day before the public announcement that CNB Bank Shares and Jacksonville Bancorp had entered into the Merger Agreement, the closing trading price of Jacksonville Bancorp common stock was $32.02 per share. On March 29, 2018, which is the last practicable date before the printing of this proxy statement, the closing price of Jacksonville Bancorp common stock was $33.40 per share.
As of the record date, there were approximately 641 holders of record of Jacksonville Bancorp common stock. This number does not reflect the number of persons or entities who may hold their common stock in nominee or “street” name through brokerage firms.

INFORMATION ABOUT THE COMPANIES
CNB Bank Shares, Inc. CNB Bank Shares, an Illinois corporation, is the parent company of CNB Bank. At December 31, 2017, CNB Bank Shares had total consolidated assets of  $945.9 million, total deposits of  $820.7 million and stockholders’ equity of  $83.7 million. The principal executive office of CNB Bank Shares is located at 450 W. Side Square, Carlinville, Illinois 62626, and its telephone number at that address is (217) 854-2674. From 1996 to 2009, CNB Bank Shares acquired four banks in west central Illinois, which were merged to one bank under the CNB Bank charter in 2011.
CNB Bank & Trust, N.A. CNB Bank & Trust, N.A., a wholly-owned subsidiary of CNB Bank Shares, is a national bank headquartered in Carlinville, Illinois. It conducts its business from its main office and twelve branches, nine of which are located in communities in west central Illinois, two are located in southern Cook County, Illinois, and one is located in Clayton, Missouri. CNB Bank was established in 1888 as an Illinois-chartered commercial bank and changed its charter to a national bank in 1890. CNB Bank’s website is www.cnbil.com. Information contained on CNB Bank’s website is not and should not be considered a part of this proxy statement.
CNB Bank is a community-oriented commercial bank engaged primarily in the business of attracting retail deposits from the general public and businesses in its market area and using such funds, together with borrowings and funds from other sources, to originate commercial and agricultural business loans, mortgage loans secured by one- to four-family residential real estate, commercial and agricultural real estate, and home equity loans, and consumer loans. Additionally, it invests in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or enterprises thereof.
CNB Bank’s principal sources of funds are customer deposits, proceeds from the sale of loans, short-term borrowings, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities. Principal sources of income are interest income on loans and investments, sales of loans and securities, fiduciary fees, service charges, commissions, card interchange income and other fees. Its principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense, and data processing and telecommunications expense.
Jacksonville Bancorp, Inc. Jacksonville Bancorp, a Maryland corporation, is the holding company for Jacksonville Savings Bank. At December 31, 2017, Jacksonville Bancorp had total consolidated assets of $325.0 million, total deposits of  $252.7 million, and total stockholders’ equity of  $48.8 million. The principal executive office of Jacksonville Bancorp is located at 1211 West Morton Avenue, Jacksonville, Illinois 62650, and its telephone number at that address is (217) 245-4111.
Jacksonville Savings Bank. Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois. It conducts its business from its main office and five branches, two of which are located in Jacksonville and one of which is located in the Illinois communities of Virden, Litchfield, and Chapin. Jacksonville Savings Bank was chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992. In 1995, Jacksonville Savings Bank converted to a stock savings bank and reorganized into the mutual holding company form of organization.
Jacksonville Savings Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in its market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one- to four-family residential real estate, commercial and agricultural real estate, and home equity loans. It also originates commercial and agricultural business loans and consumer loans. Additionally, it invests in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or enterprises thereof.
Jacksonville Savings Bank’s principal sources of funds are customer deposits, proceeds from the sale of loans, short-term borrowings, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities. Principal sources of income are interest income on loans and investments, sales of loans and securities, service charges, commissions, card interchange income and other fees. Its principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense, and data processing and telecommunications expense.
Jacksonville Savings Bank operates an investment center at its main office. The investment center is operated through Financial Resources Group, Inc., Jacksonville Savings Bank’s wholly-owned subsidiary.
Jacksonville Savings Bank’s principal executive office is located at 1211 West Morton, Jacksonville, Illinois, and its telephone number at that address is (217) 245-4111. Its website address is www.jacksonvillesavings.com. Information on Jacksonville Savings Bank’s website is not and should not be considered to be a part of this proxy statement.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A, which is incorporated by reference herein. We encourage all stockholders to read the Merger Agreement. All information contained in this proxy statement with respect to CNB Bank Shares and its subsidiaries has been supplied by CNB Bank Shares for inclusion herein and has not been independently verified by Jacksonville Bancorp.
General
As soon as possible after the conditions to consummation of the merger described herein have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed herein, CNB Acquisition, Inc., the merger subsidiary of CNB Bank Shares, will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation, and, at the closing, each of the outstanding shares of Jacksonville Bancorp common stock will be converted into the right to receive $33.70 in cash. Within a reasonable time following the merger, Jacksonville Savings Bank will merge with and into CNB Bank with CNB Bank as the surviving bank.
Background of the Merger
Jacksonville Bancorp converted from the mutual holding company structure to a fully-public company in July 2010. Since that time, Jacksonville Bancorp has managed its capital through stock repurchases, cash dividends and organic growth. In addition, the Jacksonville Bancorp Board of Directors has considered various strategic alternatives to enhance stockholder value, including potential acquisitions of other financial institutions, strategic partnerships and merger transactions.
In the middle of 2013, around the time of the three-year anniversary of its second-step conversion, Andrew F. Applebee, Chairman of the Board of Jacksonville Bancorp, contacted four companies to inquire whether any had an interest in acquiring Jacksonville Bancorp. Three of the companies indicated that they did not have an interest in pursuing a transaction at that time. However, in June 2013, Mr. Applebee and Richard A. Foss, President and Chief Executive Officer of Jacksonville Bancorp, met with the chief executive officer and chief financial officer of the fourth company (“Company A”). In February 2014, the parties entered into a confidentiality agreement and due diligence was conducted by Company A. After negotiations, the parties entered into a non-binding letter of intent for Company A to acquire Jacksonville Bancorp for $28.00 per share in a transaction consisting of 85% stock and 15% cash. Following further deliberations, however, including Company A lowering its bid to $27.50 per share, discussions were terminated in June 2014.
In September 2014, Messrs. Applebee and Foss had dinner with Richard Walden, Chairman of the Board of CNB Bank Shares, James T. Ashworth, President of CNB Bank Shares, Shawn L. Davis, President and Chief Executive Officer of CNB Bank and a representative of D.A. Davidson & Co. The parties discussed their franchises and business cultures and philosophies, although no discussions about a business combination occurred at that time. In December 2014, the D.A. Davidson representative provided materials to Messrs. Applebee and Foss describing a transaction in which Jacksonville Bancorp would acquire CNB Bank Shares in an all-stock transaction. The result of the transaction was that the former CNB Bank Shares’ stockholders would own 57% of the resulting publicly-held and SEC-registered company. The D.A. Davidson representative also discussed this proposal with Mr. Ashworth. In March 2015, Jacksonville Bancorp and CNB Bank Shares entered into a non-disclosure agreement. However in April 2015, the parties terminated further discussions before due diligence had been conducted.
In April 2015, the chief executive officer of a bank holding company (“Company B”) called Mr. Foss to inquire whether Jacksonville Bancorp had an interest in discussing a potential business transaction. In June 2015, Messrs. Applebee and Mr. Foss met with the chairman of the board and chief executive officer of Company B. The parties discussed their franchises and business cultures and philosophies. Additionally, certain specifics of a merger transaction, including pricing expectations, were discussed. In July 2015, Jacksonville Bancorp and Company B entered into a non-disclosure agreement and Company B began its due diligence. In April 2016, the parties decided to move forward in an all-cash transaction in which

Jacksonville Bancorp stockholders would receive $31.00 per share and agree to maintain Jacksonville Savings Bank as a separate bank under Company B’s holding company structure. Under this arrangement, Jacksonville Savings Bank would continue to be supervised by its existing Board of Directors. In April 2016, Company B provided Jacksonville Bancorp with a draft merger agreement. However, negotiations and merger agreement discussions ended in May 2016.
In August 2016, a representative of D.A. Davidson arranged a meeting between Messrs. Applebee and Foss and the chief executive officer and chief financial officer of another bank holding company (“Company C”). The D.A. Davidson representative also attended the meeting. The parties discussed their franchises and business cultures and philosophies. The parties also discussed the possibility of a business combination and the possible structure and synergies that could be achieved through a business combination. Later in August 2016, Jacksonville Bancorp and Company C entered into a non-disclosure agreement. In September 2016, the parties discussed pricing expectations before Company C verbally offered to acquire Jacksonville Bancorp for between $30.00 and $31.00 per share in a transaction that consisted of 60% stock and 40% cash. Later in September 2016, the Jacksonville Bancorp Board determined that that offer was not in the best interests of its stockholders and terminated further negotiations.
In October 2016, Messrs. Applebee and Foss met with the chief executive officer and chief financial officer of another bank holding company (“Company D”) in a meeting that had been arranged by an investment banking firm. At the meeting the senior officers of Company D offered to acquire Jacksonville Bancorp for $33.00 per share in an all-cash transaction. In November 2016, Jacksonville Bancorp and Company D entered into a non-disclosure agreement and Company D began to conduct due diligence.
On December 22, 2016, Mr. Foss, Diana S. Tone, Chief Financial Officer of Jacksonville Bancorp, and Chris A. Royal, Chief Lending Officer of Jacksonville Savings Bank, met with the chairman of the board, president and chief executive officer, and the chief financial officer of Company D to discuss the operations of both banks.
On January 10, 2017, the president and chief executive officer of Company C called Mr. Foss to inform him that Company C was now willing to offer to acquire Jacksonville Bancorp for $35.00 per share in a transaction consisting of 80% stock and 20% cash. However, on January 20, 2017, Company C informed Messrs. Foss and Applebee that it had been presented with a different strategic opportunity, which it planned to pursue instead of negotiating a transaction with Jacksonville Bancorp.
On February 2, 2017, the chief executive officer of Company D called Mr. Foss to inform him that its Board of Directors had decided not to proceed with the transaction.
On July 21, 2017, Messrs. Applebee and Foss met with Messrs. Ashworth and Davis and a representative of Keefe, Bruyette & Woods, Inc. (“KBW”), CNB Bank Shares’ financial advisor. There was discussion regarding the structure and benefits of a possible transaction; however, no specific transaction terms were discussed.
On July 26, 2017, Jacksonville Bancorp and CNB Bank entered in a non-disclosure agreement.
On August 9, 2017, Messrs. Ashworth, Davis and Walden, and a representative of KBW, met with the Jacksonville Bancorp Board of Directors to further discuss the transaction and the resulting institution. Following the meeting, Mr. Ashworth sent an e-mail to Mr. Foss summarizing the parameters of the terms CNB Bank Shares expected to include in a letter of intent.
Throughout August 2017, representatives of Luse Gorman, P.C., Jacksonville Bancorp’s legal counsel, Messrs. Applebee and Foss and a representative of D.A. Davidson discussed the directors’ fiduciary duties, specifically in the context of a change of control. It was noted that as the consideration being proposed to Jacksonville Bancorp stockholders in the transaction consisted only of cash, to exercise its fiduciary duties, the Board of Directors should conduct additional diligence regarding the price being offered. The Board of Directors recommended that D.A. Davidson contact certain other institutions to gauge their interest in acquiring Jacksonville Bancorp. As a result, D.A. Davidson worked with management to compile a list of proposed candidates to contact. The institutions were chosen based on their capacity to provide financial terms at least as favorable as those being offered by CNB Bank Shares. Further, each of the parties to be contacted had either previously expressed interest in Jacksonville Bancorp or in Jacksonville Bancorp’s market area. The representatives of D.A. Davidson outlined the process for contacting the institutions, including providing each institution (after it had signed a confidentiality agreement) a confidential information memorandum summarizing the business, financial condition, results of operation, properties and employees of Jacksonville Bancorp and Jacksonville Savings Bank. Members of D.A. Davidson worked with senior management of Jacksonville Bancorp to complete the confidential information memorandum.
On August 15, 2017, the Board of Directors of Jacksonville Bancorp met to consider the expected offer from CNB Bank Shares. After a discussion of the expected terms, the Board voted to move forward with further exploration of a possible transaction and authorized management to engage D.A. Davidson as Jacksonville Bancorp’s financial advisor. The Board of Directors also discussed the recommendation of Jacksonville Bancorp’s legal and financial advisors that the Jacksonville Bancorp Board of Directors authorize D.A. Davidson to contact a limited number of banks to gauge their interest in a transaction with Jacksonville Bancorp. The purpose of the process would be to confirm that the transaction with CNB Bank Shares was in the best interests of Jacksonville Bancorp’s stockholders.
On August 30, 2017, CNB Bank Shares submitted a written non-binding indication of interest letter, which offered a value of between $33.00 and $34.00 per share to stockholders of Jacksonville Bancorp for each share of Jacksonville Bancorp common stock. The offer noted that CNB would be required to raise capital to complete the transaction.
On August 30, 2017, D.A. Davidson was retained as Jacksonville Bancorp’s financial advisor.
On August 30, 2017, a data room containing diligence materials relating to Jacksonville Bancorp was made available.
On September 5, 2017, a representative of D.A. Davidson contacted a representative of KBW to confirm and further explain the specifics and timing of the process that Jacksonville Bancorp was expected to undertake to contact other banks. There was also discussion regarding the steps and timing involved in moving towards a definitive agreement with CNB Bank Shares if the results of the contacts with other banks did not present Jacksonville Bancorp with another opportunity. Also, the representative of D.A. Davidson informed the KBW representative that if the discussions with other banks did not present Jacksonville Bancorp with more favorable opportunities, it was willing to enter into an exclusivity agreement with CNB Bank Shares.
On September 6, 2017, D.A. Davidson began contacting the five banks identified by senior management, which included Company A, Company B and Company C. Of the five banks contacted, four of the banks signed and returned a confidentiality agreement. Each of the four banks was then provided with the confidential information memorandum, which included instructions on the contents of the indications of interest they were to submit. The banks contacted were requested to submit the letters by September 25, 2017.
On September 19, 2017, Jacksonville Bancorp held a regularly scheduled meeting of the Board of Directors. Mr. Foss summarized the merger-related activities with CNB Bank Shares since the August board meeting.
On September 25, 2017, a call was held with Messrs. Applebee and Foss and representatives of D.A. Davidson and Luse Gorman. Representatives of D.A. Davidson provided a summary of the conversations they had with various executive officers and financial advisors from the five banks contacted. D.A. Davidson indicated that none of the banks submitted a written indication of interest; however, one bank still remained interested (“Company E”).
On September 26, 2017, CNB Bank Shares submitted a written non-binding indication of interest letter, which offered a value of  $33.60 per share in cash to stockholders of Jacksonville Bancorp for each share of Jacksonville Bancorp common stock. The indication of interest also invited one member of the Jacksonville Bancorp Board of Directors to join the CNB Bank Board of Directors.

On September 27, 2017, Mr. Foss had lunch with the chairman of the board of Company E. They discussed their franchises and business cultures and philosophies, and the possibility of a business combination. They also discussed the possible structure and the synergies that could be achieved through a business combination. The chairman of Company E requested additional time with which to provide an indication of interest.
On September 29, 2017, Company E indicated it was not interested in making an offer.
On October 5, 2017, the Board of Directors of Jacksonville Bancorp met. Representatives of D.A. Davidson and Luse Gorman also participated in the meeting. A representative from D.A. Davidson discussed and reviewed its presentation materials, a copy of which had been previously provided to the Board of Directors. The D.A. Davidson representative discussed the recent overall and bank stock market performance and presented a summary of financial and pricing information for comparable merger and acquisition transactions. The D.A. Davidson representative summarized the results of the process of contacting other banks to gauge their interest in acquiring Jacksonville Bancorp. He summarized his conversations with each of the banks and reasons for their ultimate lack of interest. The D.A. Davidson representative discussed in detail the September 26, 2017 indication of interest letter that had been delivered by CNB Bank Shares, noting that CNB Bank Shares would need to raise capital to finance the transaction and the process and risks associated with such an endeavor. He then presented a model of the transaction between CNB Bank Shares and Jacksonville Bancorp noting the assumptions utilized to prepare the analysis and the pricing metrics of the transaction and the financial information about the pro forma company, emphasizing the level of capital following both the proposed capital raise by CNB Bank Shares and the merger transaction. The D.A. Davidson representative also addressed a typical timeline for this type of transaction.
Representatives of Luse Gorman then reviewed a memorandum that they had prepared (and previously distributed to the Board), summarizing a director’s fiduciary duties, with an emphasis on the role of the Board in a change in control scenario.
After the completion of discussion, the Board voted to: (1) proceed with the negotiation of a definitive agreement with CNB Bank Shares substantially consistent with the terms outlined in the indication of interest letter for presentation to and consideration by the Board of Directors at the earliest practicable date; (2) take all necessary and appropriate action on behalf of Jacksonville Bancorp toward such end, including, in consultation with the Jacksonville Bancorp’s legal and financial advisors, conducting a due diligence investigation of CNB Bank Shares; and (3) allow CNB Bank Shares to continue to conduct its due diligence investigation of Jacksonville Bancorp. The Board of Directors also instructed the D.A. Davidson representative to contact CNB Bank Shares’ financial advisor in an effort to increase CNB Bank Shares’ offered price per share.
Following conversations between the parties’ financial advisors, on October 11, 2017, CNB Bank Shares submitted a revised written non-binding indication of interest letter, which increased its offer to $33.70 per share to stockholders of Jacksonville Bancorp for each share of Jacksonville Bancorp common stock. The revised indication of interest also contained a provision whereby Jacksonville Bancorp would agree to negotiate exclusively with CNB Bank Shares for a period of 60 days from the date of the indication of interest.
On October 30, 2017, representatives from Castle Creek Partners VI, L.P., the party making the capital investment with CNB Bank Shares, conducted its loan review of the Jacksonville Bancorp loan portfolio.
During November 2017, representatives of the management teams of CNB Bank Shares and Jacksonville Bancorp met and talked several times to discuss the merger, the operations and business of the two companies and certain logistical issues, such as the pending vendor contract renewals.
On November 20, 2017, Barack Ferrazzano Kirschbaum & Nagelberg LLP, the legal counsel for CNB Bank Shares, provided Luse Gorman with a draft of the Merger Agreement. Continuing through early January 2018, the parties, with the assistance of their respective legal counsel and financial advisors, continued to review and negotiate the Merger Agreement, along with various other ancillary documents.

On November 21, 2017, Jacksonville Bancorp held a regularly scheduled meeting of the Board of Directors. Mr. Foss summarized the merger-related activities with CNB Bank Shares since the October board meeting.
In December 2017, a data room containing diligence materials requested by Jacksonville Bancorp relating to CNB Bank Shares was made available to Jacksonville Bancorp management and its legal and financial advisors.
On December 12, 2017, Jacksonville Bancorp held a regularly scheduled meeting of the Board of Directors. Mr. Foss summarized the merger-related activities with CNB Bank Shares since the November meeting, including the status of the negotiation of the Merger Agreement.
On January 16, 2018, a meeting of the Jacksonville Bancorp Board of Directors was convened. Representatives of Jacksonville Bancorp’s senior management and legal and financial advisors participated in the meeting. A copy of the Merger Agreement that had been negotiated to date, as well as certain ancillary documents, had been provided to the members of the Board of Directors on January 13, 2018. Representatives of Luse Gorman began the meeting by summarizing the fiduciary duties of each director, with an emphasis on the role of the Board in a change in control scenario. The Luse Gorman representatives reviewed in detail the terms of the Merger Agreement and the voting agreements to be entered into by the directors and senior management. Representatives of Luse Gorman also discussed the proposed resolutions that the Board would be requested to approve in connection with the merger. D.A. Davidson made a presentation, a copy of which had been sent in advance to the directors. The D.A. Davidson representative began by summarizing the process to date. He presented several key transaction multiples and compared the stock price performance of Jacksonville Bancorp against certain stock indices and indicated the trading volume of Jacksonville Bancorp’s stock over various periods during the past year. The D.A. Davidson representative compared the financial metrics for the proposed transaction against the financial metrics of transactions for certain selected peer group companies. He also summarized the results of a discounted cash flow analysis D.A. Davidson performed on Jacksonville Bancorp. He noted the discount rate used and other assumptions used in his analysis. The D.A. Davidson representative provided financial information with respect to the pro forma company, focusing on the pro forma capital ratios. He concluded his presentation by noting that a draft of his firm’s written fairness opinion was included in the materials provided to the Board and that he was currently in a position to opine that the consideration to be offered by CNB Bank Shares was fair, from a financial point of view, to Jacksonville Bancorp’s stockholders.
On January 16, 2018, the CNB Bank Shares Board of Directors held a special meeting to discuss the proposed transaction and to review the final terms of the Merger Agreement. Representatives of Barack Ferrazzano reviewed in detail the terms of the Merger Agreement and also discussed a possible timetable for the transaction based on final approval of the Merger Agreement, as well as other legal issues including the Board’s fiduciary duties owed to the CNB Bank Shares’ stockholders. Management also reported to the Board the results of CNB Bank Shares’ due diligence investigation of Jacksonville Bancorp and Jacksonville Savings Bank. The Board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of CNB Bank Shares’ stockholders to proceed with the transaction on the terms provided in the Merger Agreement. Based on this and its previous discussions, the CNB Bank Shares Board of Directors unanimously approved the Merger Agreement.
Following the close of the market on January 17, 2018, Jacksonville Bancorp convened a meeting of the Board of Directors. Legal counsel noted that no material changes to the Merger Agreement or the ancillary documents had been made since the drafts that were discussed with the Board on January 16, 2018. A representative of D.A. Davidson indicated that since January 16, 2018, there were no trades in Jacksonville Bancorp stock and no material changes in the market or in the bank indices referenced in its presentation. The D.A. Davidson representative concluded that the proposed merger consideration being paid by CNB Bank Shares to Jacksonville Bancorp stockholders was fair from a financial point of view. He noted that D.A. Davidson’s written opinion, dated January 17, 2018, would be delivered to the Board following the meeting.
Following these presentations and discussions and review and discussion among the members of the Jacksonville Bancorp Board of Directors, including consideration of the factors described under “— Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that the Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger,” the Jacksonville Bancorp Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the merger of Jacksonville Bancorp and CNB Bank Shares, were advisable and in the best interests of Jacksonville Bancorp and its stockholders and the directors unanimously voted to approve the Merger Agreement and the related transactions and recommended that Jacksonville Bancorp’s stockholders approve the Merger Agreement and the merger.
Following the completion of the Jacksonville Bancorp and CNB Bank Shares’ board meetings, the Merger Agreement and ancillary documents were executed and delivered. Before the opening of the market on January 18, 2018, CNB Bank Shares and Jacksonville Bancorp issued a joint press release announcing the execution of the Merger Agreement.
Jacksonville Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Jacksonville Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement and the Merger
The Jacksonville Bancorp Board of Directors reviewed and discussed the proposed merger with management and Jacksonville Bancorp’s financial and legal advisors in unanimously determining that the proposed merger is in the best interests of Jacksonville Bancorp and its stockholders. In reaching its determination to approve the Merger Agreement and the merger, the Board of Directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of Jacksonville Bancorp. The material factors considered by the Board of Directors included:
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The business strategy and strategic plan of Jacksonville Bancorp, its prospects for the future, and its projected financial results.

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The consideration offered by CNB Bank Shares, which represents: 160.6% of Jacksonville Bancorp’s core tangible book value (which assumes a tangible equity to tangible assets ratio of 8%); 25.1x of Jacksonville Bancorp’s trailing twelve-month earnings; and a 7.0% core deposit premium.

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The understanding of Jacksonville Bancorp’s Board of Directors of the strategic options available to Jacksonville Bancorp and the Board of Directors’ assessment of those options with respect to the prospects and estimated results of the execution by Jacksonville Bancorp of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for Jacksonville Bancorp’s stockholders than the value to be paid by CNB Bank Shares.

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The challenges facing Jacksonville Bancorp’s management to grow Jacksonville Bancorp’s franchise and enhance stockholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margins from the current interest rate environment and competition.

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The merger consideration offered by CNB Bank Shares equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent ability to consummate an acquisition of Jacksonville Bancorp.

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The financial presentation of D.A. Davidson to the Jacksonville Bancorp Board of Directors and the opinion, dated January 17, 2018, of D.A. Davidson to the Jacksonville Bancorp Board of Directors as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to the holders of Jacksonville Bancorp common stock, as more fully described below under “— Opinion of Jacksonville Bancorp’s Financial Advisor.”

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The form and amount of the merger consideration, including the reduced volatility provided by cash consideration.

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The ability of CNB Bank Shares to execute a merger transaction from a financial and regulatory perspective.

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The prospects of profitably deploying Jacksonville Bancorp’s excess capital in a reasonable period of time.

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The continued participation of Jacksonville Bancorp’s directors and management in the combined company, which enhances the likelihood that the expected benefits of the merger will be realized, in particular that:

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Jacksonville Bancorp’s current Chief Financial Officer will become the Chief Financial Officer of CNB Bank Shares after the bank merger;

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Jacksonville Savings Bank’s current Chief Lending Officer will become a Market President of CNB Bank after the bank merger; and

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One Jacksonville Bancorp director will join the CNB Bank Board of Directors.

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The prospects for Jacksonville Bancorp’s employees within the combined company.

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The similarities between the corporate cultures of the two organizations, along with a greater legal lending limit and more products and services that could benefit Jacksonville Bancorp’s customers.

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CNB Bank Shares’ emphasis on customer service and its commitment to its communities.

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CNB Bank Shares’ covenant to honor Jacksonville Bancorp’s commitments to certain community organizations.

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CNB Bank Shares’ historically strong financial condition and results of operations.

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That the merger would combine two established banking franchises to create a well-positioned community bank with nearly $1.25 billion in total assets.

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The geographic fit and increased customer convenience of the branch networks of the combined company.

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The effects of the merger on Jacksonville Savings Bank’s customers.

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The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

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The likelihood of successful integration and operation of the combined company.

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The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction.

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The analyses presented by Luse Gorman, PC as to the structure of the merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Jacksonville Bancorp (including its Board of Directors) followed in considering potential strategic alternatives, including the merger with CNB Bank Shares.

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The results of the solicitation process conducted by Jacksonville Bancorp, with the advice and assistance of its advisors.

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Certain structural protections included in the Merger Agreement, including:

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that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to Jacksonville Bancorp and that, under certain circumstances more fully described under “— Agreement Not to Solicit Other Offers,” Jacksonville Bancorp may furnish non-public information to and enter into discussions with such a third party regarding an acquisition proposal;

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the ability of the Jacksonville Bancorp Board of Directors to withdraw, modify or amend its recommendation to stockholders regarding approval of the Merger Agreement and the merger; and

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the ability of Jacksonville Bancorp to terminate the Merger Agreement to enter into a definitive agreement with a third party provided that certain requirements are met, including the payment of a termination fee by Jacksonville Bancorp of  $2.25 million (plus up to $400,000 in out-of-pocket expenses related to the merger), an amount that was negotiated at arm’s-length and was determined by the Jacksonville Bancorp Board of Directors to be reasonable.
The Jacksonville Bancorp Board of Directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:
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The potential risk of diverting management attention and resources from the operation of Jacksonville Bancorp’s business and towards the completion of the merger.

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The restrictions on the conduct of Jacksonville Bancorp’s business before the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Jacksonville Bancorp from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Jacksonville Bancorp absent the pending merger.

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That the interests of certain of Jacksonville Bancorp’s directors and executive officers may be different from, or in addition to, the interests of Jacksonville Bancorp’s other stockholders as described under the heading “— Financial Interests of Directors and Executive Officers in the Merger.”

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The risk that the conditions to the parties’ obligations to complete the Merger Agreement may not be satisfied, including the risk that necessary regulatory approvals or the Jacksonville Bancorp stockholder approval might not be obtained and, as a result, the merger may not be consummated.

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The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

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That: (1) Jacksonville Bancorp would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (2) Jacksonville Bancorp would be obligated to pay to CNB Bank Shares a termination fee if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Jacksonville Bancorp from pursuing such a transaction.

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The challenges of integrating Jacksonville Bancorp’s business, operations and employees with those of CNB Bank Shares.

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The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

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The possibility of litigation in connection with the merger.

The Board of Directors evaluated the factors described above and reached a unanimous determination that the merger was in the best interests of Jacksonville Bancorp and its stockholders. In reaching its determination to approve and recommend the transaction, Jacksonville Bancorp’s Board of Directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The Board of Directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the merger, and considered the benefits of the merger overall to be favorable and outweigh the potential risks, uncertainties and disadvantages of the merger. It should be noted that this explanation of the Board of Directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Information.” The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Board. The terms of the Merger Agreement were the product of arm’s-length negotiations between representatives of Jacksonville Bancorp and CNB Bank Shares.

The Board of Directors unanimously recommends that Jacksonville Bancorp stockholders vote “FOR” approval of the Merger Agreement and the merger.
Opinion of Jacksonville Bancorp’s Financial Advisor
On August 30, 2017, Jacksonville Bancorp engaged D.A. Davidson to render financial advisory and investment banking services to Jacksonville Bancorp. As part of its engagement, D.A. Davidson agreed to assist Jacksonville Bancorp in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Jacksonville Bancorp and another corporation or business entity. D.A. Davidson also agreed to provide Jacksonville Bancorp’s Board of Directors with an opinion as to the fairness, from a financial point of view, to the holders of Jacksonville Bancorp common stock of the consideration to be paid to the holders of Jacksonville Bancorp common stock in the proposed merger. D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Jacksonville Bancorp and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On January 16, 2018, the Jacksonville Bancorp Board of Directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger. On January 17, 2018, the Jacksonville Bancorp Board of Directors held a meeting at which D.A. Davidson rendered an opinion to the Jacksonville Bancorp Board of Directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of the Jacksonville Bancorp’s common stock in the proposed merger was fair, from a financial point of view, to Jacksonville Bancorp.
The full text of D.A. Davidson’s written opinion, dated January 17, 2018, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Jacksonville Bancorp’s stockholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Jacksonville Bancorp Board of Directors and addresses only the fairness, from a financial point of view, to the holders of Jacksonville Bancorp common stock of the consideration to be paid to the holders of the Jacksonville Bancorp common stock in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to (1) the underlying business decision of Jacksonville Bancorp to engage in or proceed with the merger, (2) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Jacksonville Bancorp or Jacksonville Bancorp’s Board of Directors or (3) any legal, regulatory, accounting, tax or similar matters relating to Jacksonville Bancorp or its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Jacksonville Bancorp and CNB Bank Shares determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Jacksonville Bancorp stockholder as to how such stockholder should vote at the special meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of Jacksonville Bancorp’s or CNB Bank Shares’ officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed this proxy statement and has consented to the inclusion of its opinion to the Jacksonville Bancorp Board of Directors as Appendix B to this proxy statement and to the references to D.A. Davidson and its opinion contained herein.

In connection with rendering its opinion, D.A. Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Jacksonville Bancorp and CNB Bank Shares and the merger, including among other things, the following:
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the draft Merger Agreement dated January 8, 2018;

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certain financial statements and other historical financial and business information about Jacksonville Bancorp and CNB Bank Shares made available to us from published sources and/or from the internal records of Jacksonville Bancorp and CNB Bank Shares;

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certain internal financial projections and other financial and operating data concerning the business, operations and prospects of Jacksonville Bancorp prepared by or at the direction of management of Jacksonville Bancorp, as approved for our use by Jacksonville Bancorp;

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the current market environment generally and the banking environment in particular;

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the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

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the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, equity and debt financing, and other financial and accounting considerations in connection with the merger;

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discussions and negotiations among representatives of Jacksonville Bancorp and CNB Bank Shares, and their respective financial and legal advisors;

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the net present value of Jacksonville Bancorp with consideration of projected financial results through 2023;

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the financial and operating performance of Jacksonville Bancorp with publicly available information concerning certain other companies that D.A. Davidson deemed relevant; and

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such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Jacksonville Bancorp and CNB Bank Shares concerning the business, financial condition, results of operations and prospects of Jacksonville Bancorp and CNB Bank Shares.

In arriving at its opinion, D.A. Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to D.A. Davidson, discussed with or reviewed by or for D.A. Davidson, or publicly available, and D.A. Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Jacksonville Bancorp or CNB Bank Shares, nor did D.A. Davidson make an independent appraisal or analysis of Jacksonville Bancorp or CNB Bank Shares with respect to the merger. D.A. Davidson has further relied on the assurances of management of Jacksonville Bancorp and CNB Bank Shares that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has D.A. Davidson conducted any physical inspection of, the properties or facilities of Jacksonville Bancorp or CNB Bank Shares. D.A. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). D.A. Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Jacksonville Bancorp or CNB Bank Shares, nor has D.A. Davidson reviewed any individual credit files relating to Jacksonville Bancorp or CNB Bank Shares. D.A. Davidson has assumed that the respective allowances for loan losses for both Jacksonville Bancorp and CNB Bank Shares are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson has assumed that there has been no material change in Jacksonville Bancorp’s or CNB Bank Shares’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to D.A. Davidson. D.A. Davidson has assumed in all respects material to its analysis that Jacksonville Bancorp and CNB Bank Shares will remain as going concerns for all periods relevant to its analysis. D.A. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. D.A. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. D.A. Davidson’s opinion is necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Jacksonville Bancorp’s Board of Directors.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of January 11, 2018, the last trading day prior to the date on which D.A. Davidson received approval from the Fairness Opinion Committee to deliver the fairness opinion letter to Jacksonville Bancorp’s Board of Directors, and is not necessarily indicative of market conditions after such date.
Summary of Proposal
D.A. Davidson reviewed the financial terms of the proposed merger. As described in the Merger Agreement, each outstanding share of Jacksonville Bancorp common stock will be converted into the right to receive $33.70 in cash. The terms and conditions of the merger are more fully described in the Merger Agreement. Based upon financial information as of or for the twelve month period ended December 31, 2017, D.A. Davidson calculated the following transaction ratios:
Transaction Ratios
Aggregate
Transaction Price/Book Value	126.4%
Transaction Price/Tangible Book Value	133.9%
Transaction Price/Core 8% Tangible Book Value	160.6%
Tangible Book Premium/Core Deposits(1)	7.0%
Transaction Price/Net Income (2017A)	25.1x
Transaction Price/Net Income (2018E)(2)	19.5x
Transaction Price/Net Income (2019E)(2)	19.0x

(1)
Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

(2)
Projections based on Jacksonville management’s forecast and D.A. Davidson & Co. assumptions

Premium to Market Analysis
D.A. Davidson compared the premium in the merger to Jacksonville Bancorp’s stock price as of January 11, 2018 as calculated in the following ways: last round lot close, 52-week low, 52-week high, ten-day volume weighted average price (“VWAP”), 20-day VWAP, 60-day VWAP and 90-day VWAP.

D.A. Davidson reviewed Jacksonville Bancorp’s stock price performance compared to the S&P 500 Index, SNL Bank Index and S&P Regional Bank Index over the following time periods: ten-day, 30-day, 60-day, 90-day, 180-day, last twelve months, and since the 2016 election. In addition, D.A. Davidson analyzed Jacksonville Bancorp’s trading volume over similar time periods.
Precedent Transactions Analysis
The “Thrifts” comparable transaction group included ten transactions where:
•
the transaction was announced between January 1, 2017 and January 11, 2018;

•
the transaction involved thrifts headquartered nationwide; and

•
the selling company’s total assets were between $100.0 million and $500.0 million.

The “Overcapitalized Banks” comparable transaction group included eight transactions where:
•
the transaction was announced between January 1, 2017 and January 11, 2018;

•
the transaction involved banks headquartered nationwide;

•
the selling company’s tangible common equity ratio were above 13.00%; and

•
the selling company’s total assets were between $100.0 million and $500.0 million.

The “Illinois Banks” comparable transaction group included 15 transactions where:
•
the transaction was announced between January 1, 2011 and January 11, 2018;

•
the transaction involved banks and thrifts headquartered in Illinois;

•
the selling company’s last twelve months ROAA were above 0.00%;

•
the selling company’s total assets were between $100.0 million and $500.0 million; and

•
the transaction was not a merger of equals.

The following tables set forth the transactions included in “Thrifts,” “Overcapitalized Banks,” and “Illinois Banks,” and are sorted by announcement date:
Thrifts Comparable Transactions
Announcement Date	Acquirer	Target
12/11/2017*	Union Savings and Loan Association	Hibernia Bancorp, Inc.
10/24/2017*	Peoples Bancorp Inc.	ASB Financial Corp.
10/18/2017*	First Bank	Delanco Bancorp, Inc.
08/16/2017	National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
06/26/2017	Meridian Bancorp, Inc.	Meetinghouse Bancorp, Inc.
06/14/2017	Horizon Bancorp	Wolverine Bancorp, Inc.
04/26/2017	Mid-America Financial Corporation	Morgan Financial Corporation
04/11/2017*	Washington Federal, Inc.	Anchor Bancorp
03/15/2017	Kinderhook Bank Corporation	Patriot Federal Bank
01/25/2017	First Merchants Corporation	Arlington Bank

*
Indicates the transaction was pending as of January 11, 2018

Overcapitalized Banks Comparable Transactions
Announcement Date	Acquirer	Target
12/20/2017*	Heritage Commerce Corp	Tri-Valley Bank
12/11/2017*	Union Savings and Loan Association	Hibernia Bancorp, Inc.
10/06/2017	Business First Bancshares, Inc.	Minden Bancorp, Inc.
06/14/2017	Horizon Bancorp	Wolverine Bancorp, Inc.
05/12/2017	Bank First National Corporation	Waupaca Bancorporation, Inc.
04/11/2017*	Washington Federal, Inc.	Anchor Bancorp
03/29/2017	Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
03/08/2017	Investar Holding Corporation	Citizens Bancshares, Inc.

*
Indicates the transaction was pending as of January 11, 2018

Illinois Banks Comparable Transactions
Announcement Date	Acquirer	Target
12/26/2017*	Old Second Bancorp, Inc.	Greater Chicago Financial Corp.
12/11/2017*	First Mid-Illinois Bancshares, Inc.	First BancTrust Corporation
09/30/2016	United Community Bancorp, Inc.	Liberty Bancshares, Inc.
07/06/2016	Wintrust Financial Corporation	First Community Financial Corporation
06/08/2016	United Community Bancorp, Inc.	Illini Corporation
09/21/2015	First Midwest Bancorp, Inc.	Peoples Bancorp, Inc.
04/02/2015	Wintrust Financial Corporation	Suburban Illinois Bancorp, Inc.
03/30/2015	Wintrust Financial Corporation	North Bank
03/19/2015	LINCO Bancshares, Inc.	Community First Bank
03/02/2015	Wintrust Financial Corporation	Community Financial Shares, Inc.
09/26/2014	First Busey Corporation	Herget Financial Corp.
01/22/2013	Wintrust Financial Corporation	First Lansing Bancorp, Inc.
09/18/2012	Wintrust Financial Corporation	HPK Financial Corporation
12/14/2011	First Farmers Financial Corporation	First Citizens of Paris, Inc.
10/11/2011	First Financial Corporation	Freestar Bank, National Association

*
Indicates the transaction was pending as of January 11, 2018

For the “Thrifts,” “Overcapitalized Banks” and “Illinois Banks” transactions referred to above, D.A. Davidson compared the transaction ratios as of the last twelve months ended prior to their transaction announcement with the following implied ratios for Jacksonville Bancorp:
•
transaction price compared to net income for the twelve months ended December 31, 2017;

•
transaction price compared to tangible book value as of December 31, 2017; and

•
tangible book premium to core deposits as of December 31, 2017.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Jacksonville Bancorp data for the last twelve months ended December 31, 2017.
	Financial Condition and Performance
		Thrifts				Overcapitalized Banks				Illinois Banks
	JXSB	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$325.1	$217.4	$254.4	$112.7	$465.4	$293.1	$304.1	$136.5	$473.1	$340.7	$305.0	$107.9	$487.5
Return on Average Assets	0.76%	0.55%	0.63%	0.06%	1.39%	0.67%	1.13%	-0.86%	5.27%	0.49%	0.60%	0.16%	1.61%
Return on Average Equity	5.14%	4.94%	5.17%	0.62%	12.33%	4.67%	10.29%	-5.62%	57.63%	4.71%	6.02%	1.98%	22.20%
Tangible Common Equity Ratio	14.28%	10.93%	11.79%	8.61%	16.47%	15.12%	15.20%	13.87%	17.28%	10.34%	9.88%	2.76%	14.11%
Core Deposits/Total Deposits	88.3%	78.7%	75.5%	57.4%	90.9%	71.6%	73.7%	57.4%	98.5%	85.2%	83.4%	55.4%	99.3%
Non-Interest Income/ Average Assets	1.34%	0.67%	0.77%	0.12%	1.74%	0.22%	0.28%	-0.05%	0.96%	0.55%	0.61%	0.15%	1.27%
Efficiency Ratio	70.1%	79.6%	77.3%	57.4%	97.3%	79.3%	70.8%	36.9%	85.6%	78.7%	74.9%	58.3%	88.1%
Non-Performing Assets/Total Assets(1)	0.55%	0.52%	0.98%	0.00%	4.15%	1.04%	1.51%	0.18%	5.82%	2.40%	2.99%	0.77%	6.29%
Loan Loss Reserves/Non-Performing Assets	162.4%	131.0%	153.7%	19.2%	378.2%	96.2%	129.5%	55.6%	378.2%	29.6%	47.6%	7.1%	164.4%
	Transaction Multiples
		Thrifts				Overcapitalized Banks				Illinois Banks
	JXSB	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price/Last Twelve Months Earnings	25.1x	19.5X	22.6x	14.5x	31.0x	19.5x	20.2x	10.7x	31.0x	24.1x	24.1x	7.9x	37.8x
Transaction Price/Tangible Book Value	133.9%	135.9%	141.4%	98.7%	226.2%	130.2%	134.6%	99.2%	197.0%	130.5%	123.4%	31.1%	165.0%
Tangible Book Premium/Core Deposits(2)	7.00%	5.14%	7.41%	-0.18%	20.17%	9.46%	8.73%	-0.18%	17.38%	3.50%	3.56%	-7.63%	11.12%

(1)
Non-performing assets/total assets includes performing troubled debt restructurings (TDRs)

(2)
Core deposits exclude time deposits with account balances greater than $100,000 Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for Jacksonville Bancorp
D.A. Davidson performed an analysis that estimated the net present value per share of Jacksonville Bancorp common stock under various circumstances. The analysis assumed: (1) Jacksonville Bancorp performed in accordance with Jacksonville Bancorp management’s financial forecasts for the year ended December 31, 2018; and (2) Jacksonville Bancorp performed in accordance with D.A. Davidson Investment Banking assumptions for the years ended December 31, 2019 through December 31, 2023, as discussed with and confirmed by Jacksonville Bancorp management. To approximate the terminal value of Jacksonville Bancorp common stock at December 31, 2023, D.A. Davidson applied multiples of tangible book value ranging from 137.5% to 162.5% and price to earnings multiples of 15.0x to 20.0x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 12.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Jacksonville Bancorp’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the ten-year Treasury yield, plus the published Duff  & Phelps Industry Equity Risk Premium and the published Duff  & Phelps Size Premium.
At the January 16, 2018 Jacksonville Bancorp Board of Directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of aggregate values of Jacksonville Bancorp common stock of  $26.19 per share to $33.81 per share when applying the multiples of tangible book value to the financial forecasts and $16.58 per share to $24.08 per share when applying the price to earnings multiples to the financial forecasts.
Tangible Book Value Multiples
	Tangible Book Value Multiple
Discount Rate	137.5%	143.8%	150.0%	156.3%	162.5%
10.00%	$28.64	$29.93	$31.22	$32.51	$33.81
10.50%	$28.00	$29.27	$30.53	$31.79	$33.05
11.00%	$27.38	$28.62	$29.85	$31.09	$32.32
11.50%	$26.78	$27.99	$29.19	$30.40	$31.61
12.00%	$26.19	$27.37	$28.55	$29.73	$30.91
Earnings Per Share Multiples
	Earnings Multiple
Discount Rate	15.0x	16.3x	17.5x	18.8x	20.0x
10.00%	$18.12	$19.61	$21.10	$22.59	$24.08
10.50%	$17.72	$19.18	$20.63	$22.09	$23.55
11.00%	$17.33	$18.75	$20.18	$21.60	$23.03
11.50%	$16.95	$18.34	$19.73	$21.13	$22.52
12.00%	$16.58	$17.94	$19.30	$20.66	$22.03
Pro Forma Modeling
D.A. Davidson analyzed the pro forma impact on the combined company’s capital ratios, factoring in the expected common equity and subordinated debt CNB Bank Shares is expected to raise, and analyzed the tangible common equity ratio, leverage ratio, common equity tier-1 ratio, tier-1 ratio, and the risk based capital ratio. The pro forma ratios were calculated to be the following: tangible common equity ratio —  7.53%; leverage ratio — 7.51%; common equity tier-1 ratio — 10.16%; tier-1 ratio — 10.16%; and risk based capital ratio — 12.18%.
D.A. Davidson prepared its analyses for purposes of providing its opinion to Jacksonville Bancorp’s Board of Directors as to the fairness, from a financial point of view, to the holders of Jacksonville Bancorp common stock of the consideration to be paid to the holders of the Jacksonville Bancorp common stock in the proposed merger and to assist Jacksonville Bancorp’s Board of Directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Jacksonville Bancorp, CNB Bank Shares or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by the Jacksonville Bancorp’s Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors of Jacksonville Bancorp or management with respect to the merger or the merger consideration.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Jacksonville Bancorp in connection with, and participated in certain of the negotiations leading to, the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Jacksonville Bancorp, CNB Bank Shares and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Jacksonville Bancorp and CNB Bank Shares for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Jacksonville Bancorp selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 30, 2017, Jacksonville Bancorp engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Jacksonville Bancorp agreed to pay D.A. Davidson a cash fee of  $100,000 concurrently with the rendering of its opinion. Jacksonville Bancorp will pay to D.A. Davidson at the time of the closing of the merger a contingent cash fee equal to 0.70% of the aggregate consideration paid to Jacksonville Bancorp stockholders in the merger. Jacksonville Bancorp has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of legal counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
During the two years preceding the date of this letter, D.A. Davidson has not provided investment banking and other financial services to Jacksonville Bancorp or CNB Bank Shares for which it received material compensation.
Certain Prospective Financial Information Provided by Jacksonville Bancorp
Jacksonville Bancorp does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent uncertainty of certain underlying assumptions and estimates. However, Jacksonville Bancorp provided D.A. Davidson with its internal financial forecast regarding net income for the year ended December 31, 2018. This forecast is included in this proxy statement because it was made available to D.A. Davidson in connection with its financial opinion analysis regarding the proposed merger.
The financial projection that Jacksonville Bancorp’s management provided to D.A. Davidson in connection with D.A. Davidson’s financial opinion analysis regarding the proposed merger provided for net income of  $3.1 million for the year ended December 31, 2018.
The financial forecast described above was not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or generally accepted accounting principles (“GAAP”). The prospective financial information included in this proxy statement was prepared by, and is the responsibility of, Jacksonville Bancorp’s management. Jacksonville Bancorp’s independent auditor, BKD, LLP, did not examine, compile or perform any procedures with respect to the prospective financial information described above and, accordingly, such firm does not express an opinion or any other form of assurance with respect thereto.
The financial forecast described above is a forward-looking statement that is subject to risks and uncertainties that could cause actual results to differ materially from such estimate and should be read with caution. Although presented with numerical specificity, this estimate is based upon a variety of assumptions made by Jacksonville Bancorp’s management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, the timing and level of new loan originations and deposit generation, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Jacksonville Bancorp. In addition, some of these assumptions, by their nature, are subjective in many respects.
Accordingly, the assumptions made in preparing this estimate may prove to be inaccurate and actual results may differ materially from this estimate. In addition, the forecast does not take into account any of the expense savings or charges expected to result from the proposed merger or any other matters contemplated by the Merger Agreement, including limitations imposed in the Merger Agreement on Jacksonville Bancorp’s ability to engage in certain activities pending completion of the merger without CNB Bank Shares’ consent.
For these reasons, the financial forecast in this proxy statement should not be regarded as an indication that it is necessarily predictive of actual future performance and it should not be relied on as such. No one has made, or makes, any representation regarding this estimate by its inclusion in this proxy statement and, except as may be required by applicable securities laws, Jacksonville Bancorp does not intend to update or otherwise revise the projection to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projection are shown to be in error. For additional information on factors that may cause future financial results to materially vary from what is reflected in the projection prepared by Jacksonville Bancorp’s management, see the section entitled “Cautionary Statement Concerning Forward-Looking Information.”
Surrender of Shares; Payment of Merger Consideration
No later than the business day before the effective time of the merger, Jacksonville Bancorp will deposit $24.8 million in cash with the Paying Agent and CNB Bank Shares will deposit the remainder of the merger consideration in cash with the Paying Agent. The Paying Agent will facilitate the payment of the merger consideration to the holders of record of shares of Jacksonville Bancorp common stock.
Within five business days after the effective time of the merger, the Paying Agent will mail to each holder of record of Jacksonville Bancorp common stock a letter of transmittal with instructions on how to surrender certificates representing shares of Jacksonville Bancorp common stock for the merger consideration.
Please do not send in your Jacksonville Bancorp stock certificates until you receive the letter of transmittal and instructions from the Paying Agent. Do not return your stock certificates with the enclosed proxy card.
After you mail the letter of transmittal and surrender your Jacksonville Bancorp stock certificates in accordance with the instructions you will receive, you will receive the merger consideration that you are entitled to receive, after giving effect to any required tax withholdings. The shares you surrender will be canceled. You will not be entitled to receive interest on any portion of the merger consideration.
Any portion of the merger consideration that remains unclaimed by the stockholders of Jacksonville Bancorp for more than 180 days after the effective time of the merger will be repaid to CNB Bank Shares. If you have not complied with the exchange procedures described above within the time period previously described, you may only look to CNB Bank Shares for payment of the merger consideration you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws.
If your Jacksonville Bancorp stock certificates have been lost, stolen or destroyed, you will be required to sign an affidavit before you receive any consideration for your shares. The Paying Agent will send you instructions on how to complete such an affidavit. You may be required to post a bond in a reasonable amount as CNB Bank Shares or the Paying Agent may direct, as indemnity against any claim related to your common stock.

CNB Bank Shares or the Paying Agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Jacksonville Bancorp stockholder the amounts CNB Bank Shares or the Paying Agent, as the case may be, are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If CNB Bank Shares or the Paying Agent withholds any amounts, these amounts will be treated as having been paid to the stockholders from whom they were withheld.
Certain Federal Income Tax Consequences to U.S. Holders
The following is a discussion of certain federal income tax consequences of the merger to U.S. holders (as defined below) of Jacksonville Bancorp common stock whose shares are converted into the right to receive $33.70 in cash per share at closing. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Jacksonville Bancorp common stock that is:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof  (or the District of Columbia);

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that the Jacksonville Bancorp common stock is held for investment purposes. This discussion does not address all aspects of U.S federal income tax that may be relevant to a Jacksonville Bancorp stockholder in light of its particular circumstances, or that may apply to a Jacksonville Bancorp stockholder that is subject to special treatment under the U.S. federal income tax laws (including but not limited to foreign persons (generally, a person that is not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis with respect to their Jacksonville Bancorp common stock), financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, entities that are treated for federal income tax purposes as partnerships or other pass-through entities, insurance companies or employees who acquired the stock pursuant to the exercise of employee stock options or other compensation arrangements). This discussion is for general information only and is not tax advice. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. Jacksonville Bancorp stockholders should consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of the cash consideration in exchange for Jacksonville Bancorp common stock pursuant to the merger.
The receipt of the merger consideration by a U.S. holder in exchange for shares of Jacksonville Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Jacksonville Bancorp common stock generally will recognize capital gain or loss at the effective time of the merger equal to the difference, if any, between:
•
$33.70 in cash received by the U.S. holder in exchange for such Jacksonville Bancorp common stock; and

•
the U.S. holder’s adjusted tax basis in such Jacksonville Bancorp common stock.

Such gain or loss generally will be a long-term capital gain or loss if the U.S. holder’s holding period for the Jacksonville Bancorp common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Internal Revenue Code. The amount and character of gain or loss must be determined separately for each block of Jacksonville Bancorp common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger.
Under the Internal Revenue Code, the merger consideration received in the merger by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 24%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number on an IRS Form W-9 (enclosed with the letter of transmittal sent by the Paying Agent), and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
The foregoing discussion does not claim to be a complete discussion of the potential tax consequences of the merger. Jacksonville Bancorp stockholders should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income, estate, gift and other tax laws in their particular circumstances. Nothing in this discussion is intended to be, or should be construed as, tax advice.
Certain Effects of the Merger
If the Merger Agreement and the merger are approved by Jacksonville Bancorp’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, CNB Acquisition, Inc., the merger subsidiary of CNB Bank Shares, will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation. In addition, at a date to be determined following the merger, Jacksonville Savings Bank will merge with and into CNB Bank. As a result of the bank merger, the separate corporate existence of Jacksonville Savings Bank will cease, and CNB Bank will continue as the surviving entity.
When the merger is completed, each share of common stock of Jacksonville Bancorp (other than shares of common stock owned by Jacksonville Bancorp as treasury stock, shares of Jacksonville Bancorp common stock owned by CNB Bank Shares and any shares of common stock remitted by Jacksonville Bancorp prior to the effective time of the merger to repay the outstanding loan with the ESOP) will be converted into the right to receive $33.70 in cash at closing. At the effective time of the merger, Jacksonville Bancorp’s stockholders will cease to have ownership interests in Jacksonville Bancorp or rights as stockholders of Jacksonville Bancorp.
Jacksonville Bancorp’s shares of common stock are currently registered under the Securities Exchange Act of 1934, as amended, and are traded on the NASDAQ Capital Market under the symbol “JXSB.” As a result of the merger, Jacksonville Bancorp’s common shares will cease to be traded on the NASDAQ Capital Market. In addition, the registration of Jacksonville Bancorp common shares under the Securities Exchange Act of 1934, as amended, will be terminated, and Jacksonville Bancorp will no longer file periodic and other reports with the Securities and Exchange Commission.
Effects on Jacksonville Bancorp and Our Stockholders if the Merger is Not Completed
If the Merger Agreement is not approved by Jacksonville Bancorp’s stockholders or if the merger is not completed for any other reason, Jacksonville Bancorp’s stockholders will not receive any payment for their shares in connection with the merger. If the Merger Agreement is terminated under certain circumstances, either Jacksonville Bancorp or CNB Bank Shares will be required to pay the other a $2.25 million termination fee (plus up to $400,000 in out-of-pocket expenses related to the merger). For a description of the circumstances obligating payment of the termination fee, see “— Termination Fee.”

Appraisal Rights
Under Jacksonville Bancorp’s Articles of Incorporation, Jacksonville Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the Board of Directors determines that such rights apply with respect to a transaction. The Board of Directors of Jacksonville Bancorp has not made such a determination with respect to the merger. Accordingly, the stockholders of Jacksonville Bancorp do not have appraisal rights with respect to the merger.
Financial Interests of Directors and Executive Officers in the Merger
As described below, certain of Jacksonville Bancorp’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of Jacksonville Bancorp’s stockholders generally. Jacksonville Bancorp’s Board of Directors was aware of these interests and took them into account in approving the merger. These interests include the following:
Stock Options.   Directors and executive officers hold outstanding Jacksonville Bancorp stock options. Under the terms of the Merger Agreement, outstanding and unexercised stock options to purchase shares of Jacksonville Bancorp common stock granted under Jacksonville Bancorp’s 2012 Stock Option Plan, whether or not vested, will be cancelled at closing in exchange for the right to receive a cash payment equal to the excess of the merger consideration over the exercise price per option multiplied by the number of stock options held, less applicable taxes required to be withheld. Set forth below is the number of outstanding and unexercised stock options held by each director and named executive officer and the cash payment each individual will be entitled to as a result of the merger with regard to such outstanding and unexercised stock options:
Executive/Director of Jacksonville Bancorp	Jacksonville Bancorp Stock Options	Cash Payment
Andrew F. Applebee	3,000	$54,150
John M. Buchanan	—	—
Peggy S. Davidsmeyer	900	16,245
Harmon B. Deal, III	—	—
John L. Eyth	600	10,830
Richard A. Foss	7,200	129,960
Chris A. Royal	2,000	36,100
Diana S. Tone	4,526	81,694
John C. Williams	—	—
Employment Agreements.   Jacksonville Savings Bank is party to employment agreements with each of Andrew F. Applebee, Richard A. Foss and John C. Williams. Pursuant to the Merger Agreement, CNB Bank Shares has agreed to honor these employment agreements, which provide for severance benefits in the event the executive officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control, such as the merger.
Each of the employment agreements with Messrs. Applebee and Foss provide for a three-year term and the employment agreement with Mr. Williams provides for a one-year term. Commencing on the anniversary date of each employment agreement and continuing each anniversary date thereafter, the Board of Directors may extend each employment agreement for an additional year unless written notice of nonrenewal is provided to the executive.
In the event of Messrs. Applebee’s, Foss’ or Williams’ termination of employment, whether voluntary or involuntary, following a change in control of Jacksonville Savings Bank or Jacksonville Bancorp during the term of the agreement, the executive will be entitled to receive a cash lump sum payment in an amount equal to the greater of  (a) the payments due under the remaining term of the employment agreement or (b) 2.99 times the average annual compensation received over the five years preceding the termination date, in the case of Messrs. Applebee and Foss, or one times the base salary, bonuses and other compensation paid during the preceding 12 months, in the case of Mr. Williams. In addition, Jacksonville Savings Bank would also continue each executive’s life insurance and non-taxable medical and dental coverage for the remaining term of his employment agreement for Messrs. Applebee and Foss, or for the remaining term of the employment agreement or 12 months, whichever is longer, for Mr. Williams. In the event any severance payment or benefit provided to the executive constitutes an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, the severance payment or benefits under each employment agreement will be reduced accordingly to avoid penalties.
For an estimate of the amounts payable to Mr. Foss under his employment agreement in connection with his qualifying termination of employment following the merger, see “— Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers” below. Assuming the merger is completed and Messrs. Applebee and Williams experienced a qualifying termination of employment on March 6, 2018, the estimated amount of severance benefits that would be payable under the employment agreements is $155,596 and $158,601, respectively, which takes into consideration the estimated reductions necessary to avoid penalties under Sections 280G and 4999 of the Internal Revenue Code.
Continued Employment Offer to Certain Jacksonville Bancorp Named Executive Officers.   CNB Bank has offered continued employment to Mr. Royal and Ms. Tone pursuant to the terms and conditions set forth below. As a condition to accepting continued employment with CNB Bank, each executive has agreed to amend his or her existing change in control agreement with Jacksonville Savings Bank, which will be assumed by CNB Bank immediately following the consummation of merger. Each of Mr. Royal and Ms. Tone has agreed to an amendment to his or her change in control agreement with Jacksonville Savings Bank.
As amended, the term of each change in control agreement will automatically renew for a term of 24 months following the effective time of a change in control, after which time the change in control agreement will expire and be of no further force or effect. Each amendment provides that the merger will constitute a change in control under the terms of the amended change in control agreements. Neither Mr. Royal nor Ms. Tone will be entitled to any payment under his or her change in control agreement except as described below.
If, following the merger and before the end of the term of the change in control agreement, the executive’s employment with CNB Bank is terminated by CNB Bank without “cause” or voluntarily by the executive for “good reason,” as such terms are defined in each change in control agreement, CNB Bank must (a) pay to the executive a lump sum cash payment equal to two times the sum of the executive’s (i) annual cash compensation and (ii) annual benefits received pursuant to any employee benefit plans, and (b) provide, for 24 months following the executive’s termination, continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the executive’s then current coverage. The definition of  “good reason” in each change in control agreement was amended so that the failure of CNB Bank to appoint Mr. Royal as Market President of CNB Bank and Ms. Tone as Chief Financial Officer of CNB Bank immediately following the bank merger would constitute a “good reason” condition for purposes of each of their respective agreements.
Deferred Compensation Arrangements.   Jacksonville Savings Bank maintains, for the benefit of certain members of management, Salary Continuation Plan 1, Salary Continuation Plan 2 and the Long-Term-Deferred Compensation Plan, and previously assumed deferred compensation agreements with Mr. Williams (together the “Deferred Compensation Arrangements”). In accordance with the Merger Agreement, CNB Bank has agreed to assume and continue the Deferred Compensation Arrangements such that: (a) the benefits and earnings thereunder will continue to accrue in the normal course after the merger; and (b) the timing and manner of all benefit payments thereunder will not be accelerated without participant consent. Immediately prior to the effective time of the merger, all amounts payable under the Deferred Compensation Arrangements will be deposited into separate accounts within an irrevocable grantor trust and all payments due under the Deferred Compensation Arrangements will be made from such grantor trust. Each of the Deferred Compensation Arrangements is described further below.
•
Salary Continuation Plans.   On September 2, 2008, Jacksonville Savings Bank adopted Salary Continuation Plan 1 and Salary Continuation Plan 2 for a select group of management and highly compensated employees. The plans provide supplemental retirement benefits to a participant if he or she retires at age 65 or later, or dies while still employed with Jacksonville Savings Bank prior to attaining age 65, in an amount equal to the annual normal retirement benefit specified in the participant’s individual participation agreement. Upon termination of employment on or after attaining age 55 with 5 years of service but prior to attaining age 65, the participant will be paid an annual early retirement benefit equal to his or her accrued benefit as of the last day of the month preceding termination. In the event of a change in control, such as the merger, followed by the participant’s termination of employment prior to attaining age 65, the participant will be entitled to the change in control benefit equal to the full annual normal retirement benefit, provided, however that such benefit is limited so that it will not constitute an “excess parachute payment” subject to excise taxes under Section 280G of the Internal Revenue Code. All benefits under the plan will be paid in equal monthly installments for ten years. Messrs. Applebee, Foss, Williams and Royal are participants in the Salary Continuation Plan 1, and are eligible to receive a normal retirement benefit of  $30,000, $40,000, $30,000, and $35,000, respectively, payable for 10 years. Ms. Tone is a participant in the Salary Continuation Plan 2, and is eligible to receive a normal retirement benefit of  $35,000 payable for 10 years.
•
Long-Term Deferred Compensation Plan.   Effective January 1, 1996, Jacksonville Savings Bank adopted the Long-Term Deferred Compensation Plan for a select group of management and highly compensated employees, as determined by the Board of Directors. The plan, a defined contribution plan, was frozen effective December 31, 2004, such that, with the exception of earnings as described below, no contributions were made to the plan thereafter. All amounts contributed to the plan were credited to a bookkeeping account established on behalf of each participant and, unless the participant elects an alternative investment option available under the plan, earn interest on a monthly basis at a rate equal to one percentage point greater than the annual yield of Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. The participant’s account balance is payable following the earlier of the participant’s termination of employment, death, or disability in a lump sum or annual installments over a period not to exceed 15 years. Messrs. Applebee, Foss, and Williams are participants in the Long-Term Deferred Compensation Plan.

•
Deferred Compensation Agreements with Mr. Williams.   Mr. Williams entered into a deferred compensation agreement and a director’s compensation agreement with Chapin State Bank on August 3, 1987 and July 1, 1982, respectively. The agreements were assumed by Jacksonville Bancorp in connection with the acquisition of Chapin State Bank on July 3, 2000. Mr. Williams is entitled to receive a retirement benefit of  $117,316 and $108,360, respectively, under each agreement. The retirement benefits under the agreements commenced upon Mr. Williams’ 65th birthday which occurred in 2013. As a result, Mr. Williams is currently receiving an aggregate monthly benefit of  $1,881 under his agreements.

Employee Stock Ownership Plan.   The Jacksonville Savings Bank ESOP is a tax-qualified plan that covers substantially all of the employees of Jacksonville Savings Bank who have at least one year of service and have attained age 21. The ESOP received a loan from Jacksonville Bancorp, the proceeds of which were used to acquire shares of Jacksonville Bancorp common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, with contributions received from Jacksonville Savings Bank. One business day prior to the closing of the merger, the ESOP will be terminated, all participants’ accounts will be fully vested and the outstanding balance of the ESOP loan will be repaid by the ESOP by delivering a sufficient number of unallocated shares of Jacksonville Bancorp common stock to Jacksonville Bancorp (with each share equal to the merger consideration). All remaining shares of Jacksonville Bancorp common stock in the ESOP will be exchanged for the merger consideration. Any remaining assets in the suspense account after the repayment of the outstanding ESOP loan will be allocated to active plan participants pro-rata as earnings.
As a result of the foregoing, Jacksonville Bancorp’s executive officers, as well as other employees who participate in the ESOP, will receive a benefit in connection with the ESOP’s termination to the extent that the merger consideration (on a per share basis) multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

For an estimate of the additional benefits that Jacksonville Bancorp’s named executive officers would receive upon the effective time of the merger, see “— Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers” below. Based on account levels as of December 31, 2017, the estimated value of the additional benefits that Messrs. Applebee and Williams would receive is $2,675 and $9,567, respectively.
Vacation Policy.   Jacksonville Savings Bank maintains a vacation policy that provides for time off with pay to full-time employees. The value of any paid time off accrued or earned under Jacksonville Bancorp’s vacation policy by any employee who does not become a continuing employee of CNB Bank Shares will be paid by CNB Bank Shares to the employee in a cash lump sum at the effective time of the merger. For an estimate of the foregoing benefits payable to Jacksonville Bancorp’s named executive officers at the effective time of the merger, see “— Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers” below. The estimated benefits payable to Mr. Williams is $10,985.
Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers.   The following table and related footnotes provide information about the compensation to be paid to Jacksonville Bancorp’s named executive officers that is based on or otherwise relates to the merger (the “Merger-Related Compensation”). The Merger-Related Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of Jacksonville Bancorp stockholders as more fully described in “Proposal 2 — Approval of the Merger-Related Compensation.”
The table below sets forth the aggregate dollar value of the various elements of Merger-Related Compensation that each named executive officer of Jacksonville Bancorp would receive that is based on or otherwise relates to the merger, assuming the following:
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The estimated effective time of the merger is June 30, 2018;

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The employment of Mr. Foss is terminated by CNB Bank without cause at the effective time of the merger;

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Mr. Royal and Ms. Tone remain continuously employed with CNB Bank following the effective time of the merger; and

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As required by the Securities and Exchange Commission rules, all amounts below, as applicable, have been calculated based on a per share price of Jacksonville Bancorp common stock of  $33.70, which represents the merger consideration on a per share basis.

As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.
	Merger-Related Compensation
Executive	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement	Other(5)	Total
Richard A. Foss	$736,989	$129,960	$—	$41,870	$—	$18,964	$927,783
Chris A. Royal	—	36,100	73,647	—	—	12,997	122,744
Diana S. Tone	—	81,694	219,671	—	—	12,894	314,259

(1)
The amount in this column represents the cash severance payable to Mr. Foss under his employment agreement upon his qualifying termination of employment, which reflects an estimated reduction of $308,686 to avoid a penalty tax under Section 280G of the Internal Revenue Code. The severance amount payable to Mr. Foss under the employment agreement would be considered a “modified single trigger” payment since the amounts are payable upon Mr. Foss’ voluntary resignation (for any reason) following a change in control. See “— Financial Interests of Directors and Executive Officers in the Merger — Employment Agreements” for further details.

The above table does not reflect the potential severance payments to Mr. Royal and Ms. Tone under their change in control agreements because it is anticipated that each will continue in his or her employment following the effective time of the merger, and the timing of the payments, and whether any payments will be made, cannot be ascertained as of the date of this filing. The severance amount payable under the change in control agreements, if payable, would be considered “double trigger” payments since the amounts are payable upon a termination of employment following a change in control. See “— Financial Interests of Directors and Executive Officers in the Merger — Continued Employment Offer to Certain Jacksonville Bancorp Named Executive Officers” for further details.
(2)
The amounts in this column represents the cash payment related to the cancellation of stock options in an amount equal to the product of the number of shares of Jacksonville Bancorp common stock subject to such stock options multiplied by the excess, if any, of  (i) $33.70, over (ii) the exercise price per share of Jacksonville Bancorp common stock. These payments are single-trigger benefit because the payments are triggered upon the effective time of the merger.

(3)
On a change in control, any unvested normal retirement benefits under the Jacksonville Savings Bank Salary Continuation Plan 1 and Jacksonville Savings Bank Salary Continuation Plan 2 will become vested. This results in an additional benefit with a present value of  $73,647 for Mr. Royal and $219,671 for Ms. Tone, using a discount rate of 4.75%. These additional pension benefits are single-trigger benefits because they become vested solely due to a change in control. Following the merger, the normal retirement benefits payable to Mr. Royal and Ms. Tone is an annual benefit of  $35,000, payable in monthly installments for 10 years, commencing on his or her date of termination. Mr. Foss is fully vested in his supplemental retirement benefits payable under the Jacksonville Savings Bank Salary Continuation Plan 1 and the Jacksonville Savings Bank Long-Term Deferred Compensation Plan, without regard to the merger.

(4)
This amount represents the present value of the cash equivalent of the cost of providing continued life insurance coverage and non-taxable medical and dental coverage substantially identical to the coverage maintained by Jacksonville Savings Bank for Mr. Foss immediately prior to the merger. The present value was calculated using a discount rate equal to 120% of the applicable federal rate (compounded semi-annually) for January 2018, as published by the Internal Revenue Service. This benefit is payable pursuant to Mr. Foss’ employment agreement and constitutes a modified single benefit due to Mr. Foss’ right to the benefit upon termination for any reason after a change in control.

(5)
The amounts in this column represent the additional benefit attributable to the ESOP as a result of its termination based on per share value for Jacksonville Bancorp common stock of  $33.70 (see “— Financial Interests of Directors and Executive Officers in the Merger — Employee Stock Ownership Plan” above for further details). For Mr. Foss, the amount in this column is attributable solely to the additional benefit under the ESOP as it is anticipated that all vacation time will be used before the effective time of the merger. For Mr. Royal and Ms. Tone, their amounts in this column are attributable solely to the additional benefit under the ESOP as it is anticipated that each will continue in his or her employment following the effective time of the merger.

Indemnification.   Pursuant to the Merger Agreement, CNB Bank Shares has agreed that, for a period of six years following the effective time of the merger, it will indemnify and hold harmless each of the current and former directors, officers and employees of Jacksonville Bancorp and its subsidiaries, and any person who becomes an indemnified party between the date of the Merger Agreement and the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, based in whole or in part on, or arising in whole or in part out of, or pertaining to (1) the fact that he or she is or was a director or officer of Jacksonville Bancorp or any of its subsidiaries, or was prior to the effective time of the merger serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (2) any matters arising in connection with the transactions related to the Merger Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Jacksonville Bancorp’s Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement and as permitted by applicable law. CNB Bank Shares will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.
Directors’ and Officers’ Insurance.   Prior to closing, Jacksonville Bancorp will cause to be acquired and maintained for a period of six years after the effective time of the merger under the current directors’ and officers’ liability insurance extended insurance coverage of acts or omissions occurring at or prior to the effective time of the merger with respect to the officers and directors of Jacksonville Bancorp. In obtaining this “tail” insurance coverage, Jacksonville Bancorp cannot spend, in the aggregate, more than 225% of the annual premiums currently paid by Jacksonville Bancorp for its insurance coverage.
Appointment of Director to the CNB Bank Board of Directors.   The Merger Agreement provides that one director of Jacksonville Bancorp’s Board of Directors will be appointed to CNB Bank’s Board of Directors at the time CNB Bank and Jacksonville Savings Bank merge. The parties have determined that Mr. Foss will be the individual appointed to the Board.
Regulatory Approvals
General.   Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger is subject to approval by the Federal Reserve Board, the OCC and the IDFPR. Additionally, the dividend from Jacksonville Savings Bank to Jacksonville Bancorp to fund the portion of the merger consideration that is to be paid by Jacksonville Bancorp must be approved by the IDFPR. CNB Bank Shares and CNB Bank have filed the required regulatory applications with the Federal Reserve Board, the OCC and the IDFPR. Additionally, Jacksonville Savings Bank has filed a regulatory application with the IDFPR regarding paying a dividend to Jacksonville Bancorp to fund the portion of the merger consideration that is to be paid by Jacksonville Bancorp. Although we do not know of any reason why the regulatory approvals cannot be obtained timely, we cannot be certain when or if such approvals will be obtained.
Bank Merger.   The bank merger is subject to the approval of the OCC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the OCC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities.
The bank merger is also subject to the approval of the IDFPR under the Illinois Savings Bank Act. In granting its approval under the Illinois Savings Bank Act, the IDFPR will consider, among other things, whether the bank merger agreement is fair to all persons affected and whether the resulting institution will be operated in a safe and sound manner.
Holding Company Merger.    The merger of Jacksonville Bancorp with and into CNB Bank Shares, through the merger of Jacksonville Bancorp with and into CNB Acquisition, Inc., with Jacksonville Bancorp as the surviving corporation, requires the approval or non-objection of the Federal Reserve Board.
In granting its approval or non-objection, the Federal Reserve Board will consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors.
Dividend Approval.   As part of the Merger Agreement, Jacksonville Bancorp has agreed to provide $24.8 million of the merger consideration. In order to fund Jacksonville Bancorp’s portion of the merger consideration, we anticipate that Jacksonville Savings Bank will need to dividend approximately $22.0 million to Jacksonville Bancorp. This dividend must be approved by the IDFPR as it will exceed Jacksonville Savings Bank’s current year-to-date net income.
In considering whether to approve the dividend, the IDFPR may consider a number of factors, including whether Jacksonville Savings Bank will be “well-capitalized” after the dividend is paid to Jacksonville Bancorp.

Our estimates show that Jacksonville Savings Bank will continue to be well-capitalized after this special dividend. Upon receipt of the dividend from Jacksonville Savings Bank, Jacksonville Bancorp will place its portion of the merger consideration into an escrow account with the Paying Agent, to be released and distributed to Jacksonville Bancorp’s stockholders on the closing date of the merger. This release and distribution to Jacksonville Bancorp’s stockholders is at all times subject to the completion of the merger. If the merger is not consummated, the funds in the escrow account will be returned to Jacksonville Bancorp and the amount provided to Jacksonville Bancorp by Jacksonville Savings Bank as a dividend will be returned to Jacksonville Savings Bank.
Accounting Treatment
CNB Bank Shares will account for the merger under the purchase method of accounting. This means that CNB Bank Shares and Jacksonville Bancorp will be treated as one company as of the date of the merger and CNB Bank Shares will record the fair value of Jacksonville Bancorp’s assets and liabilities on its financial statements on that date. CNB Bank Shares will record the excess of its purchase price over the fair value of Jacksonville Bancorp’s identifiable net assets as goodwill.
Terms of the Merger Agreement
The following describes the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject, and qualified in its entirety by reference, to the Merger Agreement, which is attached to this document as Appendix A, and is incorporated by reference into this document. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.
General.   The Merger Agreement provides for the merger of CNB Acquisition, Inc., the merger subsidiary of CNB Bank Shares, with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation. In addition, it is expected that at a date to be determined following the closing of the merger, Jacksonville Savings Bank will merge with and into CNB Bank, with CNB Bank as the surviving bank.
Merger Consideration.   Each outstanding share of common stock of Jacksonville Bancorp, other than shares of common stock owned by Jacksonville Bancorp as treasury stock, shares of common stock owned by CNB Bank Shares and any shares of common stock remitted by Jacksonville Bancorp to repay the outstanding loan with the ESOP, will be converted into the right to receive $33.70 in cash at closing.
Surviving Corporation, Governing Documents and Directors
At the effective time of the merger, the articles of incorporation of CNB Acquisition, Inc. in effect immediately before the effective time of the merger will be the articles of incorporation of the surviving corporation after completion of the merger. The bylaws of CNB Acquisition, Inc. immediately before the effective time of the merger will be the bylaws of the surviving corporation after completion of the merger. At the effective time of the merger, the directors and officers of CNB Acquisition, Inc. immediately before the effective time of the merger will be the directors and officers of the surviving corporation after completion of the merger.
Appointment of Director to the CNB Bank Board of Directors
The Merger Agreement provides that one director of Jacksonville Bancorp’s Board of Directors will be appointed to the CNB Bank Board of Directors at the time CNB Bank and Jacksonville Savings Bank merge. The parties have determined that Mr. Foss will be the individual appointed to the Board of Directors of CNB Bank.
Treatment of Jacksonville Bancorp Stock Options
The directors and executive officers of Jacksonville Bancorp held options to purchase an aggregate of 18,256 shares of common stock exercisable within 60 days of March 29, 2018.
Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding stock option granted by Jacksonville Bancorp under its 2012 Stock Option Plan, whether vested or unvested, will be canceled and the holder of a stock option will receive a cash payment equal to the product of  (1) the number of shares of Jacksonville Bancorp common stock subject to the stock option, and (2) the amount by which $33.70 exceeds the exercise price of such stock option, less applicable federal and state tax withholdings.
If the exercise price of a stock option equals or exceeds $33.70 per share, the holder of such stock option will not be entitled to any consideration in connection with the merger. Any Jacksonville Bancorp stock option that has not been exercised before the effective time of the merger will be cancelled at the effective time of the merger.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to complete the merger set forth in the Merger Agreement are either satisfied or waived. See “— Conditions to Complete the Merger.”
The merger of CNB Acquisition, Inc. and Jacksonville Bancorp will become effective when the articles of merger are filed with the Department of Assessments and Taxation of the State of Maryland. Unless extended by mutual agreement of the parties to the Merger Agreement, the completion of the merger will occur no later than ten business days after the later of: (1) the receipt of the last necessary regulatory approval and the expiration of any required waiting period; and (2) the satisfaction or waiver of the latest to occur of the conditions to the closing of the merger set forth in the Merger Agreement. The completion of the merger is currently anticipated to occur during the second quarter of 2018, but neither Jacksonville Bancorp nor CNB Bank Shares can guarantee when or if the merger will be completed.
Representations and Warranties
The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of CNB Bank Shares and Jacksonville Bancorp, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between CNB Bank Shares and Jacksonville Bancorp rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of CNB Bank Shares, Jacksonville Bancorp or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by CNB Bank Shares or Jacksonville Bancorp. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement. See “Where You Can Find More Information.”
The Merger Agreement contains customary representations and warranties of CNB Bank Shares and Jacksonville Bancorp relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the merger.
The representations and warranties made by Jacksonville Bancorp to CNB Bank Shares relate to a number of matters, including the following:
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corporate matters, including the due organization of Jacksonville Bancorp and Jacksonville Savings Bank;

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authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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capitalization;

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the filing of reports with the Securities and Exchange Commission and regulatory authorities, financial statements and internal controls over financial reporting;

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the books and records of Jacksonville Bancorp and Jacksonville Savings Bank;

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title to properties;

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loan matters, including the allowance for loan and lease losses;

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no undisclosed liabilities and the absence of a material adverse change on Jacksonville Bancorp or Jacksonville Savings Bank;

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tax matters;

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compliance with the Employee Retirement Income Security Act of 1974, as amended;

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compliance with applicable laws;

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legal proceedings and agreement with regulatory authorities;

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the absence of certain changes or events;

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properties, contracts and other agreements and employee benefit plans;

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no defaults on contracts;

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insurance;

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compliance with environmental laws;

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employee matters;

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indemnification;

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insider interests;

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broker’s fees payable in connection with the merger;

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no known delays in obtaining regulatory approval of the merger;

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no parachute payments under the Internal Revenue Code; and

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the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators.

The representations and warranties made by CNB Bank Shares to Jacksonville Bancorp relate to a number of matters, including the following:
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corporate matters, including the due organization of CNB Bank Shares and CNB Acquisition, Inc.;

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authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators;

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no known delays in obtaining regulatory approval of the merger;

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the filing of reports with regulatory authorities;

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the books and records of CNB Bank Shares and CNB Bank;

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compliance with applicable laws;

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legal proceedings;

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availability of funds to pay the merger consideration; and

•
employee benefit plans.

Certain representations and warranties of CNB Bank Shares and Jacksonville Bancorp are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to CNB Bank Shares or Jacksonville Bancorp, as applicable, means any event, circumstance, change or effect (1) that is material and adverse to the assets, liabilities, capitalization, financial condition, operations, results of operations or business of such party and its subsidiaries, taken as a whole, or (2) that would materially impair the ability of such party to perform its obligations under the Merger Agreement or otherwise materially impair the ability of such party to consummate the transactions contemplated by the Merger Agreement.
With respect to clause (1) in the above paragraph, a “material adverse effect” does not include: (1) changes in banking laws and similar laws, rules and regulations of general applicability; (2) changes in GAAP or applicable regulatory accounting requirements; (3) any modifications or changes in valuation policies and practices or restructuring charges, in each case in connection with the transactions related to the Merger Agreement, taken in accordance with general accepted accounting principles and with CNB Bank Shares prior consent; (4) changes in global, national or regional political conditions or changes in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically relating to either party or its subsidiaries, including changes in levels of interest rates; (5) the effects of compliance with the Merger Agreement on the operating performance of Jacksonville Bancorp or Jacksonville Savings Bank, including the expenses incurred in consummating the transactions contemplated by the Merger Agreement; (6) the effects of any action or omission taken by one party with the prior consent of the other party or as otherwise expressly permitted by the Merger Agreement; (7) the impact of the Merger Agreement and the transactions contemplated by the Merger Agreement on relationships with customers and employees; and (8) failure, in and of itself, to meet earnings projections or internal financial forecasts. However, the events, circumstances, changes or effects set forth in clauses (1), (2) and (4) above will be taken into account in determining whether a material adverse effect has occurred only to the extent such events, circumstances, changes or effects have a material and disproportionate adverse impact on the party relative to other participants in the industries or markets in which such party operates.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger.    Jacksonville Bancorp has agreed that, before the effective time of the merger (or the termination of the Merger Agreement), except as expressly contemplated or permitted by the Merger Agreement, required by law, or with the prior written consent of CNB Bank Shares, which cannot be unreasonably withheld, conditioned or delayed, it will, and will cause its subsidiaries to:
•
conduct its business in the ordinary course and in compliance in all material respects with applicable laws and continue to pay normal expenditures and incur all regular expenses to continue Jacksonville Savings Bank’s business, consistent with past practice;

•
use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

•
confer with CNB Bank Shares concerning operational matters of a material nature;

•
only enter into loan transactions in accordance with its existing loan policy (which may be modified in the ordinary course of business);

•
consistent with past practice, maintain an allowance for loan and lease losses in accordance in all material respects with the requirements of generally accepted accounting principles and applicable law and charge off any loans or leases that would be deemed uncollectible in accordance with generally accepted accounting principles and applicable law, and place on non-accrual any loans or leases that are past due greater than ninety days unless the obligations are both well-secured and in the process of collection;

•
maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain insurance upon its assets and with respect to the conduct of its business and pay all premiums on such policies when due;

•
buy or sell any security held, or intended to be held, for investment, only in accordance with the investment policy and reasonable banking standards and in the ordinary course of business;

•
file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct in all material respects;

•
record and carry on its books and records the net realizable value of real estate owned, with such value to be supported by reasonable documentation;

•
except for (A) regular salary or other earned compensation, fees, commissions, bonuses or (B) the cash dividends and distributions payable to Jacksonville Bancorp’s stockholders, not declare or pay any dividends or make any other similar distributions of cash or property to any directors, officers, employees or its stockholders;

•
maintain its books, accounts and records in the ordinary course of business;

•
materially comply with all legal requirements and contracts;

•
take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain regulatory approvals, to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•
provide notice to CNB Bank Shares of any material change to the Jacksonville Savings Bank’s loan policy within one business day after such change becomes effective;

•
use its best efforts to obtain the cash necessary to fulfill its obligations to pay a portion of the merger consideration in a tax advantageous manner; and

•
report periodically to CNB Bank Shares and CNB Bank concerning the status of its business, operations and finances.

Jacksonville Bancorp has agreed that, before the effective time of the merger (or the termination of the Merger Agreement), except as previously disclosed to CNB Bank Shares, expressly contemplated or permitted by the Merger Agreement, required by law, taken in connection with any actions to obtain the cash necessary to pay its obligations to fund its portion of the merger consideration or with the prior written consent of CNB Bank Shares (which consent will not be unreasonably withheld, conditioned or delayed), Jacksonville Bancorp will not take the following actions:
•
issue any shares of common stock, except for any shares of common stock issued pursuant to the exercise of outstanding stock options, or any security convertible into such capital stock;

•
grant any registration rights or stock option or right to purchase shares of its capital stock;

•
purchase, redeem, retire or otherwise acquire any shares of its common stock, except for shares acquired to satisfy tax withholding obligations upon the vesting of shares of restricted stock or shares tendered to pay the exercise price of outstanding stock options;

•
declare or pay any dividend or other distribution, except for its regular cash dividends not to exceed $0.10 per share;

•
amend its governing documents;

•
pay or increase any bonus, salary or other compensation to any of its directors, officers or employees, except for normal increases in the ordinary course of business or in accordance with any then-existing employee benefit plan;

•
enter into any employment, consulting, non-competition, change in control, severance or similar contract with any director, officer or employee, except for any such agreement or arrangement that is terminable at will or upon 30 days’ notice or less, without penalty or premium;

•
adopt, amend (except for any amendment necessary to comply with applicable law), terminate or increase the payments to or benefits under, any employee benefit plan;

•
enter into, terminate or extend any joint venture or similar agreement;

•
enter into any new, or modify, amend, renew or extend the terms of any existing, lease, contract or license that has a term of more than one year or that involves the payment of more than $50,000 in the aggregate;

•
make any loan other than in the ordinary course of business or renew, extend the term or increase the amount of any loan to any person on the “watch list” or similar internal report of Jacksonville Savings Bank or who has a loan that has been adversely classified by Jacksonville Savings Bank or a regulatory authority;

•
incur any obligation or liability (fixed or contingent) other than in the ordinary course of business;

•
except for certain exceptions permitted in the Merger Agreement or in the ordinary course of business, sell (other than any sale in the ordinary course of business, which includes the sale, transfer or disposal of real estate owned), lease or dispose of any of its assets or properties, or mortgage, pledge or impose any lien or other encumbrance on any of its material assets or properties;

•
cancel or waive any claims or rights with a value in excess of  $50,000;

•
make any capital investment greater than $50,000;

•
except for the merger with CNB Bank Shares, merge or consolidate with or into any other person or entity, or acquire any stock, equity interest or business of any other person or entity;

•
enter into any transaction for the borrowing or loaning of monies, or increase any outstanding indebtedness, other than in the ordinary course of business;

•
make any material change in any policies and practices relating to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for changes required to respond to then current market or economic conditions, by any regulatory authorities or by applicable law;

•
file any applications to open any new office or branch, close any current office or branch, or relocate operations from existing locations;

•
discharge or satisfy any material lien or encumbrance on its assets or repay any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business;

•
enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction for more than $50,000 in the aggregate, except as otherwise incurred in the ordinary course of business, which includes sales of other real estate owned and other repossessed properties or accepting a deed in lieu of foreclosure;

•
purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

•
hire any employee with an annual salary in excess of  $50,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

•
agree, whether oral or written, to do any of the foregoing.

CNB Bank Shares has agreed and will not permit any of its subsidiaries to, take any action that is intended or reasonably expected to adversely affect or materially delay the ability of the parties to obtain regulatory approval, to perform its obligations under the Merger Agreement or to contemplate the transactions required under the Merger Agreement.

Regulatory Matters.    By no later than March 3, 2018, CNB Bank Shares will make all appropriate filings with regulatory authorities for approval of the merger. CNB Bank Shares has the primary responsibility for the preparation of the necessary applications for regulatory approval of the merger; however, CNB Bank Shares will provide Jacksonville Bancorp with a reasonable opportunity to review and comment on all its public, non-confidential substantive written filings contemplated under the Merger Agreement.
Cooperation; Best Efforts.   Jacksonville Bancorp and CNB Bank Shares have agreed to cooperate with each other in connection with any steps to be taken as part of their obligations under the Merger Agreement and to use their best efforts to satisfy the various covenants and closing conditions in the Merger Agreement and to consummate the transactions contemplated thereby as promptly as possible.
Employee Benefit Plans.   CNB Bank Shares will honor the terms of all Jacksonville Bancorp employment and change in control agreements, unless superseded by an agreement entered into with CNB Bank Shares or any of its subsidiaries. CNB Bank Shares will initially provide continuing employees with the same salary that was in effect for them immediately prior to the effective time of the merger and bonus opportunities that are comparable to similarly-situated employees of CNB Bank Shares and CNB Bank. CNB Bank Shares will offer to all continuing employees the same employee benefits as its makes available to its own similarly situated officers and employees, on substantially the same terms and conditions.
Continuing employees will receive credit for prior service with Jacksonville Savings Bank for purposes of  (1) eligibility and vesting under CNB Bank Shares’ employee benefit plans, and (2) for all other purposes with respect to any vacation or paid time off policy of CNB Bank Shares or CNB Bank, with any paid-time off accrued or earned under the paid time off policy of Jacksonville Bancorp or Jacksonville Savings Bank to be fully credited under the vacation or paid time off policy of CNB Bank Shares or CNB Bank for the remaining calendar year during which the closing of the merger occurs. Certain continuing employees will be entitled to a minimum of 25 days of paid time off under the paid time off policy of CNB Bank Shares or CNB Bank for each calendar year after the closing of the merger during which similarly situated executives of CNB Bank Shares or CNB Bank are provided with a similar paid time off benefit.
Neither CNB Bank Shares nor any of its affiliates will terminate the existing coverage of any continuing employee or his or her dependents under any Jacksonville Bancorp or Jacksonville Savings Bank health plans prior to the time such continuing employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CNB Bank Shares or CNB Bank and their dependents. Continuing employees who become covered under health and welfare programs and benefits of CNB Bank Shares or CNB Bank will receive credit for any co-payments or deductibles paid under Jacksonville Bancorp’s health and welfare plans for the plan year in which coverage commences under CNB Bank Shares’ health and welfare benefit plans, and CNB Bank Shares or CNB Bank, as the case may be, will use its best efforts to cause any preexisting condition limitations under such plans to be waived to the extent such conditions have been waived under any Jacksonville Bancorp or Jacksonville Savings Bank health and welfare plans.
Jacksonville Tax-Qualified Retirement Plans.   Pursuant to the terms of the Merger Agreement, Jacksonville Bancorp and Jacksonville Savings Bank will terminate the 401(k) Plan effective at least one day prior to the closing of the merger. As soon as practicable thereafter, the account balances of the 401(k) Plan will be distributed to participants or transferred to an eligible tax-qualified plan or individual retirement account. Continuing employees will be eligible to immediately participate in the CNB Bank Shares 401(k) plan. CNB Bank Shares will take all required actions to permit continuing employees to make rollover contributions to its 401(k) plan.
In accordance with the Merger Agreement, one business day prior to the closing of the merger, the ESOP will be terminated. As soon as practicable following the earlier of: (i) receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; or (ii) a participant’s qualifying termination event pursuant to the ESOP, the account balances in the ESOP will either be distributed to the participants or transferred to an eligible tax-qualified retirement plan (including CNB Bank’s 401(k) plan) or individual retirement account.

Severance Benefits.   Any employee of Jacksonville Savings Bank (other than an employee who is a party to an employment agreement, change in control agreement or similar agreement) who does not become a continuing employee, or any continuing employee who has a qualifying termination event (as such term is defined in the Merger Agreement) within 12 months after the effective time of the merger, will receive a cash severance payment from CNB Bank equal to two weeks’ salary for each full year of service to Jacksonville Savings Bank, subject to a minimum of four weeks’ salary and a maximum of 26 weeks’ salary. Such employees will also have the right to continued health coverage under group health plans of CNB Bank in accordance with the Internal Revenue Code. The value of any paid time off accrued or earned under Jacksonville Bancorp’s vacation policy by any employee who does not become a continuing employee of CNB Bank Shares will be paid by CNB Bank Shares to the employee in a cash lump sum at the effective time of the merger.
D&O Indemnification and Insurance.   CNB Bank Shares has agreed that it will indemnify current and former directors and officers of Jacksonville Bancorp and its subsidiaries for a period of six years following the completion of the merger, and, prior to closing, Jacksonville Bancorp will cause to be maintained for a period of six years after the effective time of the merger under the current directors’ and officers’ liability insurance extended insurance coverage of acts or omissions occurring at or prior to the effective time of the merger with respect to the officers and directors of Jacksonville Bancorp, subject to a limit on premium payments. See “— Approval of the Merger Agreement and the Merger — Financial Interests of Directors and Executive Officers in the Merger — Indemnification” and “— Approval of the Merger Agreement and the Merger — Financial Interests of Directors and Executive Officers in the Merger — Directors and Officers Insurance” above for a complete description.
Certain Additional Covenants.   The Merger Agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, filing certain reports with the Securities and Exchange Commission, providing notice of a breach of a representation, warranty or agreement, obtaining required consents, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement.
Jacksonville Bancorp’s Stockholder Meeting and Recommendation of Jacksonville Bancorp’s Board of Directors
Jacksonville Bancorp has agreed to hold a meeting of its stockholders to vote on approval of the Merger Agreement and the merger at the earliest practicable date. Jacksonville Bancorp and its Board of Directors will recommend the approval of the Merger Agreement and the merger and solicit the approval of the Merger Agreement and the merger by the Jacksonville Bancorp stockholders (subject to the provisions governing making a change in Jacksonville Bancorp’s recommendation as described below).
Jacksonville Bancorp’s Board of Directors has unanimously agreed to recommend that Jacksonville Bancorp’s stockholders vote in favor of approval of the Merger Agreement and the merger. However, the Board of Directors may withdraw, modify or change its recommendation if it determines, in good faith, after consultation with its legal counsel, that such action is reasonably necessary for it to comply with its fiduciary duties under applicable law.
Agreement Not to Solicit Other Offers
Jacksonville Bancorp has agreed that it will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than CNB Bank Shares) relating to any acquisition transaction or a potential acquisition transaction involving Jacksonville Bancorp. Notwithstanding such foregoing restriction, Jacksonville Bancorp may provide information at the request of, or enter into negotiations with, a third party with respect to an acquisition transaction if the Jacksonville Bancorp Board of Directors determines, in good faith, after consultation with its legal counsel, that the taking of such actions is reasonably necessary for it to comply with its fiduciary duties under applicable law, and, provided further, that Jacksonville Bancorp may not provide to such third party any information that it has not provided (or does not simultaneously provide) to CNB Bank Shares.
Notwithstanding the foregoing paragraph, if at any time prior to the approval of the Merger Agreement by the Jacksonville Bancorp stockholders, Jacksonville Bancorp receives a bona fide, unsolicited written acquisition proposal that fulfills the requirements contained in, and does not result from a breach of, the Merger Agreement, Jacksonville Bancorp will provide a notice of such acquisition proposal to CNB Bank Shares. The Jacksonville Board of Directors may take any action otherwise prohibited with respect to such acquisition proposal if, after the fifth business day following the submission of such notice to CNB Bank Shares and after taking into account any adjusted, modified or amended terms provided by CNB Bank Shares in writing, the Board reasonably determines in good faith, after consultation with its legal counsel, that the taking of such actions is necessary to comply with its fiduciary duties under applicable law.
Jacksonville Bancorp must promptly notify CNB Bank Shares orally and in writing if it receives any inquiry or proposal and provide reasonable detail of all relevant facts relating to such inquiries.
For purposes of the Merger Agreement, an “acquisition proposal” means with respect to Jacksonville Bancorp any of the following: (1) a merger or consolidation, or any similar transaction (other than the merger with CNB Bank Shares) of any person with Jacksonville Bancorp; (2) a purchase, lease or other acquisition of all or substantially all the assets of Jacksonville Bancorp; (3) a purchase or other acquisition of  “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of Jacksonville Bancorp; (4) a tender or exchange offer to acquire securities representing 20% or more of the voting power of Jacksonville Bancorp; (5) the filing of an application or notice with any regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (1) through (4) above; or (6) the making of a bona fide proposal to Jacksonville Bancorp or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (1) through (4) above.
For purposes of the Merger Agreement, an “acquisition proposal” means any proposal or offer, whether or not in writing, relating to an acquisition transaction.
Conditions to Complete the Merger
CNB Bank Shares’ and Jacksonville Bancorp’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:
•
obtaining the consents and approvals required to consummate the merger, including the approval of the Merger Agreement and the transactions contemplated thereby by Jacksonville Bancorp’s stockholders, the receipt of required regulatory approvals and the expiration of applicable waiting periods;

•
since the date of the Merger Agreement, there must not have been commenced or threated against Jacksonville Bancorp or CNB Bank Shares any proceeding or order that would reasonably be expected to have a material adverse effect on the other party’s rights under the Merger Agreement or make the consummation of the merger illegal;

•
from the date of the Merger Agreement to the closing, there must not have been any change in the financial condition, assets or business of Jacksonville Bancorp or Jacksonville Savings Bank that has had or would reasonably be expected to have a material adverse effect on Jacksonville Bancorp or on CNB Bank Shares rights under the Merger Agreement;

•
the consummation of the merger must not, directly or indirectly, materially contravene or materially conflict with or result in a material violation of any applicable legal requirement or order;

•
as of the closing date of the merger, there must be no outstanding enforcement actions issued or threatened against Jacksonville Bancorp or Jacksonville Savings Bank;

•
the accuracy of the representations and warranties of the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards provided in the Merger Agreement, and the performance of the parties in all material respects of all obligations required to be performed by each party at or before the effective time of the merger under the Merger Agreement;

•
all proceedings, corporate or other, to be taken by the parties in connection with the transactions contemplated by the Merger Agreement, and all documents incident thereto, must be reasonably satisfactory in form and substance to the other party, and Jacksonville Bancorp must make available to CNB Bank Shares all reasonably requested records and documents relating to the business and affairs of Jacksonville Bancorp and Jacksonville Savings Bank;

•
Jacksonville Bancorp must have paid all applicable expenses related to the merger prior to the closing;

•
Jacksonville Bancorp’s total consolidated stockholders’ equity on the last day of the month preceding the month in which the closing of the merger occurs must not be less than $50 million (for purposes of this closing condition, the calculation of total consolidated stockholders’ equity excludes the effect of certain items, including expenses and certain other costs related to the merger, changes to the valuation of Jacksonville Bancorp’s deferred tax assets resulting from U.S. tax reform and changes to Jacksonville Bancorp’s accumulated other comprehensive income);

•
no known material unauthorized access to, or misappropriation of, confidential customer information maintained by Jacksonville Bancorp or Jacksonville Savings Bank; and

•
delivery by each of CNB Bank Shares and Jacksonville Bancorp of its portion of the merger consideration to the Paying Agent no later than the business day before the merger closing date.

Neither Jacksonville Bancorp nor CNB Bank Shares can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or will be waived by the appropriate party.
Termination of the Merger Agreement
The Merger Agreement can be terminated at any time before completion of the merger by mutual consent of the parties, or by either party in the following circumstances:
•
if such party’s conditions to closing the merger has not been satisfied and cannot be satisfied or cured by September 17, 2018 following written notice to the party committing the breach, or satisfaction of such a condition is or becomes impossible as of the merger closing date;

•
if the other party willfully breaches a representation or warranty or breaches a covenant or agreement that is not or cannot be cured within ten business days after its receipt of written demand for cure by the non-breaching party;

•
if the Jacksonville Bancorp stockholders fail to approve the Merger Agreement; provided, Jacksonville Bancorp may only terminate under this item if it fulfilled its obligations related to the calling of the stockholders meeting; or

•
if the merger is not consummated by September 17, 2018, or such later date to which the parties may agree; provided however, that this right is not available to any party who failed to use its best efforts to consummate the merger.

CNB Bank Shares may terminate the Merger Agreement in the following circumstances:
•
if the Jacksonville Bancorp Board of Directors, in the exercise of its fiduciary duties, withdraws, modifies or changes, in any manner adverse to CNB Bank Shares, its recommendation to approve the Merger Agreement (or publicly announces its intention to do so) or breaches its obligations relating to calling and holding the Jacksonville Bancorp stockholders meeting; or

•
if a receiver or conservator is appointed for Jacksonville Bancorp or Jacksonville Bancorp files for voluntary liquidation.

In addition, Jacksonville Bancorp may terminate the Merger Agreement to sign a merger agreement with a third party, but only if Jacksonville Bancorp has complied with its obligations under its no solicitation provisions and pays the termination fee discussed below.

Effect of Termination
If the Merger Agreement is terminated, it will become void, except that (1) any liability of either CNB Bank Shares or Jacksonville Bancorp for any willful breach of their respective representations, warranties, covenants or agreements under the Merger Agreement will survive the termination, and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
If the Merger Agreement is terminated under certain circumstances, either Jacksonville Bancorp or CNB Bank Shares must pay the other in immediately available funds a termination fee of  $2.25 million (plus up to $400,000 in out-of-pocket expenses related to the merger).
Jacksonville Bancorp must pay the termination fee if:
•
the Merger Agreement is terminated by CNB Bank Shares because of Jacksonville Bancorp’s inability to deliver its portion of the merger consideration;

•
the Merger Agreement is terminated by CNB Bank Shares because Jacksonville Bancorp willfully breaches a representation or warranty or breaches a covenant or agreement that is not or cannot be cured within ten business days after its receipt of written demand for cure by CNB Bank Shares;

•
the Merger Agreement is terminated by CNB Bank Shares because the Jacksonville Bancorp Board of Directors, in the exercise of its fiduciary duties, withdraws, modifies or changes, in any manner adverse to CNB Bank Shares, its recommendation to approve the Merger Agreement (or publicly announces its intention to do so) or breaches its obligations relating to calling and holding the Jacksonville Bancorp stockholders meeting; or

•
the Merger Agreement is terminated by CNB Bank Shares or Jacksonville Bancorp because the Jacksonville Bancorp stockholders have failed to approve the Merger Agreement (provided, Jacksonville Bancorp may only terminate under this item if it fulfilled its obligations related to the calling of the stockholders meeting) and (1) prior to the stockholders meeting an acquisition transaction has been publicly announced, communicated or disclosed and (2) within 12 months following the termination of the Merger Agreement, an acquisition transaction is consummated (other than with CNB Bank Shares or any of its affiliates) or if Jacksonville Bancorp enters into a contract providing for an acquisition transaction (other than with CNB Bank Shares or any of its affiliates).

CNB Bank Shares must pay the termination fee if:
•
the Merger Agreement is terminated by Jacksonville Bancorp because CNB Bank Shares willfully breaches a representation or warranty or breaches a covenant or agreement that is not or cannot be cured within ten business days after its receipt of written demand for cure by Jacksonville Bancorp; or

•
the Merger Agreement is terminated by Jacksonville Bancorp because of CNB Bank Shares’ inability to deliver its portion of the merger consideration.

In addition, if the Merger Agreement is terminated by either party because the terminating party’s conditions to closing the merger cannot be satisfied because of the failure of the non-terminating party to satisfy its commitments under the Merger Agreement regarding the accuracy of its representations and warranties and its performance of all covenants and obligations (and such failure is not the result of a willful breach), then the non-terminating party must pay the terminating party the aggregate of the terminating party’s out-of-pocket expenses related to the merger, up to $400,000.
Amendment, Waiver and Extension of the Merger Agreement
The Merger Agreement may not be amended except by mutual written agreement. Without limiting the foregoing, the parties may by mutual written agreement: (1) extend the time for the performance of any of the obligations or other acts of the parties; (2) waive any inaccuracies in the representations or warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (3) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in the Merger Agreement or waive or modify performance of any of the obligations of any of the parties, which are for the benefit of the waiving party; provided, however, that no modification, amendment or supplement agreed to after approval of the Merger Agreement by the Jacksonville Bancorp stockholders will affect such stockholders’ rights in any manner that is materially adverse to them.
Expenses and Fees
Except as set forth above regarding the termination fee, all costs and expenses incurred in connection with the Merger Agreement and the related transactions will be paid by the party incurring such expense.

OWNERSHIP OF JACKSONVILLE BANCORP COMMON STOCK BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables provide information regarding ownership of Jacksonville Bancorp common stock as of March 29, 2018, by beneficial owners of more than 5% of the outstanding shares of Jacksonville Bancorp common stock, by each director and each named executive officer, and by all directors and named executive officers of Jacksonville Bancorp as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Beneficial Owners of More Than 5% of Outstanding Common Stock
Stilwell Value, LLC 111 Broadway, 12th Floor New York, NY 10006	154,200(3)	8.5%
Chicago Capital Management, LLC 311 South Wacker Drive Suite 6025 Chicago, IL 60606	90,735(4)	5.0%
Directors
Andrew F. Applebee	81,338(5)	4.5%
John M. Buchanan	6,852(6)	*
Peggy S. Davidsmeyer	1,500(7)	*
Harmon B. Deal, III	57,784(8)	3.2%
John L. Eyth	10,392(9)	*
Richard A. Foss	85,260(10)	4.7%
John C. Williams	41,598(11)	2.3%
Named Executive Officers Who Are Not Directors
Chris A. Royal	5,643(12)	*
Diana S. Tone	15,035(13)	*
All Directors and Named Executive Officers as a group (9 persons)	305,402	16.8%

(*)
Less than 1%.

(1)
The mailing address for each director and executive officer is 1211 West Morton Avenue, Jacksonville, Illinois 62650.

(2)
Based on 1,814,467 shares of common stock outstanding on March 29, 2018, plus any shares that such person has the right to acquire within 60 days, such as through the exercise of stock options.

(3)
Based upon a Schedule 13F-HR filed on January 26, 2018 with the Securities and Exchange Commission.

(4)
Based upon a Schedule 13G filed on February 16, 2018 with the Securities and Exchange Commission.

(5)
Mr. Applebee has shared voting and investment power over 73,838 shares and sole voting power over 7,500 shares, including 4,092 shares of common stock pursuant to the ESOP and options to purchase 3,000 shares of common stock.

(6)
Mr. Buchanan has sole voting and investment power over 6,852 shares.

(7)
Ms. Davidsmeyer has sole voting power over 1,500 shares of common stock, including options to purchase 900 shares of common stock.

(8)
Mr. Deal has sole voting and investment power over 42,817 shares and shared voting and investment power over 14,967 shares of common stock.

(9)
Mr. Eyth has shared voting and investment power over 8,865 shares of common stock and sole voting power over 1,527 shares, including options to purchase 600 shares of common stock.

(10)
Mr. Foss has shared voting and investment power over 66,188 shares and sole voting and investment power over 19,072 shares, including 5,074 shares of common stock pursuant to the ESOP and options to purchase 7,200 shares of common stock.

(11)
Mr. Williams has sole voting and investment power over 5,650 shares and shared voting and investment power over 35,948 shares of common stock, including 577 shares of common stock pursuant to the ESOP.

(12)
Mr. Royal’s number of shares owned includes options to purchase 2,000 shares of common stock and 893 shares of common stock pursuant to the ESOP.

(13)
Ms. Tone’s number of shares owned includes options to purchase 4,526 shares of common stock and 929 shares of common stock pursuant to the ESOP.

PROPOSAL 2 — APPROVAL OF THE MERGER-RELATED COMPENSATION
As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities Exchange Act of 1934, as amended, Jacksonville Bancorp is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this Proxy Statement captioned “Proposal 1 — Approval of the Merger Agreement and the Merger — Financial Interests of Directors and Executive Officers in the Merger — Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers” and the related table and narratives. The Board of Directors unanimously recommends that stockholders vote “FOR” the Merger-Related Compensation proposal.
Jacksonville Bancorp believes that the amount of compensation that may become payable to its named executive officers in connection with the completion of the merger, as described in this proxy statement, is reasonable and demonstrates that Jacksonville Bancorp’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Jacksonville Bancorp’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Jacksonville Bancorp named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the Merger Agreement and the merger. However, the compensation will not be payable if the merger is not completed. Jacksonville Bancorp asks that its stockholders vote “FOR” the following resolution:
RESOLVED, that the compensation that may become payable to Jacksonville Bancorp’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Proposal 1 — Approval of the Merger Agreement and the Merger — Financial Interests of Directors and Executive Officers in the Merger — Merger-Related Compensation for Jacksonville Bancorp’s Named Executive Officers” and the related table and narratives, is hereby APPROVED.
This vote is advisory and, therefore, it will not be binding on Jacksonville Bancorp, nor will it overrule any prior decision of Jacksonville Bancorp or require Jacksonville Bancorp’s Board of Directors (or any committee thereof) to take any action. However, Jacksonville Bancorp’s Board of Directors values the opinions of Jacksonville Bancorp’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, Jacksonville Bancorp’s Board of Directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.
Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting.
PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING
If there are not sufficient votes to constitute a quorum or approve Proposal 1 at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned or postponed to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Jacksonville Bancorp at the time of the special meeting to be voted for an adjournment or postponement, if necessary, Jacksonville Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The special meeting may be postponed or adjourned to solicit additional proxies. The Board of Directors unanimously recommends that stockholders vote “FOR” the Adjournment Proposal. If it is necessary to adjourn or postpone the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.
Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement.

STOCKHOLDER PROPOSALS
The merger is expected to be consummated before the next annual meeting of our stockholders, in which case the annual meeting would not be convened.
Stockholders who, in accordance with Exchange Act Rule 14a-8, wished to present a proposal for consideration for inclusion in the proxy materials to be distributed in connection with the annual meeting must have submitted their proposals so that they were received at Jacksonville Bancorp’s executive office, 1211 West Morton Avenue, Jacksonville, Illinois 62650, no later than November 21, 2017. Jacksonville did not receive any such proposals.
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, our Corporate Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.
The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address of such stockholder as they appear on Jacksonville Bancorp’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (3) the class or series and number of shares of capital stock of Jacksonville Bancorp that are owned beneficially or of record by such stockholder and such beneficial owner; (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
The notice with respect to director nominations must include (1) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article II, Section 12 of our Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of the Bylaws, and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (2) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on Jacksonville Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of Jacksonville Bancorp that are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.
The merger is expected to be consummated before the next annual meeting of our stockholders, in which case the annual meeting would not be convened.

WHERE YOU CAN FIND MORE INFORMATION
Jacksonville Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Jacksonville Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Jacksonville Bancorp with the Securities and Exchange Commission are also available at Jacksonville Bancorp’s internet worldwide web site. The address is http://www.jacksonvillesavings.com.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by Jacksonville Bancorp or any other person. This proxy statement is dated April 2, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Appendix A
Agreement and Plan of Merger
among
CNB Bank Shares, Inc.,
Jacksonville Bancorp, Inc.
and
CNB Acquisition, Inc.
as of January 17, 2018

A-i

A-ii

A-iii

A-iv

Schedules
Schedule 1.1	Existing Environmental Reports
Schedule 4.2	Bank Organization
Schedule 4.4	No Conflict
Schedule 4.5	Capitalization
Schedule 4.9	Loans; Allowance for Loan and Lease Losses
Schedule 4.10	Undisclosed Liabilities; Adverse Changes
Schedule 4.11	Taxes
Schedule 4.15	Absence of Certain Changes and Events
Schedule 4.16	Properties, Contracts and Employee Benefit Plans
Schedule 4.17	No Defaults
Schedule 4.18	Insurance
Schedule 4.20	Employee Matters
Schedule 4.22	Insider Interests
Schedule 4.23	Brokerage Commissions
Schedule 7.2	Continuing Employees and Terminated Employees
Schedule 7.4	Company Commitments to Community Organizations
Schedule 7.6	Deferred Compensation Arrangements
Schedule 7.8	Company Employment Agreements
Exhibits
Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Amendment to Change in Control Agreement
A-v

Index of Defined Terms
Acquiror	A-1
Acquiror Bank	A-1
Acquisition Proposal	A-1
Acquisition Transaction	A-1
Acquisition Transaction Termination	A-39
Agreement	A-1
Agreement Date	A-1
ALLL	A-1
Articles of Merger	A-7
Bank	A-1
Bank Loans	A-15
Bank Merger	A-2
Bank Merger Agreement	A-9
Best Efforts	A-2
BHCA	A-12
Breach	A-2
Business Day	A-2
Calculation	A-9
Calculation Date	A-2
Call Reports	A-2
Certificate	A-2
Closing	A-2
Closing Date	A-2
Closing Shareholders’ Equity	A-2
Code	A-2
Company	A-1
Company 401(k) Plan	A-31
Company Common Stock	A-1
Company Dividend Payments	A-2
Company ESOP	A-31
Company Evaluation Date	A-14
Company Real Estate	A-19
Company SEC Reports	A-2
Confidentiality Agreement	A-27
Contemplated Transactions	A-2
Continuing Employee	A-32
Contract	A-2
CRA	A-3
Deferred Compensation Arrangements	A-34
Effective Time	A-3
A-vi

Employee Benefit Plans	A-20
Engagement Date	A-10
Environmental Laws	A-21
ERISA	A-3
ERISA Affiliate	A-3
ESOP Termination Date	A-31
Exchange Act	A-3
Existing Environmental Reports	A-3
Extraordinary Expenses	A-3
FDIA	A-12
FDIC	A-3
Federal Reserve	A-3
Final Determination	A-10
Financial Statements	A-13
GAAP	A-3
IBA	A-12
IDFPR	A-3
Independent Accountants	A-10
Intellectual Property Assets	A-19
Internal Control Over Financial Reporting	A-14
IRS	A-20
Knowledge	A-3
Legal Requirement	A-3
Letter of Transmittal	A-11
Material Adverse Effect	A-3
MDAT	A-4
Merger	A-1
Merger Consideration	A-4
Merger Sub	A-1
MGCL	A-4
Notice of Acquisition Proposal	A-29
Objection Notice	A-10
OCC	A-4
Option Consideration	A-11
Order	A-4
Ordinary Course of Business	A-4
OREO	A-4
Outstanding Company Common Stock	A-4
Outstanding Company Stock Options	A-4
Parties	A-1
Paying Agent	A-10
A-vii

Per Share Price	A-4
Permitted Exceptions	A-15
Person	A-4
Proceeding	A-4
Proxy Statement	A-4
Qualifying Termination Event	A-32
Regulatory Authority	A-5
Representative	A-5
SEC	A-5
Securities Act	A-5
Shareholders	A-5
Subsequent Financial Statements	A-28
Subsidiary	A-5
Surviving Entity	A-1
tail coverage	A-31
Target Amount	A-5
Tax	A-5
Tax Return	A-5
Termination Date	A-38
Threatened	A-5
Transactional Expenses	A-5
Willful Breach	A-6
A-viii

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is entered into as of January 17, 2018 (the “Agreement Date”), by and among CNB Bank Shares, Inc., an Illinois corporation (“Acquiror”), CNB Acquisition, Inc., a Maryland corporation (“Merger Sub”), and Jacksonville Bancorp, Inc., a Maryland corporation (the “Company”).
Recitals
A. The parties to this Agreement named above (the “Parties”) desire to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company being the surviving entity (the “Surviving Entity”).
B. As a result of the Merger and at the time of the consummation thereof, each outstanding share of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), will be converted solely into the right to receive cash in the amount and pursuant to the terms set forth in this Agreement.
C. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and the other transactions.
Agreements
In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the Parties hereby agree as follows:
Article 1
Definitions
Section 1.1 Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.
(a) “Acquiror Bank” means CNB Bank & Trust, N.A. a national banking association with its main office located in Carlinville, Illinois, and a wholly-owned Subsidiary of Acquiror.
(b) “Acquisition Proposal” means any proposal or offer, whether or not in writing, relating to an Acquisition Transaction.
(c) “Acquisition Transaction” means with respect to the Company any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of the Company; (iii) a purchase or other acquisition of  “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such Person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of the Company; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of the Company; (v) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vi) the making of a bona fide proposal to the Company or the Shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (iv) above.
(d) “Affiliate” means any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.
(e) “ALLL” means the Bank’s allowance for loan and lease losses.
(f) “Bank” means Jacksonville Savings Bank, an Illinois-chartered savings bank with its main office located in Jacksonville, Illinois, and a wholly-owned Subsidiary of the Company.

(g) “Bank Merger” means the merger of the Bank with and into Acquiror Bank.
(h) “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to: (i) take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions; or (ii) incur any substantial cost not otherwise required.
(i) “Breach” means, with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
(j) “Business Day” means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.
(k) “Calculation Date” means the last day of the month preceding the month in which the Closing is scheduled to occur.
(l) “Call Reports” means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.
(m) “Certificate” means a stock certificate representing one or more shares of Company Common Stock.
(n) “Closing” means the consummation of the Merger.
(o) “Closing Date” has the meaning set forth in Section 2.3(a).
(p) “Closing Shareholders’ Equity” means the total consolidated common shareholders’ equity of the Company as of the Calculation Date, calculated in accordance with GAAP and the terms of this Agreement, and including the effect of: (i) the Company Dividend Payments; and (ii) Extraordinary Expenses exceeding Fifty Thousand Dollars ($50,000) in the aggregate; and excluding the effect of: (u) the recognition of or accrual for all expenses paid or incurred, or projected to be paid or incurred through the Closing, by the Company or the Bank in connection with all Transactional Expenses; (v) any changes to the valuation of the Company’s deferred tax asset resulting from any amendment or changes to the Code effected after September 30, 2017; (w) any changes in the Company’s accumulated other comprehensive income since September 30, 2017; (x) any actions taken to obtain the cash necessary to fulfill its obligations under Section 2.9(a) of this Agreement; (y) the payment of the Option Consideration; and (z) any increases to the Company’s equity as a result of issuances of shares of Company Common Stock from the date of this Agreement, including shares issued in connection with the exercise of Outstanding Company Stock Options. The calculation of Closing Shareholders’ Equity shall be made in accordance with the provisions of Section 2.13.
(q) “Code” means the Internal Revenue Code of 1986, as amended.
(r) “Company Dividend Payments” has the meaning set forth in Section 6.2(j).
(s) “Company SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since January 1, 2016.
(t) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement; (iii) Acquiror’s acquisition of control of the Company and, indirectly, the Bank; and (iv) the Bank Merger.
(u) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(v) “CRA” means the Community Reinvestment Act, as amended.
(w) “Effective Time” has the meaning set forth in Section 2.3(b).
(x) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(y) “ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or the Bank for purposes of Section 414 of the Code.
(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(aa) “Existing Environmental Reports” means any Environmental Site Assessment (Phase I and II) contained in Schedule 1.1.
(bb) “Extraordinary Expenses” means the aggregate expense or cost of, or expenditure, disbursement or payment related to, any actions or events that occur from the date of this Agreement through the Effective Time and that would have been required to be reported on Schedule 4.15 if such action or event had occurred on the first day preceding the Agreement Date.
(cc) “FDIC” means the Federal Deposit Insurance Corporation.
(dd) “Federal Reserve” means the Board of Governors of the Federal Reserve System (or any of the Federal Reserve banks acting under delegated authority).
(ee) “GAAP” means generally accepted accounting principles in the United States.
(ff) “IDFPR” means the Illinois Department of Financial and Professional Regulation.
(gg) “Knowledge” means with respect to the Company or the Bank the actual knowledge of any of the following: Andrew F. Applebee, Richard A. Foss, Diana S. Tone and Chris A. Royal; and with respect to Acquiror means the actual knowledge of any of the following: James T. Ashworth and Shawn L. Davis.
(hh) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(ii) “Material Adverse Effect” means with respect to the Company, the Bank, Acquiror or Acquiror Bank, as the context may dictate, any event, circumstance, change or effect (A) that is material and adverse to the assets, liabilities, capitalization, financial condition, operations, results of operations or business of such Person and its Subsidiaries, taken as a whole, or (B) which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that clause (A) set forth above shall not be deemed to include the impact of: (i) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof; (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to the Company or the Bank’s valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Acquiror’s prior written consent; (iv) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or changes in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting the Company or Bank (or its Subsidiaries), including, but not limited to, changes in levels of interest rates generally; (v) the effects of compliance with this Agreement on the operating performance of the Company or Bank, including the expenses incurred or accrued by the Company and Bank in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken by the Company and Bank with the prior consent of Acquiror, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) the public disclosure of this

Agreement or the transactions contemplated hereby; and (ix) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof; provided that the events, circumstances, changes or effects set forth in clauses (i), (ii), and/or (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such events, circumstances, changes or effects have a material and disproportionate adverse impact on such Person and its Subsidiaries, taken as a whole, relative to the other participants in the industries or markets in which such Person or its Subsidiaries operate.
(jj) “MDAT” means the Maryland Department of Assessments and Taxation.
(kk) “Merger Consideration” means an amount equal to the Per Share Price multiplied by the Outstanding Company Common Stock.
(ll) “MGCL” means the Maryland General Corporation Law, as amended.
(mm) “OCC” means the Office of the Comptroller of the Currency.
(nn) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(oo) “Ordinary Course of Business” shall include any action taken by a Person only if such action:
(i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution or the authorization of quarterly cash dividends; and
(iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than the authorization of quarterly cash dividends or loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
(pp) “OREO” means real estate owned by the Company or the Bank and designated as “real estate owned.”
(qq) “Outstanding Company Common Stock” means the total number of shares of the Company Common Stock that is issued and outstanding as of the Effective Time.
(rr) “Outstanding Company Stock Options” means) shares of Company Common Stock that are subject to issuance in accordance with issued and outstanding options held by various individuals as set forth in Schedule 4.5, all of which such options, to the extent not previously exercised, shall be cancelled at the Effective Time in exchange for the Option Consideration in accordance with Section 3.3.
(ss) “Per Share Price” means Thirty-Three Dollars and Seventy Cents ($33.70).
(tt) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.
(uu) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(vv) “Proxy Statement” means the proxy statement to be used by the Company in connection with the solicitation by its board of directors of proxies for use at the meeting of the Shareholders to be convened for the purpose of voting on this Agreement and the Merger, all pursuant to Sections 6.12 and 6.13.

(ww) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, enforcement, taxing or other power or authority over Acquiror, the Company or the Bank; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) a filing must be made in connection therewith, including the SEC, the Federal Reserve, the OCC, the FDIC, the IDFPR and the MDAT.
(xx) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(yy) “SEC” means the Securities and Exchange Commission.
(zz) “Securities Act” means the Securities Act of 1933, as amended.
(aaa) “Shareholders” means the holders of record of the Outstanding Company Common Stock.
(bbb) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
(ccc) “Target Amount” means Fifty Thousand Dollars ($50,000).
(ddd) “Tax” means any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock franchise, withholding, social security, unemployment, disability, transfer, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(eee) “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
(fff) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
(ggg) “Transactional Expenses” means all transaction costs of the Company and the Bank associated with the Agreement and the Contemplated Transactions, or incurred or accrued (or required to be accrued in accordance with GAAP or the terms of this Agreement) in connection with, the Agreement and the Contemplated Transactions, including: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors, proxy solicitors and other professional advisors incurred by the Company or the Bank in connection with this Agreement and the Contemplated Transactions; (ii) the cost of preparing, printing and mailing the Proxy Statement to the Shareholders and any other costs and expenses incurred in connection with obtaining Shareholder approval of this Agreement and the Merger; (iii) except as expressly provided herein, any amounts paid or payable to any director, officer or employee of the Company or the Bank under any Contract, benefit plan or employment practice of the Company or the Bank; (iv) except as expressly provided herein, all other payroll and non-payroll related costs and expenses; in each case of the clauses (i) through (iv), incurred or accrued, or to be incurred or accrued, by the Company or the Bank through the Effective Time in connection with this Agreement and the Contemplated Transactions;

and (v) any required filing fees and costs of regulatory notices; and (vi) any costs incurred in the defense or settlement of any stockholder litigation against the Company and/or its directors and/or its officers relating to the transactions contemplated by the Agreement.
(hhh) “Willful Breach” means a knowing or intentional Breach, made with intent or knowledge, by a Party of any of its representations, warranties, covenants, obligations or other provisions of this Agreement.
Section 1.2 Principles of Construction.
(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Carlinville, Illinois, time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules, appendices and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b) Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Company delivered to Acquiror before the Agreement Date (the “Schedules”). The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another section of the Schedules or the Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. To the extent that any of the terms of this Agreement are inconsistent with the requirements of GAAP, the terms of this Agreement will control.
(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
Article 2
The Merger
Section 2.1 The Merger.   Provided that this Agreement shall not have been terminated in accordance with its terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and shareholder approvals, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the MGCL, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Entity. As a result of the Merger, at the Effective Time, each share of Outstanding Company Common Stock will be converted into the right to receive the Per Share Price.
Section 2.2 Effects of Merger.   At the Effective Time, the effect of the Merger shall be as provided in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
Section 2.3 Closing; Effective Time.
(a) Provided that this Agreement shall not have been terminated in accordance with its terms, the Closing shall occur on a date mutually agreed by the Parties; provided, however, that if the Parties fail to agree, the Closing shall occur on the date that is ten (10) Business Days after the last to occur of: (i) the receipt of the last necessary regulatory approval for the Merger and the expiration of the last of any required waiting period with respect to the necessary regulatory approvals; and (ii) the satisfaction or waiver in writing of all of the conditions set forth set forth in Article 9 and Article 10; provided, further, however, that if based upon the foregoing, the Closing would occur prior to the tenth (10th) Business Day of any month, then such Closing shall be delayed until, and shall occur on, such tenth (10th) Business Day (the “Closing Date”). The Closing shall occur through the mail, electronically, or at a time and place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at 10:00 a.m. on the Closing Date at the offices of Acquiror, located at 450 W. Side Square, Carlinville, Illinois. Subject to the provisions of Article 11, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.3(a) will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
(b) The Parties agree to file in a timely manner prior to the Closing Date the appropriate articles of merger with the MDAT, as contemplated by Sections 3-107 and 3-109 of the MGCL (the “Articles of Merger”). The Merger shall be effective after the Articles of Merger have been duly filed with and accepted by the MDAT, and at a time on the Closing Date specified by Acquiror in the Articles of Merger (the “Effective Time”).
Section 2.4 Articles of Incorporation.   At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.
Section 2.5 Bylaws.   At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.
Section 2.6 Board of Directors.   At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.
Section 2.7 Officers.   At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Entity.
Section 2.8 Acquiror’s Deliveries at Closing.   At the Closing, Acquiror shall deliver the following items to the Company:
(a) evidence of payment by Acquiror to Paying Agent (as defined in Section 3.2(a)) of an amount of cash equal to the Merger Consideration less the amount provided to the Paying Agent by the Company under Section 2.9(a) representing a portion of the Merger Consideration;

(b) evidence of binding commitments or completion of one or more capital offerings or credit arrangements to fund Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a);
(c) copies of resolutions of the board of directors of Acquiror approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;
(d) copies of resolutions of the board of directors of Merger Sub authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Merger Sub;
(e) a certificate executed by the President or other executive officer of each of Acquiror and of Merger Sub, dated the Closing Date, stating, respectively, that: (i) subject to the standard set forth in Section 10.1, all of the representations and warranties of Acquiror and Merger Sub, as the case may be, set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Acquiror and Merger Sub, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; and
(f) such other documents as the Company or its counsel shall reasonably request.
All of such items shall be reasonably satisfactory in form and substance to the Company and its counsel.
Section 2.9 Company’s Deliveries at Closing.   At the Closing, the Company shall deliver the following items to Acquiror:
(a) evidence of payment by the Company to Paying Agent of an amount of cash equal to Twenty-Four Million Eight Hundred Fifty-Eight Thousand One Hundred and Ninety-Two Dollars ($24,858,192) representing a portion of the Merger Consideration;
(b) a copy of the articles of incorporation of the Company certified by the MDAT not more than five (5) Business Days prior to the Closing Date;
(c) a good standing certificate of for the Company issued by the MDAT dated not more than five (5) Business Days prior to the Closing Date;
(d) a copy of the articles of incorporation of the Bank certified by the IDFPR not more than five (5) Business Days prior to the Closing Date;
(e) a good standing certificate for the Bank issued by the IDFPR dated not more than five (5) Business Days prior to the Closing Date;
(f) a certificate of the Secretary or any Assistant Secretary of the Company dated the Closing Date certifying a copy of the bylaws of the Company and stating that there have been no further amendments to the articles of incorporation of the Company delivered pursuant to this Section 2.9;
(g) a certificate of the Secretary or any Assistant Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of incorporation of the Bank delivered pursuant to this Section 2.9;
(h) copies of resolutions of the Shareholders and/or the Company’s board of directors: (A) authorizing and approving this Agreement and the Contemplated Transactions; (B) calling a special meeting of the Shareholders to approve this Agreement and the Merger; and (C) recommending to the Shareholders their approval of this Agreement and the Merger; certified as of the Closing Date by the Secretary or any Assistant Secretary of the Company;
(i) a list of the Shareholders as of the Closing Date, including addresses, the number of shares of Company Common Stock owned by each and the Certificate numbers representing such shares;

(j) a resignation effective as of the Closing Date from each of the officers and directors of the Company, and from any officers or directors of the Bank that may be requested by Acquiror, from such individual’s position, as the case may be, as a director or officer or both of the Company and/or the Bank;
(k) a certificate executed by the President or other executive officer of each of the Company and of the Bank, dated the Closing Date, stating, respectively, that: (i) subject to the standard set forth in Section 9.1, all of the representations and warranties of the Company and the Bank, as the case may be, set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) the Company and the Bank, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing;
(l) a resolution adopted by the Compensation Committee of the Company certifying the cancellation of the Outstanding Company Stock Options in consideration of the Option Consideration as contemplated by Section 3.3; and
(m) such other documents as Acquiror or its counsel shall reasonably request.
All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.
Section 2.10 Bank Merger.   The Parties understand that it is the present intention of Acquiror to effect the Bank Merger concurrently or within a reasonable amount of time after the Effective Time, in the sole discretion of Acquiror. Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. In connection with the execution and delivery of this Agreement, Acquiror and the Company shall cause Acquiror Bank and the Bank, respectively, to enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit A, or such other form as may be mutually agreed (such agreement, the “Bank Merger Agreement”). Prior to the Effective Time, Acquiror shall cause Acquiror Bank, and the Company shall cause the Bank, to execute such certificates or articles of merger and such other documents and certificates, and to take such other actions, in each case as are necessary to effectuate the Bank Merger. Acquiror will maintain the “Jacksonville Savings Bank” name at all facilities of the Bank prior to the Bank Merger. Upon consummation of the Bank Merger, the Bank’s former facilities will be operated as “CNB Bank & Trust, N.A.”
Section 2.11 Absence of Control.   It is the intent of the Parties that none of Acquiror, Merger Sub or Acquiror Bank by reason of this Agreement or such Parties’ continuing due diligence shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other Party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other Party.
Section 2.12 Alternative Structure.   Notwithstanding anything to the contrary in this Agreement, Acquiror may specify, for any reasonable business, Tax or regulatory purpose, that, before the Effective Time, Acquiror, the Company and the Bank shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of the Company or the Bank with any Affiliate of Acquiror, and the Parties shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change to the structure of the Contemplated Transactions shall (1) alter or change the amount or kind or Merger Consideration (2) impede consummation of the Merger or (3) delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits or the form of consideration to be received by the Shareholders.
Section 2.13 Calculation of Closing Shareholders’ Equity.   The Closing Shareholders’ Equity shall be calculated by the Company using reasonable estimates of revenues and expenses where actual amounts are not available. The calculation of these amounts (collectively, the “Calculation”), shall be delivered to Acquiror, accompanied by appropriate supporting detail, no later than the close of business on the fifth (5th) day following the Calculation Date. If prior to the close of business on the fifth (5th) day following delivery of the Calculation to Acquiror, Acquiror has not given the Company notice of an objection to the

Calculation (which notice shall state in detail the specific basis of Acquiror’s objection and its proposed adjustments (the “Objection Notice”)), the Calculation as prepared by the Company will be final, binding, and conclusive on the Parties. If Acquiror timely gives the Company an Objection Notice and if the Company and Acquiror fail to resolve the issues raised in the Objection Notice prior to the close of business on the fifth (5th) day following delivery of the Objection Notice by Acquiror to the Company, the determination of the Calculation, and all matters associated therewith, shall be submitted to the Springfield, Illinois, office of RSM US LLP (or, if the Springfield, Illinois, office of RSM US LLP is unable or unwilling to serve in such capacity, a recognized national or regional independent accounting firm, with significant experience in auditing financial institutions, that is mutually acceptable to the Company and Acquiror) (the “Independent Accountants”) for a binding determination of the Calculation (a “Final Determination”). The Independent Accountants shall be directed by the Company and Acquiror to use their Best Efforts to make a Final Determination as soon as practicable within ten (10) days after the date of its engagement (the “Engagement Date”), but in no event later than thirty (30) days after the Engagement Date, and the Final Determination with respect to all matters covered therein, including the Closing Shareholders’ Equity, shall be conclusive and binding upon Acquiror and the Company. The Company and Acquiror shall execute any agreement required by the Independent Accountants to accept their engagement and shall each bear one-half of the fees and costs of the Independent Accountants (and which, in the case of the Company, shall constitute an additional Transactional Expense). Notwithstanding anything contained herein to the contrary, if the Independent Accountants are requested to make a Final Determination, the Closing Date shall be postponed and shall occur on the fifth (5th) Business Day after delivery to the Parties of a Final Determination.
Article 3
Conversion of Securities in the Merger
Section 3.1 Manner of Merger.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any of the shares of the capital stock of Merger Sub:
(a) Each of the shares of Outstanding Company Common Stock (other than shares held as treasury stock, shares held by Acquiror or any shares remitted to the Company prior to the Effective Time for purposes of repayment of the Company ESOP loan balance as contemplated by Section 6.18) shall be converted into the right to receive the Per Share Price.
(b) Each share of Company Common Stock held as treasury stock or by Acquiror immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly-issued, fully paid and non-assessable share of common stock of the Surviving Entity, and such common stock of the Surviving Entity shall constitute all of the issued and outstanding shares of capital stock of the Surviving Entity immediately following the Effective Time.
Section 3.2 Payment for Shares.
(a) The Parties agree that Hickory Point Bank and Trust, Decatur, Illinois, at Acquiror’s sole expense, shall serve as the paying agent for purposes of this Agreement (the “Paying Agent”). At the Effective Time, the Parties shall deliver or cause to be delivered to the Paying Agent a certified copy of a list of the Shareholders.
(b) At or prior to the Effective Time, for the benefit of the holders of the Outstanding Company Common Stock for payment in accordance with this Section 3.2, (i) Acquiror shall make the payment described in Section 2.8(a) to the Paying Agent and (ii) the Company shall make the payment described in Section 2.9(a) to the Paying Agent.
(c) Within five (5) Business Days after the Effective Time, Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Outstanding Company Common Stock, a letter of transmittal (which shall specify that delivery shall be effected, and risk or loss and title to the Certificate shall pass, only upon the proper delivery of the Certificates to the Paying Agent) and instructions (all in such form as may be reasonably acceptable to the Company and its counsel) for use in effecting on or after the Effective Time the surrender of Certificates which, immediately prior to the Effective Time, represented such shares (the “Letter of Transmittal”).
(d) Upon surrender to the Paying Agent of such Certificates, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall within five (5) Business Days thereafter cause to be paid to the Persons entitled thereto a check or, if appropriate instructions are provided and Paying Agent’s normal fees are paid, a wire in the amount to which such Persons are entitled, after giving effect to any required Tax withholdings.
(e) If payment is to be made to a Person other than the registered holder of Certificates surrendered, it shall be a condition of any such payment that the Certificates so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Certificates surrendered, or establish to the satisfaction of Acquiror or the Paying Agent that any such Tax has been paid or is not applicable.
(f) Ninety (90) days following the Effective Time, the Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Outstanding Company Common Stock and who has not then surrendered their Certificates to Paying Agent a second notice of the Letter of Transmittal. One hundred eighty (180) days following the Effective Time, the Paying Agent shall deliver to Acquiror a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their Certificates to receive the Merger Consideration to which they are entitled, and Acquiror shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of Certificates formerly representing Company Common Stock and outstanding at the Effective Time.
(g) Except as otherwise provided herein or in the Letter of Transmittal, Acquiror shall pay all charges and expenses in connection with the payment of the Merger Consideration in exchange for Company Common Stock.
(h) The Merger Consideration paid pursuant to this Article 3 shall constitute and represent full satisfaction of all rights pertaining to such shares of Company Common Stock.
(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such reasonable amount as Acquiror or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Acquiror or the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Certificate pursuant to this Article 3.
Section 3.3 Company Stock Options.   Holders of Outstanding Company Stock Options under the Jacksonville Bancorp, Inc. 2012 Stock Option Plan, whether or not vested as of the Effective Time, will be cancelled in exchange for the right to receive a cash payment, which shall be paid by the Company prior to the Effective Time, in an amount equal to the product of  (i) the number of shares of Company Common Stock subject to such Outstanding Company Stock Option at the Effective Time and (ii) the amount by which the Per Share Price exceeds the exercise price per share of such Outstanding Company Stock Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of an Outstanding Company Stock Option is greater than or equal to the Per Share Price, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Outstanding Company Stock Option shall be canceled without any payment made in exchange therefor. In connection with the cash out of the Outstanding Company Stock Options, the Company shall use best efforts to enter into a stock option cancellation agreement with the holder of each such option prior to payment of such consideration. Execution of a cancellation agreement by every holder of the Outstanding Company Stock Options is not a condition precedent to consummation of the transactions contemplated by this Section 3.3.
Article 4
Representations and Warranties of the Company
The Company hereby represents and warrants to Acquiror that:
Section 4.1 Company Organization.   The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of the Company and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and in full force and effect. The Company has no Subsidiary other than the Subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Section 4.2 Bank Organization.   The Bank is a non-member savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. Copies of the articles of incorporation and bylaws of the Bank are set forth on Schedule 4.2 and are complete and correct.
Section 4.3 Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement subject to receipt of all necessary regulatory approvals under Section 8.1 and subject to Shareholder approval. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to Shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4 No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors of the Company or the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDIA”) and the Illinois Banking Act (the “IBA”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or the Bank; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. Except as set forth on Schedule 4.4 and for the regulatory approvals referred to in Section 8.1 and the requisite approval of the Shareholders, neither the Company nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5 Capitalization.
(a) The authorized capital stock of the Company currently consists, of  (i) 25,000,000 shares of Company Common Stock, 1,814,467 shares of which are validly issued and outstanding, fully paid and nonassessable and (ii)10,000,000 shares of preferred stock, no shares of which are issued and outstanding.
(b) None of the shares of Company Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on Schedule 4.5, since December 31, 2016, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company, and no dividends or other distributions payable in any equity securities of the Company have been declared, set aside, made or paid to the Shareholders. Schedule 4.5 includes a list of all Outstanding Company Stock Options, including the names of all holders, the exercise price for each such option and the number of options held by each holder. Except as set forth on Schedule 4.5, there are, as of the Agreement Date, no other outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company. Except as provided in this Section 4.5 or otherwise disclosed in this Agreement, the Company is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Company. The Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.6 Company SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a) The Company has timely filed all Company SEC Reports and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b) The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports filed since December 31, 2015 (collectively, and including the notes thereto, the “Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Financial Statements. As of the date hereof, BKD, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures. As of September 30, 2017, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d) The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). The Company’s certifying officers have evaluated the effectiveness of the Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of the Company under the Exchange Act (the “Company Evaluation Date”). The Company presented in such quarterly report the conclusions of the certifying officers about the effectiveness of the Company’s Internal Control Over Financial Reporting based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company’s Internal Control Over Financial Reporting. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities, except to the extent the failure to do so would not have a Material Adverse Effect on the Company on a consolidated basis. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f) To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2017, that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 4.7 Books and Records.   The books of account, minute books, stock record books and other records of the Company and the Bank are complete and correct in all material respects and have been maintained in accordance with the Company’s and the Bank’s respective business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of the Company and the Bank contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by their respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of the Company and the Bank.
Section 4.8 Title to Properties.   Each of the Company and the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including all real property carried by the Bank as OREO, if any. The ownership interests of the Company or the Bank in such assets and properties (excluding OREO) are not subject to any valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as the “Permitted Exceptions”). Each of the Company and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis, all buildings and structures owned by the Company and the Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 4.9 Loans; Allowance for Loan and Lease Losses.
(a) Except as set forth on Schedule 4.9, each loan, loan agreement, note, financing lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Financial Statements or reports filed with the Regulatory Authorities (collectively, “Bank Loans”) is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
(b) All Bank Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. Except (1) for loans pledged as security to the Federal Home Loan Bank, (2) loans in which the Bank holds a subordinate position and (3) as set forth on Schedule 4.9, the Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans.
(c) Except as disclosed on Schedule 4.9, the Bank is not a party to any Bank Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Bank Loan; or (v) with respect to which the Company or the Bank is aware of potential violations of any Environmental Laws (as defined in Section 4.19) that may have occurred on the property serving as collateral for such Bank Loan or by any obligor of such Bank Loan.
(d) The Bank’s ALLL reflected in the Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Company and the Bank, is adequate in all material respects under the requirements of GAAP and all Legal Requirements.
(e) To the Knowledge of the Company: (i) none of the Bank Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the ALLL are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

(f) No loans have been sold by the Bank on a recourse basis, and no purchaser of loans from the Bank has any right to require the Bank to repurchase any of such loans.
Section 4.10 Undisclosed Liabilities; Adverse Changes.   Except as set forth on Schedule 4.10, neither the Company nor the Bank has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for (1) liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof or (2) liabilities incurred in connection with the Contemplated Transactions. Since the date of the latest Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of the Company or the Bank, and, to the Knowledge of the Company, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.
Section 4.11 Taxes.   Except as set forth on Schedule 4.11:
(a) Each of the Company and the Bank has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects. Each of the Company and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b) There is no claim or assessment pending or, to the Knowledge of the Company, Threatened against the Company or the Bank for any Taxes that it owes. No audit, examination or investigation related to Taxes paid or payable by the Company or the Bank is presently being conducted or, to the Knowledge of the Company, Threatened by any Regulatory Authority. Neither the Company nor the Bank is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Bank.
(c) Each of the Company and the Bank has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns filed with respect to the last three (3) fiscal years by the Company and the Bank and any Tax examination reports and statements of deficiencies assessed or agreed to for any such time period.
Section 4.12 Compliance with ERISA.   All Employee Benefit Plans (as defined in Section 4.16) established or maintained by the Company or the Bank or to which the Company or the Bank contributes, are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such Employee Benefit Plans. No such Employee Benefit Plan is subject to Title IV of ERISA. No such Employee Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA). All contributions and premium payments that are due under any such Employee Benefit Plan have been made or accrued for in accordance with GAAP.
Section 4.13 Compliance with Legal Requirements.   Each of the Company and the Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to hold such licenses, certificates, permits or franchises would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Bank is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by the Company or the Bank of, or a failure on the part of the Company or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on the Company on a consolidated basis. Neither the Company nor the Bank has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Company have any Knowledge with respect to the Company or the Bank, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on the Company on a consolidated basis.
Section 4.14 Legal Proceedings; Orders.
(a) There are no Proceedings and Orders entered into, affecting or involving the Company or the Bank, or to the Knowledge of the Company, any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2016, that have not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, no officer, director, agent or employee of the Company or the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or the Bank as currently conducted.
(b) Except for confidential supervisory matters that may not be disclosed pursuant to Legal Requirements, neither the Company nor the Bank: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any supervisory letter from; (v) since January 1, 2013, has been ordered to pay any civil money penalty, which has not been paid to; and (vi) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, relates in any material manner to its capital adequacy, restricts its ability to pay dividends, or limits in any material manner its credit or risk management policies, its management or its business.
Section 4.15 Absence of Certain Changes and Events.   Except (1) as otherwise set forth in this Agreement, (2) any actions taken to obtain the cash necessary to fulfill the Company’s obligations under Section 2.9(a) of this Agreement, (3) on Schedule 4.15, (4) to the extent required by any Legal Requirement or Regulatory Authority or (5) with the prior written consent of the Acquiror (which shall not be unreasonably withheld, conditioned or delayed), each of the Company and the Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing, with respect to each, since December 31, 2016, there has not been any:
(a) change in its authorized or issued capital stock, except for the issuance of any shares of common stock pursuant to the exercise of Outstanding Stock Options; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock, except for shares acquired to satisfy tax withholding obligations upon the vesting of shares of restricted stock or shares tendered to pay the exercise price of Outstanding Stock Options; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except for its regular cash dividends not to exceed $0.10 per share, each as reflected on the Financial Statements and that will be included in the Calculation;
(b) amendment to its articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;
(c) payment or increase of any bonus, salary or other compensation to any of its directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Employee Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan;
(e) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(f) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Company or the Bank of more than the Target Amount in the aggregate;
(g) Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;
(h) Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.15 shall prohibit the Bank from honoring any contractual obligation in existence on the Agreement Date;
(i) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;
(j) sale (other than any sale in the Ordinary Course of Business, which shall include the sale, transfer or disposal of OREO), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except: (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(k) cancellation or waiver by it of any claims or rights with a value in excess of the Target Amount;
(l) any investment by it of a capital nature exceeding the Target Amount;
(m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(n) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(o) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Company or the Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities or by any Legal Requirement;
(p) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(q) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(r) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of the Target Amount in aggregate value, except as otherwise incurred in the Ordinary Course of Business, which shall include sales by the Bank of OREO and other repossessed properties or the acceptance of a deed in lieu of foreclosure;
(s) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(t) hiring of any employee with an annual salary in excess of the Target Amount, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or
(u) agreement, whether oral or written, by it to do any of the foregoing.
Section 4.16 Properties, Contracts and Employee Benefit Plans.   Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Schedule 4.16 lists or describes the following with respect to the Company and the Bank:
(a) real property owned by it, including OREO (collectively, the “Company Real Estate”), together with the address of such real estate, and each lease of real property to which it is a party, either as lessor or lessee, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;
(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds, repurchase agreements and advances with the Federal Home Loan Bank;
(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of the Target Amount;
(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of the Target Amount;
(e) each Contract not referred to elsewhere in this Section 4.16, that relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes;
(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than the Target Amount or with terms of less than one year);
(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, other than shrink-wrap license agreements or other similar license agreements (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of its Intellectual Property Assets;
(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or the Bank or limit, in any material respect, the ability of the Company or the Bank to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(l) the name and annual salary of each executive officer of the Company and the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Company or the Bank to or for the benefit of each such person for the year ended December 31, 2016, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such Person;
(m) each employee benefit plan (as defined in Section 3(3) of ERISA), profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by the Company or the Bank for the benefit of the officers, directors or employees of the Company or the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Company or the Bank for the benefit of the employees of the Company or the Bank (collectively, the “Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service (the “IRS”) private rulings or determination letters obtained by or for the benefit of the Company or the Bank;
(n) the name of each Person who is or would be entitled pursuant to any Contract or Employee Benefit Plan to receive any payment from the Company or the Bank as a result of the consummation of the Contemplated Transactions (including any reasonable estimate of the payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the reasonable estimate of the maximum amount of such payment;
(o) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or the Bank to be responsible for consequential damages;
(p) each Contract for capital expenditures in excess of the Target Amount; and
(q) each amendment, supplement and modification in respect of any of the foregoing.
The Company has made available to Acquiror true, correct and complete copies of each document, plan or Contract listed and described on Schedule 4.16.
Section 4.17 No Defaults.   Each Contract identified or required to be identified on Schedule 4.16 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity, except as would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. Each of the Company and the Bank is, and at all times since January 1, 2017, has been, in compliance with all applicable terms and requirements of each Contract under which either the Company or the Bank has or had any obligation or liability or by which the Company or the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. To the Knowledge of the Company, each other Person that has or had any obligation or liability under any such Contract under which the Company or the Bank has or had any rights is, and at all times since January 1, 2017, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, neither the Company nor the Bank has given to or received from any other Person, at any time since January 1, 2017, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
Section 4.18 Insurance.   Schedule 4.18 lists the policies of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Company or the Bank on the Agreement Date, showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.
Section 4.19 Compliance with Environmental Laws.   Except as disclosed in the Existing Environmental Reports, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or the Bank or any of their respective assets that are pending or, to the Knowledge of the Company, Threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or the Bank to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). Except as disclosed in the Existing Environmental Reports, no environmental clearances or other governmental approvals are required for the conduct of the business of the Company or the Bank or the consummation of the Contemplated Transactions. Except as disclosed in the Existing Environmental Reports, to the Knowledge of the Company, neither the Company nor the Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.
Section 4.20 Employee Matters.
(a) The Company has previously made available to Acquiror true, correct and complete copies of: (i) all documents that set forth the terms of each Employee Benefit Plan, including all plan documents, summary plan descriptions, and other summaries and descriptions furnished to participants and beneficiaries; (ii) the most recent IRS determination or opinion letter and any pending request for a determination or opinion letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iii) all personnel, payroll and employment manuals and policies; (iv) a written description of any Employee Benefit Plan that is not otherwise in writing; (v) all registration statements filed with respect to any Employee Benefit Plan; (vi) all insurance policies purchased by or to provide benefits under any Employee Benefit Plan; (vii) all reports submitted within three (3) years preceding the Agreement Date by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Employee Benefit Plan; (viii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Employee Benefit Plan, including all schedules thereto and the opinions of independent accountants;

(ix) all notices that were given by the Company, the Bank or an ERISA Affiliate or any Employee Benefit Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three (3) years preceding the Agreement Date, including notices that are expressly mentioned elsewhere in this Section 4.20; (x) all correspondence from any governmental body regarding any Employee Benefit Plan within the three (3) years preceding the Agreement Date; and (xi) notice of any Employee Benefit Plan that meets or purports to meet the requirements of Section 401(a) of the Code.
(b) Schedule 4.20 sets forth a reasonable estimate of the financial cost of all obligations owed under any Employee Benefit Plan that is not subject to the disclosure and reporting requirements of ERISA.
(c) All Employee Benefit Plans comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Consolidated Omnibus Budget Reconciliation Act of 1985, Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, in each case as amended. All “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by the Company or the Bank and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each such plan and each amendment thereto has been made by the IRS. Neither the Company nor the Bank has: (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) has engaged in a transaction or omitted to take action with respect to any Employee Benefit Plan that would reasonably be expected to subject the Company to any material liability for an excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or a penalty under ERISA; or (iii) breached any of the duties or, to the Knowledge of the Company, failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.
(d) Except as set forth on Schedule 4.20, neither the Company nor the Bank would have any liability or contingent liability (including the payment by the Company or the Bank of premiums for health care coverage for active employees or retirees) if any Employee Benefit Plan were terminated or if the Company or the Bank were to cease its participation therein. Except as set forth on Schedule 4.20, neither the Company nor the Bank nor any ERISA Affiliates or Persons acting on its behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Employee Benefit Plan that cannot be unilaterally terminated or modified by the Company or the Bank or the applicable ERISA Affiliate at its discretion at any time without further obligation.
(e) On a timely basis, the Company and the Bank and their ERISA Affiliates have made all contributions or payments to or under each Employee Benefit Plan as required pursuant to each such Employee Benefit Plan or any collective bargaining agreements or the Company or the Bank have accrued or taken other provision for reserves to meet contributions and payments under such Employee Benefit Plans which have not been made because they are not yet due.
(f) Except as set forth on Schedule 4.20, no Employee Benefit Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).
(g) Neither the Company nor the Bank nor any ERISA Affiliate has any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Employee Benefit Plan is or has been subject to Title IV of ERISA or Section 412 of the Code.
(h) Except as set forth on Schedule 4.20, neither the Company nor the Bank nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under ERISA.
(i) There are no pending audits or investigations by any governmental agency involving the Employee Benefit Plans and, to the Knowledge of the Company, no Threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit

Plans), or Proceedings involving any Employee Benefit Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim or Proceeding.
(j) Since January 1, 2016, there has been no amendment to, announcement by the Company, the Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by the Company or the Bank or promotions of existing employees in the Ordinary Course of Business.
(k) Each Employee Benefit Plan that is subject to Section 409A of the Code in whole or in part has been at all times administered to comply in all material respects with the requirements of Section 409A of the Code and has been amended to be in documentary compliance with all applicable provisions of Section 409A of the Code.
(l) Except as set forth on Schedule 4.20, there is no unfunded liability under any Employee Benefit Plan.
(m) Neither the Company, the Bank or any ERISA Affiliate has ever established or contributed to, or had an obligation to contribute to, any “voluntary employees’ beneficiary association” (as described in Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or Section 501(c)(20) of the Code, or any welfare benefit fund as defined in Section 419(e) of the Code.
(n) None of the employees of the Company or the Bank or any of its respective Affiliates is represented in his or her capacity as an employee of the Company or the Bank or any of its Affiliates by any labor organization and neither the Company nor the Bank nor any of its respective Affiliates has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any employees. Neither the Company nor the Bank nor any of its respective Affiliates has experienced or been Threatened with any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Neither the Company nor the Bank nor any of its respective Affiliates has committed any material unfair labor practice. To the Knowledge of the Company, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of the Company or the Bank or its respective Affiliates.
(o) The Company and the Bank and each of its respective Affiliates has complied, and is currently in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, including those related to wages, hours, collective bargaining, withholding, collection and payment of social security, termination of employment, unemployment compensation and similar payroll taxes, equal pay, workers’ compensation, occupational health and safety, immigration, payment of overtime and the classification of employees as overtime eligible and overtime exempt, fair labor standards, discrimination on the basis of race, age, sex, religion, color, national origin, disability and other classifications protected by federal, state and local laws.
Section 4.21 Indemnification Claims.   To the Knowledge of the Company, no action or failure to take action by any director, executive officer, employee or agent of the Company or the Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Company or the Bank under any Contract with, or the corporate indemnification provisions of, the Company or the Bank, or under any Legal Requirements.
Section 4.22 Insider Interests.   Since January 1, 2016, all transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Company SEC Reports. Except as set forth on Schedule 4.22, no executive officer or director of the Company or the Bank, any member of the Family of any such Person and no entity that any such Person “controls” within the meaning of Regulation O promulgated by the Federal Reserve has any loan or any other agreement with the Bank or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Bank.
Section 4.23 Brokerage Commissions.   Except as set forth on Schedule 4.23, none of the Company, the Bank or, to the Knowledge of the Company, any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
Section 4.24 Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Neither the Company nor the Bank has received any notice of non-compliance with the Bank Secrecy Act and other anti-money laundering laws, the CRA, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Flood Disaster Protection Act, the Truth in Lending Act, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair and Accurate Credit Transactions Act and federal fair lending laws, and the regulations promulgated under the foregoing. The Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.25 Code Sections 280G, 409A and 4999.   There is no payment that is owed or may become due to any director, officer, employee or agent of the Company or the Bank that will be non-deductible to the Company or the Bank (or, following the Merger, Acquiror) or subject to Tax under Section 280G or Section 4999 of the Code, nor will the Bank (or, following the Merger, Acquiror) be required to “gross up” or otherwise compensate any such Person because of the imposition of any Tax or excise tax on a payment to such Person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code or comparable state laws, neither the Company nor the Bank provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
Section 4.26 Disclosure.   Neither any representation nor warranty of the Company in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.
Article 5
Representations and Warranties of Acquiror
Acquiror represents and warrants to the Company that:
Section 5.1 Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so registered would have a Material Adverse Effect; (b) is registered with the Federal Reserve as a financial holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
Section 5.2 Merger Sub Organization.   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary and where the failure to be so registered would have a Material Adverse Effect. Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
Section 5.3 Authorization; Enforceability.   Each of Acquiror and Merger Sub has the requisite power and authority to enter into and perform its obligations under this Agreement, subject to the receipt of all regulatory approvals under Section 8.1. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by each of Acquiror and Merger Sub of its obligations under this Agreement, have been authorized by all necessary actions, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 5.4 No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation, charter or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors, Acquiror or Merger Sub; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the valid and enforceable right to challenge any of the Contemplated Transactions. Each of Acquiror and Merger Sub is not, or will not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except such approvals of the Federal Reserve, the OCC, the IDFPR, the MDAT or the FDIC that are or may be required by law or regulation to consummate the Contemplated Transactions.
Section 5.5 Disclosure.   Neither any representation nor warranty of Acquiror or Merger Sub in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.
Section 5.6 Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Neither Acquiror nor Acquiror Bank has received any notice of non-compliance with the Bank Secrecy Act and other anti-money laundering laws, the CRA, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Flood Disaster Protection Act, the Truth in Lending Act, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair and Accurate Credit Transactions Act and federal fair lending laws, and the regulations promulgated under the foregoing. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 5.7 Regulatory Filings.
(a) Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2017, with all applicable federal or state securities or banking authorities, except to the extent the failure to do so would not have a Material Adverse Effect on Acquiror on a consolidated basis. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2017, that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 5.8 Books and Records.   The books of account and minute books of Acquiror and Acquiror Bank are complete and correct in all material respects and have been maintained in accordance with Acquiror’s and Acquiror Bank’s respective business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Acquiror and Acquiror Bank contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by their respective shareholders, board of directors and committees of the board of directors.
Section 5.9 Compliance with Legal Requirements.   Each of Acquiror and Acquiror Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to hold such licenses, certificates, permits or franchises would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each of Acquiror and Acquiror Bank is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis. Neither Acquiror nor Acquiror Bank has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge with respect to the Acquiror or Acquiror Bank, regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on Acquiror on a consolidated basis.
Section 5.10 Financial Statements.   Acquiror has previously made available to the Company copies of the consolidated balance sheets of Acquiror as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the 2016 and 2015 fiscal years. Such financial statements (including the related notes) (a) fairly present in all material respects the results of the consolidated operations and consolidated financial position of Acquiror for the fiscal periods or as of the dates therein set forth and (b) have been prepared in accordance with GAAP consistently applied during the periods involved.
Section 5.11 Legal Proceedings.   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Acquiror, any of its Subsidiaries or any of their assets that would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.
Section 5.12 Availability of Funds.   As of the Closing Date, Acquiror shall have sufficient funds (which funds, as well as the obligations of Acquiror and Merger Sub hereunder, shall not be subject to any financing condition or contingencies) to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all obligations of Parent and Merger Sub under this Agreement, including the payment of Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a).
Section 5.13 Employee Benefits.   All Employee Benefit Plans of Acquiror comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Consolidated Omnibus Budget Reconciliation Act of 1985, Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, in each case as amended. All “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by Acquiror or any Affiliate and that are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each such plan and each amendment thereto has been made by the IRS. Neither Acquiror nor Acquiror Bank has breached any of the duties or to the Knowledge of the Acquiror, failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.
Article 6
Covenants of the Company
Section 6.1 Access and Investigation.
(a) For purposes of Acquiror’s continuing due diligence review of the Company and the Bank and for monitoring compliance with the terms of this Agreement, Acquiror and Acquiror Bank and their respective Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities to the Company and the Bank, in a manner that does not interfere with the operations of the Company or the Bank to review operations, records and properties of the Company and the Bank in accordance with the provisions of this Section 6.1, including with respect to the performance of site surveys and environmental assessments at Acquiror’s expense. Acquiror and Acquiror Bank and their respective Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and the Bank and of their respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters. Upon request, the Company will furnish Acquiror or its Representatives, attorneys’ responses to auditors’ requests for information regarding the Company and the Bank, and such financial and operating data and other information reasonably requested by Acquiror, and will permit Acquiror and Acquiror Bank and their respective Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company or the Bank. Acquiror shall in no event have any supervisory rights over any of the employees of the Company or the Bank during this period.
(b) Upon Acquiror’s request, the Company shall provide to Acquiror all information provided to the directors at all meetings of the board of directors and committees of the board of directors of the Company and the Bank in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for directors or senior management of the Company or the Bank.
(c) Notwithstanding the foregoing, nothing in this Section 6.1 shall require the disclosure of any information to Acquiror or Acquiror Bank (i) regarding matters involving this Agreement, (ii) regarding pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) regarding matters involving an Acquisition Proposal or (iv) if such disclosure would be prohibited by any Legal Requirement or such information would be subject to an attorney-client privilege or work product doctrine. Acquiror agrees that any information provided to it or Acquiror Bank by the Company or the Bank in accordance with this Section 6.1 shall be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated in confidence as provided in that certain Confidentiality Agreement, dated July 26, 2017, between the Company and Acquiror (the “Confidentiality Agreement”).
Section 6.2 Operation of the Bank.   Except as contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to:
(a) conduct its business only in the Ordinary Course of Business and in compliance with all Legal Requirements, and continue to make all normal expenditures and incur all regular expenses necessary to continue the Bank’s business, consistent with past practice;
(b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it, and, in connection therewith and permit Representatives of Acquiror Bank to hold meetings or discussions with officers and employees of the Bank as provided in Section 8.3;
(c) confer with Acquiror concerning operational matters of a material nature;
(d) enter into loan transactions only in accordance with the Bank’s currently existing loan policy (which may be modified in the Ordinary Course of Business);
(e) consistent with past practice, maintain an ALLL in accordance in all material respects with the requirements of GAAP and applicable Legal Requirements on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP and applicable Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days, unless the obligations are both well-secured and in the process of collection;

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;
(g) buy or sell any security held, or intended to be held, for investment, only in accordance with the Bank’s investment policy and reasonable banking standards and in the Ordinary Course of Business;
(h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;
(i) record and carry on its books and records the net realizable value of OREO, with such value to be supported by reasonable documentation;
(j) except for (A) regular salary or other earned compensation, fees, commissions, bonuses or (B) the cash dividends and distributions payable to the Company’s shareholders and which are reflected in the Calculation (the “Company Dividend Payments”), not declare or pay any dividends or make any other similar distributions of cash or property to any of the Bank’s directors, officers, employees or the Shareholders;
(k) maintain its books, accounts and records in the Ordinary Course of Business;
(l) materially comply with all Legal Requirements and Contracts;
(m) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions;
(n) provide notice to Acquiror of any material change to the Bank’s loan policy within one (1) Business Day after such change becomes effective;
(o) use its Best Efforts to obtain the cash necessary to fulfill the Company’s obligations under Section 2.9(a) in a tax advantageous manner; and
(p) report periodically to Acquiror and Acquiror Bank concerning the status of its business, operations and finances.
Section 6.3 Negative Covenant.   Except as otherwise expressly permitted by this Agreement, or to the extent required by any Legal Requirement or Regulatory Authority and in addition to the covenants in Section 6.2, between the Agreement Date and the Closing, the Company will not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), take, or permit the taking of, any affirmative action, or fail, or permit the failure, to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.15 is likely to occur.
Section 6.4 Subsequent Financial Statements.   As soon as reasonably available, the Company will deliver to Acquiror copies of: (a) monthly unaudited financial statements of the Company and the Bank that are provided to the management and directors of the Company and the Bank, respectively; (b) the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date; and (c) all other financial reports or statements submitted after the Agreement Date by the Company or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Financial Statements”). Any document filed or furnished to the SEC pursuant to the SEC’s Electronic Data Gatherine, Analysis and Retrieval System will be deemed delivered to Acquiror pursuant to this Section. Except as may be required by changes in any Legal Requirements effective after the Agreement Date, the Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented. The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Financial Statements misleading in any material respect.

Section 6.5 Advice of Changes.   Between the Agreement Date and the Closing Date, the Company shall promptly notify Acquiror in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company’s representations and warranties as of the Agreement Date, or if the Company becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, the Company will promptly notify Acquiror of the occurrence of any Breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.
Section 6.6 Other Offers.
(a) Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article 11, the Company will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company. Notwithstanding such foregoing restriction, the Company may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of the Company determines, in good faith, after consultation with its legal counsel, that the taking of such actions is reasonably necessary for it to comply with its fiduciary duties to the Shareholders under applicable law, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided (or does not simultaneously provide) to Acquiror. The Company shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. Nothing contained in this Agreement shall prevent the Company or the board of directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
(b) Notwithstanding the foregoing in Section 6.6(a), at any time prior to the approval of this Agreement by the Company’s shareholders, the board of directors of the Company may, in response to a bona fide unsolicited written Acquisition Proposal that the Company received (and that did not result from a breach of this Section 6.6) and that fulfilled the requirements contained in Section 6.6(a), take any of the actions otherwise prohibited by Section 6.6(a) with respect to such Acquisition Proposal after the fifth (5th) Business Day following the submission to Acquiror of a notice (the “Notice of Acquisition Proposal”) from the Company advising Acquiror of such Acquisition Proposal, if at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Acquiror since its receipt of such Notice of Acquisition Proposal (provided, however, that Acquiror shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the board of directors of the Company has reasonably determined in good faith, after consultation with its legal counsel, that the taking of such actions is necessary to comply with its fiduciary duties to the Shareholders under applicable law.
Section 6.7 Data and Item Processing Agreements.   The Company agrees to consult with Acquiror and Acquiror Bank prior to the entry by the Company or the Bank, by either action or inaction, into any new, or any extension of any existing, data or item processing agreements. The Company agrees to coordinate and cause the Bank to coordinate with Acquiror and Acquiror Bank the negotiation of any new or extension of any existing data or item processing agreement with the purpose of achieving the best possible economic and business result in light of the Merger, and the Company shall use its Best Efforts to reduce to the extent possible the aggregate amount of any cancellation fees resulting from the termination or failure to renew by the Company or the Bank of any data or item processing agreements. The Company further agrees to allow Representatives of Acquiror Bank to engage in discussions with the Bank’s employees to facilitate a data conversion on or after the Closing Date, and to cause the Bank’s employees to cooperate with Acquiror Bank’s Representatives with the joint goal of accomplishing an efficient and effective data conversion. For the sake of clarity, the Parties acknowledge and agree that any cancellation and data conversion fees due and owing as a result of the Contemplated Transactions shall be the financial responsibility of Acquiror and shall not be included in the Transactional Expenses, except for any additional and any higher cancellation and data conversion fees that are incurred as a result of the action or inaction by the Company or the Bank, in which case the aggregate amount of such additional cancellation and data conversion fees and any incremental increases therein would be included in the Transactional Expenses.
Section 6.8 Accounting and Other Adjustments.   The Company agrees that it shall, upon Acquiror’s reasonable request: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any ALLL; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Acquiror or Acquiror Bank after the Effective Time; provided, that all such accounting and other adjustments are in accordance with GAAP and all Legal Requirements and provided, further, that, unless otherwise specified in this Agreement, the Company shall not be obligated to take any such requested action until immediately prior to the Closing and following satisfaction all conditions contained in Article 10; and provided further, that none of the actions taken by the Company if taken solely in compliance with this Section 6.8 will be taken into account in calculating the Closing Shareholders’ Equity.
Section 6.9 Voting Agreements.   Concurrently with the execution and delivery of this Agreement, each director and executive officer of the Company and the Bank shall enter into and deliver to Acquiror voting and support agreements in the form of Exhibit B executed by each of the executive officers and directors of the Company and the Bank who own any Company Common Stock.
Section 6.10 Amendments of Change of Control Agreements.   Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror amendments to the existing change of control agreements in the form of Exhibit C executed by each of Diana Tone and Chris Royal.
Section 6.11 Employment Agreements.   Concurrently with the execution and delivery of this Agreement, the Acquiror shall deliver acknowledgment agreements to the Company, providing that the Acquiror shall, or cause Acquiror Bank to, assume and continue the Bank’s employment agreements with each of Robert Beard and James Martin as of the Effective Time.
Section 6.12 Proxy Statement.   As promptly as reasonably practicable after the date of this Agreement, the (a) Company shall prepare and file (after Acquiror has had a reasonable opportunity to review and comment on) the Proxy Statement with the SEC, (b) the Company will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to Acquiror a reasonable time prior to filing to allow meaningful comment, and (c) as promptly as reasonably practicable, the Company will prepare and file (after Acquiror has had a reasonable opportunity to review and comment on) any amendments or supplements to the Proxy Statement necessary to be filed in response to any SEC comments or as required by Legal Requirements. Acquiror and Acquiror Bank shall furnish to the Company information required to be included in the Proxy Statement with respect to its business and affairs.
Section 6.13 Shareholders’ Meeting.   The Company shall cause a meeting of the Shareholders to be held for the purpose of acting upon the Merger and this Agreement. Such meeting shall be held at the earliest practicable date after the Agreement Date. The Company shall send to the Shareholders at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement. The Company and its board of directors shall recommend to the Shareholders the approval of the Merger and this Agreement and shall solicit proxies voting only in favor thereof from the Shareholders, and the Company and its board of directors shall not withdraw, modify or change, in any manner adverse to Acquiror, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement and the Merger; provided, however, that the Company shall not be required to make the recommendation required by this Section 6.13, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of the Company determines, in good faith, after consultation with its legal counsel, that the taking of such action is reasonably necessary for it to comply with its fiduciary duties to the Shareholders under applicable law. For the avoidance of doubt, the Parties acknowledge that the failure of the Company to cause a meeting of the Shareholders to be held for the purposes set forth in this Agreement or otherwise to comply with the provisions of this Section 6.13 shall be deemed to have a Material Adverse Effect on the Company on a consolidated basis and on Acquiror’s rights under this Agreement.
Section 6.14 Information Provided to Acquiror or Acquiror Bank.   The Company agrees that none of the information concerning the Company or the Bank that is provided or to be provided by the Company to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or Acquiror Bank or any of their respective Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.15 Amendment or Termination of Employee Benefit Plans.
(a) Except as otherwise specifically contemplated by this Agreement, and to the extent permitted by applicable Legal Requirements, upon the written request of Acquiror, the Company and the Bank shall take such action as may be necessary to amend or terminate any Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Acquiror; provided, however, that the Company shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and following the satisfaction of all conditions contained in Article 10.
(b) The Company and the Bank shall take such action as may be necessary to terminate, effective at least one (1) day prior to the Closing Date, the Jacksonville Savings Bank 401(k) Profit Sharing Plan (the “Company 401(k) Plan”). As soon as practicable thereafter, the account balances of the Company 401(k) Plan shall be distributed to participants or transferred to an eligible tax-qualified plan or individual retirement account as a participant may direct. The Company shall adopt necessary amendment(s) and board resolution(s), subject to reasonable review and comment by Acquiror, to effect the provisions of this Section 6.15(b).
Section 6.16 Insurance.   The Company shall, prior to the Closing, cause to be acquired and maintained for a period of six (6) years under the Company’s existing director and officer liability insurance extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by such director and officer liability insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of the Company’s director and officer liability insurance in effect as of the Agreement Date; provided, however, that the Company shall not pay in the aggregate for such coverage an amount that is greater than two hundred and twenty-five percent (225%) of the aggregate annual premium paid by the Company for the current term for such policy, which annual premium is set forth on Schedule 4.18.
Section 6.17 Tax Returns and Tax Filings.   The Company shall not, and shall cause the Bank not to, make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Acquiror. The Company shall, and shall cause the Bank, to timely file all Tax Returns required to be filed by either of them prior to the Closing; provided, however, that each such Tax Return shall be delivered to Acquiror for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.
Section 6.18 Company ESOP.   The Jacksonville Savings Bank Restated Employee Stock Ownership Plan (the “Company ESOP”) shall be terminated one Business Day prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, the Company shall direct the Company ESOP trustee(s) to remit a sufficient number of shares of Company Common Stock held by the ESOP’s unallocated suspense account to the Company necessary to repay or extinguish the full outstanding balance of the Company ESOP loan(s), with each remitted share to be valued in an amount equal to the Per Share

Price. All remaining shares of Company Common Stock held by the Company ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. After repayment of the outstanding Company ESOP loan(s) and conversion of the shares of Company Common Stock for the Merger Consideration, the cash received upon the conversion of the unallocated shares of Company Common Stock held by Company ESOP trust shall be allocated in accordance with the Company ESOP. As soon as practicable, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP. As soon as practicable following the earlier of: (a) receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination; or (b) a participant’s qualifying termination event pursuant to the Company ESOP, the account balances in the Company ESOP shall either be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct. The Company shall adopt the necessary amendment(s) and board resolution(s), subject to reasonable review and comment by Acquiror, to effect the provisions of this Section 6.18.
Section 6.19 Company Vacation Policy.   Any paid time off accrued or earned for vacation under the paid-time off policy of the Company by any employee of the Company or the Bank who does not become a Continuing Employee as of the Effective Time shall be paid by Acquiror (or the Company as directed by Acquiror) in a cash lump sum at the Effective Time.
Article 7
Covenants of Acquiror
Section 7.1 Advice of Changes.   Between the Agreement Date and the Closing Date, Acquiror shall promptly notify the Company in writing if Acquiror becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the Agreement Date, or if Acquiror becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify the Company of the occurrence of any Breach of any of its covenants in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.
Section 7.2 Continuing Employees and Terminated Employees.
(a) Acquiror agrees that any employees of the Bank who, after the Effective Time, become employees of Acquiror Bank (a “Continuing Employee”), initially shall continue at the same salary level that was in effect for them immediately prior to the Effective Time and shall have a bonus opportunity that is comparable to similarly-situated employees of Acquiror or Acquiror Bank. Acquiror further agrees that if any employee of the Company or the Bank who does not become a Continuing Employee at the Effective Time, or if any Continuing Employee has a Qualifying Termination Event within twelve (12) months after the Effective Time, Acquiror or Acquiror Bank will pay such terminated officer or employee, upon such officer’s or employee’s execution and delivery to Acquiror Bank of a release of claims, severance pay in an amount equal to two (2) weeks’ salary for each full year of service to the Bank, with a minimum of four (4) weeks’ salary and a maximum of up to an aggregate of twenty-six (26) weeks’ salary; provided, however, that the payment of any such severance will be subject to the recipient’s execution of a customary non-solicitation and waiver of claims agreement; and provided, further, that any individual who is entitled to severance under any employment agreement, change in control agreement or similar agreement shall not be eligible to receive any severance payment pursuant to this Section 7.2(a). For purposes of Section 7.2(a), a “Qualifying Termination Event” shall mean an involuntary termination for any reason other than for “good cause” (as defined under the policies of Acquiror and/or Acquiror Bank, as reasonably applied to its similarly-situated employees) or voluntary resignation because there was a material reduction in the rate of base salary or position is at a primary work location that is outside a 25-mile radius of the current address of the employee’s primary work location at the Company or the Bank.
(b) Acquiror agrees to make available to all Continuing Employees substantially the same employee benefits as it makes available to its own similarly situated officers and employees and on substantially the same terms and conditions. Continuing Employees will receive credit for prior service with the Bank for purposes of  (i) eligibility and vesting under Acquiror’s employee benefit plans; and (ii) for all other purposes with respect to any vacation or paid time off policy of Acquiror or Acquiror Bank, with any paid-time off accrued or earned under the paid-time off policy of the Company or the Bank to be fully credited under the vacation or paid time off policy of Acquiror or Acquiror Bank for the remaining calendar year during which the Effective Time occurs. Each Continuing Employee listed on Schedule 7.2(b) shall be entitled to a minimum of twenty-five (25) days of paid time off under the paid time off policy of Acquiror or Acquiror Bank for each calendar year after the Effective Time during which similarly situated executives of Acquiror or Acquiror Bank are provided with a similar paid time off benefit. After the Effective Time, Acquiror shall continue to maintain all of its employee welfare benefit plans currently in effect at the Effective Time, until such time as Acquiror determines, in its sole discretion, to modify or terminate any or all of those plans, provided, however, neither Acquiror nor any Affiliate shall terminate the existing coverage of any Continuing Employee or his or her dependents under any Company or Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Acquiror or Acquiror Bank and their dependents. Continuing Employees who become covered under health and welfare programs and benefits of Acquiror and Acquiror Bank shall receive credit for any co-payments or deductibles paid under the Company’s health and welfare plans for the plan year in which coverage commences under Acquiror’s health and welfare benefit plans and Acquiror or Acquiror Bank, as the case may be, shall use its Best Efforts to cause any preexisting condition limitations under such plans to be waived to the extent such conditions have been waived under any Company or Bank health and welfare plans.
(c) Continuing Employees shall be eligible to immediately participate in the 401(k) plan sponsored or maintained by Acquiror or one of its Affiliates (the “Acquiror 401(k) Plan”). Acquiror shall take any and all actions as may be required, including amendments to the Acquiror 401(k) Plan, to permit Continuing Employees who are then actively employed to make rollover contributions to the Acquiror 401(k) Plan of eligible rollover distributions in an amount equal to the full balance distributed to such Continuing Employee from the Company 401(k) Plan and/or the Company ESOP.
Section 7.3 Information Provided to the Company.   Acquiror agrees that none of the information concerning it or Acquiror Bank that is provided or to be provided by Acquiror or Acquiror Bank for inclusion, or that is included in any documents to be filed with, any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or the Bank or any of their respective Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.
Section 7.4 Company Commitments to Community Organizations.   Acquiror shall honor, pay and satisfy or cause to be honored, paid and satisfied, the Company’s financial commitments to community organizations, as set forth on Schedule 7.4.
Section 7.5 Indemnification.
(a) From and after the Effective Time, Acquiror shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.
(b) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Acquiror thereof. Any failure to so notify shall not affect the obligations of Acquiror under Section 7.5(a) unless and to the extent that Acquiror is actually prejudiced as a result of such failure.
(c) In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Acquiror and its successors and assigns assume the obligations set forth in this Section 7.5.
(d) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.
(e) Any indemnification payments made pursuant to this Section 7.5 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).
Section 7.6 Deferred Compensation Arrangements.   Acquiror shall, or shall cause Acquiror Bank, to assume and continue the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 1, the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 2, the Jacksonville Savings Bank Long-Term Deferred Compensation Plan, and the six (6) Chapin State Bank deferred compensation agreements listed on Schedule 7.6 (all such plans and agreements collectively referred to herein as the “Deferred Compensation Arrangements”) such that: (a) the benefits and earnings thereunder shall continue to accrue after the Effective Time in accordance with the terms of the Deferred Compensation Arrangements; and (b) the timing and manner of all benefit payments thereunder shall be made in accordance with the Deferred Compensation Arrangements such that the Acquiror or Acquiror Bank shall not accelerate the timing of the payments due under the Deferred Compensation Arrangements without participant consent. Immediately prior to the Effective Time, all amounts payable under the Deferred Compensation Arrangements shall be deposited into separate accounts within an irrevocable grantor trust (which shall meet the requirements of Internal Revenue Service Rev. Proc. 92-64, as amended or superseded, and all payments due under the Deferred Compensation Arrangements shall be made from such grantor trust. The Company shall adopt amendment(s) and resolution(s) to effectuate the provisions of this Section 7.6.
Section 7.7 Board Representation.   Subject to any necessary approval by the appropriate Regulatory Authorities and the satisfaction of applicable Legal Requirements, Acquiror shall take all appropriate action, subject to and in accordance with the bylaws of Acquiror Bank, to appoint one individual who is currently serving on the board of directors of the Company and who is mutually agreeable to the parties as a director of Acquiror Bank, such appointment to be effective immediately upon the effectiveness of the Bank Merger.
Section 7.8 Company Employment Agreements.   Acquiror shall honor the terms of all the Company’s employment and change in control agreements set forth on Schedule 7.8, unless superseded by an agreement entered into with Acquiror or any Acquiror Subsidiary.
Section 7.9 Operation of Acquiror.   Acquiror shall, and shall cause each of its Subsidiaries, to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

Article 8
Mutual Covenants; Additional Agreements
Section 8.1 Regulatory Approvals.   By no later than forty-five (45) days after the Agreement Date, Acquiror shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any Party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OCC pursuant to the National Bank Act; (c) IDFPR pursuant to the IBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Acquiror and the Company agree that Acquiror and its counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Acquiror shall provide the Company with a reasonable opportunity to review and comment on all public, non-confidential substantive written filings of Acquiror contemplated in this Section 8.1.
Section 8.2 Cooperation.   Each of Acquiror and the Company agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.
Section 8.3 Employee Relationships.   The Company agrees that Acquiror’s Representatives may hold meetings and discussions on or after the Agreement Date with the Bank’s employees in connection with employment opportunities after the Effective Time with Acquiror or Acquiror Bank and to provide advance training to the Bank’s employees for employment positions with Acquiror Bank after the Closing; provided that such meetings or training shall be at no cost to the Company and shall not interfere with the job performance of such employees. Notwithstanding the forgoing, Acquiror in this process shall have no right to exercise any management authority over employees, officers and/or directors of the Company or the Bank.
Section 8.4 Best Efforts.   Each of Acquiror and the Company agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. None of Acquiror or the Company will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.
Article 9
Conditions Precedent to Obligations of Acquiror and Merger Sub
The obligations of Acquiror and Merger Sub to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, subject to applicable law, may be waived by Acquiror and Merger Sub, in whole or in part):
Section 9.1 Accuracy of Representations and Warranties.    (a) Each of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5(a) (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date), and (b) all of the other representations and warranties of the Company set forth in this Agreement (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement.
Section 9.2 Performance of Covenants.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing.

Section 9.3 Documents Satisfactory.   All proceedings, corporate or other, to be taken by the Company in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and its counsel, and the Company shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company and the Bank that Acquiror may reasonably request in connection with said transactions.
Section 9.4 No Proceedings.   Since the Agreement Date, there must not have been commenced or Threatened against the Company or the Bank any Proceeding or Order that would reasonably be expected to have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement or that prohibits or makes illegal the consummation of the Contemplated Transactions.
Section 9.5 Absence of Material Adverse Effects.   From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or the Bank that has had or would reasonably be expected to have a Material Adverse Effect on the Company or on Acquiror’s rights under this Agreement.
Section 9.6 Consents and Approvals.   Any consents or approvals required to be secured by any Party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Merger, including the approval of the Shareholders and the regulatory approvals referred to in Section 8.1, shall have been obtained and shall be reasonably satisfactory to Acquiror and all applicable waiting periods shall have expired.
Section 9.7 No Prohibition.   The consummation of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or materially conflict with or result in a material violation of, or cause Acquiror or Acquiror Bank or any of their respective Affiliates to be required to make any material change in its operations as a result of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.
Section 9.8 No Enforcement Actions.   There must not be outstanding as of the Closing Date any enforcement action issued or Threatened against the Company or the Bank, whether formal or informal, by the Federal Reserve, the IDFPR, the FDIC or any other Regulatory Authority.
Section 9.9 Payment of Expenses.   All of the Transactional Expenses shall have been paid by the Company, as applicable, prior to the Closing, including fees and expenses of attorneys, accountants and other advisers.
Section 9.10 Required Minimum Closing Shareholders’ Equity.   The Closing Shareholders’ Equity shall not be less than Fifty Million Dollars ($50,000,000).
Section 9.11 No Data Breach.   Neither the Company nor the Bank shall have any Knowledge of any material unauthorized access to, or misappropriation of, confidential customer information maintained by the Company or the Bank.
Section 9.12 Delivery of Merger Consideration.   No later than the Business Day before the Closing Date, the Company shall have delivered the Company’s portion of the Merger Consideration that is specified in Section 2.9(a) to the Paying Agent and the Paying Agent shall provide a certificate evidencing such delivery.
Article 10
Conditions Precedent to Obligations of the Company
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which, subject to applicable law, may be waived by the Company, in whole or in part):
Section 10.1 Accuracy of Representations and Warranties.    (a) Each of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.4 (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date), and (b) all of the other representations and warranties of Acquiror and Merger Sub set forth in this Agreement (disregarding any materiality or Material Adverse Effect qualifiers therein) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (or to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror or on the Company’s rights under this Agreement.
Section 10.2 Performance of Covenants.   Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any non-performance or non-compliance would not have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.
Section 10.3 Documents Satisfactory.   All proceedings, corporate or other, to be taken by Acquiror and Merger Sub in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel.
Section 10.4 No Proceedings.   Since the Agreement Date, there must not have been commenced or Threatened against Acquiror or any of the Affiliates of Acquiror, any Proceeding or Order that would reasonably be expected to have a Material Adverse Effect on the Company’s rights under this Agreement or that prohibits or makes illegal the consummation of the Contemplated Transactions.
Section 10.5 Approvals.   The Shareholders shall have approved this Agreement and the Contemplated Transactions, and the regulatory approvals referred to in Section 8.1 shall have been obtained and all applicable waiting periods shall have expired.
Section 10.6 No Prohibition.   The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or materially conflict with or result in a material violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.
Section 10.7 Delivery of Merger Consideration.   No later than the Business Day before the Closing Date, Acquiror shall have delivered Acquiror’s portion of the Merger Consideration that is specified in Section 2.8(a) to the Paying Agent and the Paying Agent shall provide a certificate evidencing such delivery.
Article 11
Termination
Section 11.1 Reasons for Termination and Abandonment.   This Agreement may, by prompt written notice given to the other Parties prior to or at the Closing, be terminated:
(a) by the mutual consent of the Parties;
(b) by Acquiror if: (i) any of the conditions in Article 9 has not been satisfied and cannot be satisfied or cured by the Termination Date following written notice of the other party, or satisfaction of such a condition is or becomes impossible, as of the Closing; and (ii) such condition has not been waived in writing by Acquiror on or before the Closing Date;
(c) by the Company if: (i) any of the conditions in Article 10 has not been satisfied and cannot be satisfied or cured by the Termination Date following written notice of the other party, or satisfaction of such a condition is or becomes impossible, as of the Closing; and (ii) such condition has not been waived in writing by the Company on or before the Closing Date;
(d) by:
(i) Acquiror if the Company commits a Willful Breach; or
(ii) the Company if Acquiror commits a Willful Breach;

and in each instance such act or omission that constitutes a Willful Breach is not or cannot be cured within ten (10) Business Days after receipt by the breaching Party of written demand for cure by the non-breaching Party;
(e) by Acquiror if the board of directors of the Company, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement the approval of this Agreement, shall have withdrawn, modified or changed, in any manner adverse to Acquiror, or publicly announced its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement, or shall have failed to call or convene the Shareholders’ meeting referred to in, or if the Company is otherwise in Breach of, Section 6.6 or Section 6.13;
(f) by Acquiror or the Company if: (i) the Shareholders’ meeting referred to in Section 6.13 (including any adjournments thereof) shall have been held and completed and the Shareholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) the required approval of the Shareholders contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 11.1(f) shall only be available to the Company if it has complied in all material respects with Section 6.12 and 6.13;
(g) by the Company, without further action, if the Company shall have determined to enter into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Transaction in accordance with Section 6.6; provided, however, that such termination under this Section 11.1(g) shall not be effective until the Company has made payment to Acquiror of the amounts required to be paid pursuant to Section 11.4; provided, further, that the right to terminate this Agreement under this Section 11.1(g) shall only be available to the Company if it has complied in all material respects with Section 6.6.
(h) by Acquiror if: (i) the FDIC or the IDFPR (or other Regulatory Authority) appoints, under any applicable federal, state or local banking law, a receiver or conservator for the Bank or for all or substantially all of the assets of the Bank; or (ii) the Bank files with the FDIC or the IDFPR (or other Regulatory Authority) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law or other similar law; or
(i) by either Acquiror or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is nine (9) months after the Agreement Date, or such later date as the Parties may agree in writing (the “Termination Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(i) has used its Best Efforts to consummate the Merger prior to the Termination Date.
Section 11.2 Effect of Termination.   Except as provided in Section 11.3, Section 11.4 and Section 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void (except that Section 12.8 shall survive any termination of this Agreement), there shall be no liability under this Agreement on the part of Acquiror or the Company or any of their respective Affiliates or Representatives, and all rights and obligations of each Party shall cease; provided, however, that, subject to Section 11.3, Section 11.4 and Section 11.5, nothing herein shall relieve any Party from liability for the Willful Breach of any of its representations and warranties or the Willful Breach of any of its covenants or agreements set forth in this Agreement.
Section 11.3 Expenses.   Except as otherwise expressly provided in this Agreement, each Party will bear its own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions. If any of the Parties files suit to enforce this Section 11.3 or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing Party in such litigation (and any related litigation) shall be borne by the non-prevailing Party.

Section 11.4 Company Termination Payments.
(a) If this Agreement is terminated:
(i) by Acquiror pursuant to Section 11.1(b) (because of the Company’s failure to satisfy the conditions set forth in Section 9.12);
(ii) by Acquiror pursuant to Section 11.1(d)(i);
(iii) by Acquiror pursuant to Section 11.1(e);
(iv) by Acquiror or the Company pursuant to Section 11.1(f) and, (A) prior to the Shareholders’ Meeting an Acquisition Transaction has been publicly announced, communicated or disclosed and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Transaction is consummated (other than with Acquiror or any of its Affiliates) or if the Company enters into a Contract providing for an Acquisition Transaction (other than with Acquiror or any of its Affiliates) (an “Acquisition Transaction Termination”); or
(v) by the Company pursuant to Section 11.1(g);
and provided that Acquiror and Merger Sub are in material compliance with all of their material obligations under this Agreement, then the Company shall pay to Acquiror an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), plus the aggregate of Acquiror’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000), payable upon Acquiror’s written demand, except that in the case of an Acquisition Transaction Termination, such sum shall be payable within one (1) Business Day after the Company or any of its Affiliates enters into such Contract, or such Acquisition Transaction is consummated, whichever is earlier.
(b) If this Agreement is terminated by Acquiror pursuant to Section 11.1(b) as a result of a failure of the condition set forth in either of Section 9.1 or Section 9.2, and such failure is not the result of a Willful Breach by the Company, and provided further, that Acquiror and Merger Sub are in material compliance with all of their material obligations under this Agreement, then the Company shall pay to Acquiror the aggregate of Acquiror’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000).
(c) The sums payable by the Company pursuant to this Section 11.4 shall constitute liquidated damages and Acquiror’s receipt thereof shall be Acquiror’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement specified in such sections by the Company or failure by the Shareholders to approve this Agreement.
Section 11.5 Acquiror Termination Payments.
(a) If this Agreement is terminated by the Company pursuant to Section 11.1(d)(ii) or Section 11.1(c) (because of Acquiror’s failure to satisfy the conditions set forth in Section 10.7); provided that the Company is in material compliance with all of its material obligations under this Agreement, then Acquiror shall pay to the Company an amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) plus the aggregate of the Company’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000), payable upon the Company’s written demand.
(b) If this Agreement is terminated by the Company pursuant to Section 11.1(c) as a result of a failure of the condition set forth in either of Section 10.1 or Section 10.2, and such failure is not the result of a Willful Breach by Acquiror or Merger Sub, and provided further, that the Company is in material compliance with all of its material obligations under this Agreement, then Acquiror shall pay to the Company the aggregate of the Company’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Contemplated Transactions, but not in excess of Four Hundred Thousand Dollars ($400,000).
(c) The sums payable by Acquiror pursuant to this Section 11.5 shall constitute liquidated damages and the Company’s receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Acquiror specified in such sections.
Article 12
Miscellaneous
Section 12.1 Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement (except for matters related to the fiduciary duties of the board of directors of the Company, which shall be subject to the laws of the State of Maryland) shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.
Section 12.2 Jurisdiction and Service of Process.   Any Proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Macoupin or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Macoupin, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
Section 12.3 Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.3.
Section 12.4 Assignments, Successors.   No Party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Acquiror may assign its rights under this Agreement to any Affiliate of Acquiror without the consent of the Company so long as Acquiror continues to guarantee the performance of all of its covenants set forth in this Agreement. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 12.5 Waiver.   The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 12.6 Modification.   This Agreement may not be amended except by a written agreement signed by each of Acquiror, Merger Sub and the Company. Without limiting the foregoing, Acquiror, Merger Sub and the Company may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the Parties, which are for the benefit of the waiving Party; provided, however, that no such modifications, amendment or supplement agreed to after authorization of this Agreement by the Shareholders shall affect the rights of the Shareholders in any manner that is materially adverse to them.
Section 12.7 Publicity.   The initial press release announcing the Merger shall be a joint press release. Thereafter, prior to the Closing and except as required by law, the Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 12.7 shall be deemed to prohibit any party from making any disclosure that is necessary to satisfy such Party’s disclosure obligations under applicable Legal Requirements. Unless consented to by Acquiror in advance or except as required by law, prior to the Closing, the Company shall keep, and shall cause the Bank to keep, this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. Acquiror and the Company further agree to consult with each other concerning the means by which the Bank’s employees, customers and suppliers and others having dealings with the Bank will be informed of the Merger.
Section 12.8 Confidentiality.   Between the Agreement Date and the Closing, each of Acquiror and the Company will maintain in confidence, and will cause its respective Affiliates and Representatives to maintain in confidence, and not use to the detriment of any other Party or any of its Affiliates any written, oral or other information obtained in confidence from any other Party or any of its Affiliates in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings. If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as any other Party may reasonably request.
Section 12.9 Notices.   All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile and electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by first class mail with postage prepaid, or faxed or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 12.9:
(a) If to the Company, to:
Jacksonville Bancorp, Inc.
1211 W. Morton Avenue
Jacksonville, Illinois 62650
Attention:
Richard A. Foss

Telephone:
(217) 245-4111

Facsimile:
(217) 245-2010

E-mail:
rfoss@jacksonvillesavings.com

with a copy to:
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Attention:
Eric Luse, Esq.
Scott A. Brown, Esq.

Telephone:
(202) 274-2700

Facsimile:
(202) 362-2902

E-mail:
eluse@luselaw.com
sbrown@luselaw.com

(b) If to Acquiror or Merger Sub, to:
CNB Bank Shares, Inc.
450 W. Side Square
Carlinville, Illinois 62626
Attention:
Shawn L. Davis

Telephone:
(217) 854-2674

Facsimile:
(217) 854-3512

E-mail:
sdavis@cnbil.com

with a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg, LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:
Dennis R. Wendte, Esq.

Telephone:
(312) 984-3188

Facsimile:
(312) 984-3150

E-mail:
dennis.wendte@bfkn.com

or to such other Person or place as any Party shall furnish to the other Parties in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.9, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile or electronic mail, on the next Business Day if also confirmed by mail in the manner provided in this Section 12.9.
Section 12.10 Entire Agreement.   This Agreement and the Confidentiality Agreement and any other documents executed by the Parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the Parties with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the Parties.
Section 12.11 Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.
Section 12.12 Further Assurances.   The Parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.13 Counterparts; Facsimile/PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (PDF) signature and any such signature shall be of the same force and effect as an original signature.
Section 12.14 No Third Party Beneficiaries.   This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.15 Specific Performance.   The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which either party is entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain Breaches or Breaches that are Threatened of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent Breaches or Threatened Breaches of, or to enforce compliance with, the covenants and obligations of the Parties.
Section 12.16 Survival.   Except for those obligations and covenants that are expressly contemplated by the terms of this Agreement to survive beyond the Closing Date, the other covenants, representations and warranties contained in this Agreement shall survive only until the Effective Time.
[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their respective officers as of the day and year first written above.
CNB Bank Shares, Inc.	Jacksonville Bancorp, Inc.
By: /s/ James T. Ashworth Name: James T. Ashworth Title: President	By: /s/ Richard A. Foss Name: Richard A. Foss Title: President and Chief Executive Officer
CNB Acquisition, Inc.
By: /s/ Shawn L. Davis Name: Shawn L. Davis Title: President, Secretary and Treasurer

Appendix B
January 17, 2018
Board of Directors
Jacksonville Bancorp, Inc.
1211 West Morton Avenue
Jacksonville, IL 62650
Members of the Board:
We understand that Jacksonville Bancorp, Inc., a Maryland corporation headquartered in Jacksonville, Illinois (the “Company”) and CNB Bank Shares, Inc. (the “Acquiror”), an Illinois corporation plan to enter into an agreement and plan of merger (the “Agreement”) pursuant to which, among other things, CNB Acquisition, Inc. (“Merger Sub”), a Maryland corporation will merge with and into Company (the “Merger”). Each share of Outstanding Company Common Stock shall be converted into the right to receive cash in the amount $33.70 (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Per Share Price to be paid for each share of Outstanding Company Common Stock in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
the draft Agreement dated January 8, 2017;

(ii)
certain financial statements and other historical financial and business information about the Company and the Acquiror made available to us from published sources and/or from the internal records of the Company and the Acquiror;

(iii)
certain internal financial projections and other financial and operating data concerning the business, operations and prospects of the Company prepared by or at the direction of management of the Company, as approved for our use by the Company;

(iv)
the current market environment generally and the banking environment in particular;

(v)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vi)
considered the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, equity and debt financing, and other financial and accounting considerations in connection with the Merger;

(vii)
participated in discussions and negotiations among representatives of the Company and the Acquiror, and their respective financial and legal advisors;

(viii)
the net present value of the Company with consideration of projected financial results through 2023;

(ix)
compared the financial and operating performance of the Company with publicly available information concerning certain other companies that we deemed relevant; and,

(x)
such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Company and the Acquiror concerning the business, financial condition, results of operations and prospects of the Company and the Acquiror.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, and we did not make an independent appraisal or analysis of the Company or the Acquiror with respect to the Merger. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in Company’s or Acquiror’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company and the Acquiror, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of the Company and the Acquiror that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company and the Acquiror or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or the Acquiror or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of Company’s or Acquiror’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or the Acquiror. We did not make an independent evaluation of the quality of Company’s or Acquiror’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or the Acquiror.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the Agreement, dated January 8, 2017, reviewed by us.
We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to the Company of the Per Share Price to be paid in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Per Share Price in the Merger, or with respect to the fairness of any such compensation to the Company.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view as to the potential benefits, federal or state tax implications.
We do not express any opinion as to the value of any asset of the Company or the Acquiror whether at current market prices or in the future, or as to the price at which the Company or the Acquiror or its assets could be acquired in the future. We also express no opinion as to the price at which Company Common Stock or Acquiror Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the Acquiror or the ability of the Company or the Acquiror to pay their respective obligations when they come due.
We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
During the two years preceding the date of this letter, we have not provided investment banking and other financial services to the Company or Acquiror for which we received material compensation.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may trade or hold securities of the Company or the Acquiror for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or the Acquiror in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of the Company should vote or act with respect to the Merger or any matter relating thereto.

This opinion is for the information of the Board of Directors of the Company and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that the Acquiror is required to make in connection with the Merger if such inclusion is required by applicable law.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Price to be paid in the Merger is fair, from a financial point of view, to the Company.
Very truly yours,
D.A. Davidson & Co.

REVOCABLE PROXY

JACKSONVILLE BANCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS
MAY 22, 2018
The undersigned hereby appoints the official proxy committee consisting of our Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of our common stock that the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the headquarters of Jacksonville Bancorp, Inc. located at1211 West Morton Avenue, Jacksonville, Illinois at 1:30 p.m., local time on May 22, 2018. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:
		FOR	AGAINST	ABSTAIN
1.	The approval of the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc., pursuant to which CNB Acquisition, Inc. will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation, as well as the merger, as more fully described in the proxy statement;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	The approval of a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Jacksonville Bancorp in connection with the merger if the merger is consummated; and	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	The adjournment or postponement of the Special Meeting if necessary or appropriate to solicit additional proxies.	☐	☐	☐
The Board of Directors recommends a vote “FOR” each of the above-listed proposals.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.

Dated:	☐ Check Box if You Plan to Attend Special Meeting
PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER
SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER
Please sign exactly as your name appears on this card. Only one signature is required in the case of joint holders. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
Should the above-signed be present and elect to vote at the Special Meeting or at any adjournment or postponement thereof and after notification to the Secretary of Jacksonville Bancorp, Inc. at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Jacksonville Bancorp, Inc. at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.
The above-signed acknowledges receipt from Jacksonville Bancorp, Inc., prior to the execution of this proxy, of a Notice of Special Meeting of Stockholders and a proxy statement dated April 2, 2018.

JACKSONVILLE BANCORP, INC.
CONFIDENTIAL ESOP VOTING INSTRUCTIONS

SOLICITED ON BEHALF OF THE TRUSTEE OF
JACKSONVILLE SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN
Shares of common stock of Jacksonville Bancorp, Inc. (the “Company”) are held by the Jacksonville Savings Bank Employee Stock Ownership Plan (the “ESOP”). In accordance with the ESOP document, shares of the Company’s common stock held by the ESOP are eligible to be counted toward the stockholder vote at the Company’s Special Meeting of Stockholders to be held at the headquarters of the Company located at1211 West Morton Avenue, Jacksonville, Illinois , at 1:30 p.m., local time on May 22, 2018 (the “Special Meeting”). Therefore, as a participant in the ESOP with allocated shares as of the close of business on March 29, 2018, the record date for the Special Meeting, you are eligible to direct the vote of your proportionate share of the Company’s common stock held in the ESOP.
First Bankers Trust Services, Inc. is the trustee (the “Trustee”) for the ESOP. The Trustee is directed to vote those shares of the Company’s common stock held in the ESOP as to which no timely voting instruction has been received proportionately in accordance with the timely voting instructions it receives from participants.
The Trustee is forwarding this Confidential ESOP Voting Instructions and ESOP Vote Authorization Form so that you may convey your individual voting instructions to the Trustee on the matters to be considered at the Special Meeting. The Trustee is not aware of any other business to be brought before the Special Meeting. Your individual vote will not be revealed to the Company.
In order to direct the voting of the shares allocated to your account, you must complete, sign and date the ESOP Vote Authorization Form and return it in the accompanying postage-paid envelope. Your ESOP Vote Authorization Form must be received by the Trustee no later than May 15, 2018.
Your vote and the votes of other participants will be tallied by the Trustee who will:
1.
vote the shares held in the ESOP “FOR” or “AGAINST” the proposals specified on the ESOP Vote Authorization Form based on the timely voting instructions received from participants, and

2.
vote all shares held in the unallocated account and all shares for which the Trustee has received no timely instruction, “FOR” or “AGAINST” the proposals specified on the ESOP Vote Authorization Form in the same proportion as shares for which it has received timely voting instructions, and in either case, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

ESOP VOTE AUTHORIZATION FORM
JACKSONVILLE BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS
Date: May 22, 2018
Solicited on behalf of the Trustee of the Jacksonville Savings Bank Employee Stock Ownership Plan
I understand that I have the right to direct the Trustee of the Jacksonville Savings Bank Employee Stock Ownership Plan (the “ESOP”) to vote my proportionate interest in the ESOP. I have been advised that my voting instructions are solicited for the Special Meeting of Stockholders of Jacksonville Bancorp, Inc. (the “Company”) to be held on May 22, 2018 or any adjournment or postponement thereof  (the “Special Meeting”).
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
I hereby direct the Trustee to vote my shares as follows:
		FOR	AGAINST	ABSTAIN
1.	The approval of the Agreement and Plan of Merger, dated as of January 17, 2018, among CNB Bank Shares, Inc., Jacksonville Bancorp, Inc. and CNB Acquisition, Inc., pursuant to which CNB Acquisition, Inc. will merge with and into Jacksonville Bancorp, with Jacksonville Bancorp as the surviving corporation, as well as the merger, as more fully described in the proxy statement;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	The approval of a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Jacksonville Bancorp in connection with the merger if the merger is consummated; and	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	The adjournment or postponement of the Special Meeting if necessary or appropriate to solicit additional proxies.	☐	☐	☐
The Trustee of the ESOP is hereby directed to vote my proportionate interest in the ESOP as indicated above. If I do not return this form in a timely manner, shares representing my interest in the ESOP will be voted in proportion to which other participants have voted their interests, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries.
IF NO INSTRUCTION IS SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS ESOP VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF PROPOSALS 1, 2 AND 3 STATED ABOVE.
I understand that my voting instructions will be kept confidential. I acknowledge receipt of a Notice of Special Meeting of Stockholders and proxy statement dated April 2, 2018.
Date	Signature	Print Name
Please complete, sign, date and submit this form to the Trustee in the enclosed postage-paid envelope as soon as possible. Your ESOP Vote Authorization Form must be received by the Trustee no later than May 15, 2018.